      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2001


                                                      REGISTRATION NO. 333-63721
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ICN PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            33-0628076
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 545-0100
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              DAVID C. WATT, ESQ.
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 545-0100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:

                              RONALD R. PAPA, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED             PROPOSED
         TITLE OF EACH CLASS OF              AMOUNT TO BE       MAXIMUM OFFERING     MAXIMUM AGGREGATE        AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED         PRICE PER UNIT       OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
8 3/4% Series B Senior Notes Due 2008...     $309,362,000             100%             $309,362,000           $90,350*
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


* Previously paid.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 9, 2001


                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          8 3/4% SENIOR NOTES DUE 2008

                  ($309,362,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR
                     8 3/4% SERIES B SENIOR NOTES DUE 2008
                                       OF

                           ICN PHARMACEUTICALS, INC.
                            ------------------------

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                     ON             , 2001, UNLESS EXTENDED
                            ------------------------

     ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of 8 3/4% Series B Senior Notes Due 2008 of ICN (the "1998 New Notes") for each $1,000 principal amount of the outstanding $200.0 million principal amount of 8 3/4% Senior Notes Due 2008 of ICN issued on August 20, 1998 (the "1998 Old Notes") and $1,000 principal amount of 8 3/4% Series B Senior Notes Due 2008 of ICN (the "1999 New Notes" and, together with the 1998 New Notes, the "New Notes") for each $1,000 principal amount of the outstanding $125.0 million principal amount of 8 3/4% Senior Notes Due 2008 of ICN issued on July 20, 1999 (the "1999 Old Notes" and, together with the 1998 Old Notes, the "Old Notes"). The New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part. Other than the issue dates and the original issue discount on the 1999 Old Notes, the form and terms of the 1998 Old Notes are identical in all material respects to the form and terms of the 1999 Old Notes and both the 1998 Old Notes and the 1999 Old Notes are governed by the Indenture. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

     ICN will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be           , 2001, unless the Exchange Offer is
extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to conditions which may be waived by ICN and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. ICN has agreed to pay the expenses of the Exchange Offer.

     The New Notes will be obligations of ICN entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. The indenture permits the Company and its subsidiaries to incur additional indebtedness, subject to limitations. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

             THE DATE OF THIS PROSPECTUS IS                , 2001.

     Interest on each New Note will accrue from the last Interest Payment Date (as defined herein) on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 20, 1998 with respect to the 1998 Old Notes and July 20, 1999 with respect to the 1999 Old Notes (as the case may be). Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or August 20, 1998 with respect to the 1998 Old Notes and July 20, 1999 with respect to the 1999 Old Notes (as the case may be) to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, accruing from the last Interest Payment Date or August 20, 1998 with respect to the 1998 Old Notes and July 20, 1999 with respect to the 1999 Old Notes (as the case may be) at a rate of 8 3/4% per annum.

     Prior to the date hereof, the Company's Exchange Offer Registration Statement relating to an exchange offer for the Old Notes had not been declared effective under the Securities Act. Under the provisions of the Registration Rights Agreement relating to such Old Notes, the Company continued to pay additional interest on such Old Notes until the date hereof.

     The Notes will mature on November 15, 2008, unless previously redeemed. The Company may redeem up to $70.0 million of the aggregate principal amount of the Notes in cash at its option at any time prior to November 15, 2001 at 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offerings (as defined). Upon a Change of Control (as defined), the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon to the date of repurchase. The occurrence of such a Change in Control may also constitute a default under the Company's other debt instruments which may contain similar "change in control" provisions. Such debt instruments may not permit the repurchase of the Notes absent consent of the lenders thereunder in the event of a Change in Control. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under any other agreements relating to indebtedness, if accelerated, and then to repurchase all of the Notes that might be delivered by holders seeking to accept the Company's offer to repurchase the Notes. The indenture may not provide protection in the event of a highly leveraged transaction, including a reorganization, restructuring or merger that does not result in a Change of Control.


     The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness of the Company, including its 9 1/4% Senior Notes due 2005, and senior to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. As of March 31, 2001, the Company had no secured indebtedness outstanding and its subsidiaries had aggregate indebtedness of $14.5 million outstanding. The indenture governing the Notes will permit the Company and its subsidiaries to incur additional indebtedness, subject to limitations.


     Old Notes initially purchased by Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) were initially represented by global Notes in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Notes will be represented by global New Notes in registered form, registered in the name of the nominee of DTC, unless the beneficial holders thereof request otherwise. The global New Notes will be exchangeable, upon 10 days' prior written notice, for New Notes in registered form, in denominations of $1,000 and integral multiples thereof. See "Description of the New Notes -- Book-Entry Delivery and Form."

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, ICN believes that the New Notes issued pursuant to the Exchange Offer generally may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" as defined under Rule 405 of the Securities Act of ICN or who intends to participate in the

Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make representations that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of ICN or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, ICN is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer that purchased Old Notes from ICN may not participate in the Exchange Offer.

     ICN will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL ICN ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Available Information.......................................    i
Incorporation of Documents by Reference.....................   ii
Summary.....................................................    1
The Company.................................................    1
Offering of the Old Notes...................................    4
The Exchange Offer..........................................    4
The New Notes...............................................    7
Risk Factors................................................   11
Use of Proceeds.............................................   24
Capitalization..............................................   25
Selected Financial Data.....................................   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   28
The Exchange Offer..........................................   43
Business....................................................   50
Management..................................................   65
Description of the New Notes................................   68
Book Entry; Delivery and Form...............................   87
U.S. Federal Income Tax Consequences........................   89
Plan of Distribution........................................   93
Legal Matters...............................................   93
Independent Accountants.....................................   93
Index to Financial Statements...............................  F-1


                             AVAILABLE INFORMATION

     ICN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission via EDGAR. Such reports, proxy statements and other information filed by ICN may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Materials filed electronically with the Commission may also be accessed through the Commission's home page on the World Wide Web at http://www.sec.gov.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed via EDGAR by ICN with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to ICN and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated in this Prospectus by reference as of their respective dates: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, dated April 2, 2001, which was amended on April 11, 2001, April 30, 2001 and June 29, 2001, on Form 10-K/A, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, dated May 15, 2001, (iii) Current Reports on Form 8-K, dated March 20, 2001, and March 22, 2001, respectively, and (iv) the description of the Common Stock and associated Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A, dated November 10, 1994. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus and the accompanying letter of transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by ICN or the exchange agent. Neither the delivery of this Prospectus or the accompanying letter of transmittal, or both together, nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of ICN since the date hereof. Neither this Prospectus nor the accompanying letter of transmittal, or both together, constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits hereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Corporate Secretary, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626. Telephone inquiries may be directed to Corporate Secretary, at
(714) 545-0100.

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Except as the context otherwise requires, as used in this Prospectus, all references to ICN or the Company include its subsidiaries.

                                  THE COMPANY


     ICN Pharmaceuticals, Inc. (the "Company") is a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. In 2000, the Company had revenues of $800.3 million and net income of $90.2 million. For the three months ended March 31, 2001, the Company had revenues of $199.0 million and net income of $21.0 million.


     The Company distributes and sells a broad range of prescription (or "ethical") and over-the-counter ("OTC") pharmaceutical and nutritional products in over 90 countries. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders.


     The Company pursues a strategy of international expansion which includes:
(i) the acquisition of high margin products that complement existing product lines and can be introduced into new markets to meet the specific needs of those markets; (ii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements; and (iii) the consolidation of the Company's leadership position in Central and Eastern Europe, including Russia. In executing this strategy, the Company believes that it is uniquely positioned to continue to exploit its basic competitive advantages: (i) large enough economies of scale in its global distribution network not enjoyed by smaller pharmaceutical companies that provide opportunities to develop and register multi-regional products; and (ii) small enough economies of scale in much of its manufacturing and production facilities and its local and regional sales and marketing groups that provide for higher profitability on the Company's smaller, niche products that cannot be achieved by the larger pharmaceutical companies.


     While most of the Company's businesses operate as part of a global integrated strategy, each region utilizes knowledge of the local markets to enhance the overall performance of the Company. For example, the Company operates six pharmaceutical companies throughout Eastern Europe and, as measured by sales, the Company believes it is one of the largest pharmaceutical companies in Eastern Europe. Long term, the Company believes that as the standard of living (disposable income as a percentage of GNP) rises, the rate of spending on health care will increase. The Company also believes it will benefit from the future growth of the Russian market over the next decade.

RESTRUCTURING


     On June 15, 2000, the Company publicly announced a restructuring plan to split its business into three separate publicly traded companies: Ribapharm Inc. (comprised of the Company's royalty stream from ribavirin and the Company's U.S. research & development operations) ("Ribapharm"), ICN International AG (comprised of the Company's operations in Western Europe, Eastern Europe and Asia, Africa and Australia) ("ICN International") and ICN Americas (comprised of the Company's operations in North America, Latin America and Biomedicals) ("ICN Americas"). The Company can give no assurance as to whether or when the restructuring will take place. The Company believes that sale of ICN International would not require the consent of noteholders but that the sale of Ribapharm would require the consent of noteholders.


     The Company has filed a registration statement with the Securities and Exchange Commission to sell a minority interest in Ribapharm in an underwritten public offering. The Company intends to distribute the remaining interest in Ribapharm to the Company's stockholders on a tax-free basis as soon as possible after the completion of the Ribapharm public offering. The distribution will be subject to a ruling from the U.S. Internal Revenue Service, compliance with all other legal and regulatory provisions, and the required approval by holders of the Company's outstanding debt. Subject to market conditions, the Company is planning to complete the Ribapharm offering as soon as practicable.

     The Company intends to sell up to a 40% interest in ICN International in an offering. The Company intends to apply for listing of the shares of ICN International on the Budapest Stock Exchange and global depositary receipts on the London Stock Exchange. Subject to market conditions and regulatory approvals the Company expects to complete the offering of ICN International as soon as practicable.

     In addition to continuing the Company's operations in North America, Latin America and Biomedicals, ICN Americas will hold the remaining interests in ICN International and Ribapharm until these interests are disposed of by ICN Americas, as discussed above.


     The Company recently announced that it intends to privately sell approximately $250 million to $300 million of seven-year convertible subordinated notes. The proceeds are to be used to redeem outstanding debt and for general corporate purposes, including possible acquisitions. The convertible notes are expected to be convertible into the Company's stock and, upon the distribution of the Company's interests in Ribapharm to the Company's stockholders, if effected, into both the Company's and Ribapharm's stock.


RESEARCH AND DEVELOPMENT

     The Company's research and development effort seeks to discover, develop, and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. The Company's current program areas include hepatitis C, hepatitis B, HIV, and cancer, each of which affects a large number of patients. The Company's research and development activities are based upon the expertise accumulated in over 30 years of nucleic acids research focusing on the internal generation of novel molecules.

     The research and development function works closely with corporate marketing on a global and regional basis. In connection with this arrangement, the Company has entered into a number of licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop its proprietary products. In addition, the Company develops innovative products targeted to address the specific needs of the Company's local markets.

ROYALTY AGREEMENT AND REVENUES

     In 1995, the Company entered into an Exclusive License and Supply Agreement ("License Agreement") with Schering-Plough Corporation ("Schering-Plough") whereby Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). The License Agreement provided the Company an initial non-refundable payment and future royalty payments to the Company from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, the Company retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole(R). Schering-Plough currently has exclusive worldwide marketing rights for oral forms of ribavirin for hepatitis C and is responsible for all clinical development and regulatory activities. In 1998, the Company sold to Schering-Plough its rights to co-market oral ribavirin for the treatment of hepatitis C in the European Union in exchange for increased royalty rates on sales of ribavirin worldwide. As part of the original agreement, Schering-Plough was required to purchase $42 million of the Company's common stock. In 1999, after certain regulatory milestones were achieved, Schering-Plough purchased 2,041,498 shares of the Company's common stock fulfilling its obligation.

     In addition to the use of ribavirin in Combination Therapy, the Company markets ribavirin under its own trademark Virazole(R) for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"). In the United States and Europe, Virazole(R) is approved for use in hospitalized infants and children with severe lower respiratory infections due to RSV. See discussion of Schering-Plough's first/last right of first refusal in "Business -- Licenses, Patents and Trademarks (Proprietary Rights").

ICN YUGOSLAVIA

     On February 6, 1999, the government of the Federal Republic of Yugoslavia, acting through the Federal Ministry of Health and/or the Ministry of Health of Serbia, seized control of the Company's 75% owned subsidiary, ICN Yugoslavia. This action, based on a decision by the Ministry for Economic and Property Transformation that was reached on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Ministry of Economic and Property Transformation decision was based on a unilaterally imposed recalculation of the Company's original capital contribution to ICN Yugoslavia. Subsequent to the seizure, the Commercial Court of Belgrade issued an order stating that a change in control had occurred. These actions were taken, contrary to Yugoslavian law, without any notification to or representation by the Company. As a result, the Company had and continues to have no effective control over the operating and financial affairs of ICN Yugoslavia and deconsolidated the financial statements of ICN Yugoslavia as of November 26, 1998. Accordingly, the Company recorded a charge of $235.3 million in the fourth quarter of 1998. This charge reduced the carrying value of the Company's investment in ICN Yugoslavia to its fair value, estimated to be zero.

     The Company has commenced litigation in the United States District Court of the District of Columbia against the government of Yugoslavia and related agencies to recover damages and obtain injunctive relief. In addition, the government of Yugoslavia, through a related agency, filed an arbitration proceeding against the Company before the International Chamber of Commerce for damages related to the Company's acquisition of majority control of ICN Yugoslavia. The resolution of these matters may affect the status of certain compounds, which were contributed to ICN Yugoslavia by the Company in accordance with the agreement, which led to the formation of ICN Yugoslavia.

ICN RUSSIA


     While the Russian economy continues to show improvement since the financial crisis that began in August 1998, the economy continues to experience difficulties. In 1998, the ruble fell sharply from a rate of 6.3 rubles to $1 to a rate of 20.7 rubles to $1 at December 31, 1998. Throughout 1999 and 2000, the ruble continued to fluctuate, there is continued volatility in the debt and equity market, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be general lack of liquidity in the economy. As of March 31, 2001, ICN Russia had a net monetary asset position of approximately $11.5 million, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur. Due to the fluctuation in the ruble exchange rate, the ultimate amount of any future translation and exchange loss the Company may incur cannot presently be determined and such loss may have a negative impact on the Company's results of operations. The Company's management continues to work to manage its net monetary exposure. However, there can be no assurance that such efforts will be successful.


ACQUISITIONS


     In July 2000, the Company acquired the Swiss pharmaceutical company Solco Basel AG for $30.4 million, of which $25.2 million was paid in cash ($4 million of cash was received as part of the Solco assets) and the balance in 125,000 shares of the Company's common stock. Under the terms of the Company's agreement with the sellers, the Company has guaranteed a per share price initially at CHF64 ($37.75 at March 31, 2001), increasing at a rate of 4% per annum through June 30, 2002. If the holders of the shares sell any of the shares prior to June 30, 2002, the Company is entitled to one-half of any proceeds realized in excess of the guaranteed price. If the market price of the Company's common stock is below the guaranteed price at the end of the guarantee period, the Company will be required to satisfy the aggregate guarantee amount by payment in cash. The aggregate guaranteed value of the shares held by the sellers exceeds the market value by approximately $1.8 million as of March 31, 2001. See
"Business -- Acquisitions."


                            ------------------------

     The Company's principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California and its telephone number is (714) 545-0100.

                           OFFERING OF THE OLD NOTES

     On August 20, 1998, ICN completed the private sale to Schroder & Co., Inc. and Warburg Dillon Read LLC (the "1998 Initial Purchasers") of $200.0 million principal amount of the 1998 Old Notes with net proceeds to ICN of approximately $190.8 million. The 1998 Initial Purchasers resold the 1998 Old Notes to a limited number of qualified institutional buyers at an initial price to investors of 98.326% of the principal amount thereof (the "1998 Offering"). On July 20, 1999, ICN completed the private sale to Warburg Dillon Read LLC and Schroder & Co., Inc. (the "1999 Initial Purchasers" and, together with the 1998 Initial Purchasers, the "Initial Purchasers") of an additional $125 million principal amount of the 1999 Old Notes with net proceeds to ICN of approximately $118.5 million. The 1999 Initial Purchasers resold the 1999 Old Notes to a limited number of qualified institutional buyers at an initial price to investors of 96.899% of the principal amount thereof (the "1999 Offering," and together with the 1998 Offering, the "Offering"). The Offering was a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Section 4 thereof.

                               THE EXCHANGE OFFER


     The Exchange Offer relates to the exchange of up to $309.4 million aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of ICN entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "Description of the New Notes."



The Exchange Offer............   $1,000 principal amount of New Notes will be
                                 issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $309.4 million in aggregate principal amount of Old Notes are outstanding. ICN will issue the New Notes to tendering holders of Old Notes on or promptly after the Expiration Date.


Resale........................   ICN believes that the New Notes issued pursuant
                                 to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that any of its "affiliates" or "dealers," as such terms are defined under the Securities
                                 Act, that exchange Old Notes held for their own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes (the
                                 "Prospectus Delivery Requirement"). A
                                 broker-dealer will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New
                                 Notes and that it will deliver a prospectus in connection with the sale of such New Notes. A broker-dealer that purchased Old Notes from ICN may not participate in the Exchange Offer. See
                                 "The Exchange Offer -- General" and "Plan of
                                 Distribution."

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 2001, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

Accrued Interest on the New
Notes and the Old Notes.......   Interest on each New Note will accrue from the
                                 last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 20, 1998 with respect to the 1998 Old Notes and July 20, 1999 with respect to the 1999 Old Notes (as the case may be). Holders of Old Notes whose Old
                                 Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the last Interest Payment Date or August 20, 1998 with respect to the 1998 Old
                                 Notes and July 20, 1999 with respect to the 1999 Old Notes (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New
                                 Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. See "The Exchange
                                 Offer -- Interest on the New Notes."

Termination of the Exchange
Offer.........................   ICN may terminate the Exchange Offer if it
                                 determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have rights against ICN under the Registration
                                 Rights Agreement if ICN fails to consummate the Exchange Offer. See "The Exchange
                                 Offer -- Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for Tendering Old
Notes.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to United States Trust Company of New York, as
                                 Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The
                                 Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders............   Any beneficial holder whose Old Notes are
                                 registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See
                                 "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Notes and
Delivery of New Notes.........   Subject to the conditions as summarized above
                                 in "Termination of the Exchange Offer" and described more fully in "The Exchange
                                 Offer -- Termination", ICN will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See
                                 "The Exchange Offer -- General."

Income Tax Consequences.......   The exchange pursuant to the Exchange Offer
                                 will generally not be a taxable event for federal income tax purposes. See "U.S. Federal
                                 Income Tax Consequences."


Exchange Agent................   The United States Trust Company of New York,
                                 the Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: United States
                                 Trust Company of New York, P.O. Box 84, Bowling
                                 Green Station, New York, NY 10274-0084; and deliveries by overnight courier should be addressed to United States Trust Company of New
                                 York, 30 Broad Street, 14th Floor, New York, NY
                                 10004-2304. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (800) 548-6565 and the facsimile number for the Exchange Agent is
                                 (212) 422-0183.


Use of Proceeds...............   There will be no cash proceeds payable to ICN
                                 from the issuance of the New Notes pursuant to the Exchange Offer. The Company has used and intends to use the net proceeds from the sale of the 1998 and 1999 Old Notes for the cash portion of the purchase price of the acquisition of businesses and products ($116.2 million), to repay subsidiary debt and other debt ($83.6 million) and to repurchase Series D
                                 Convertible Preferred Stock ($28.3 million).
                                 The remainder of the net proceeds from the Offering will be used for general corporate purposes, including other potential acquisitions of businesses, minority interests and capital expenditures.

                                 THE NEW NOTES


Notes Offered.................   $309.4 million aggregate principal amount of
                                 8 3/4% Senior Notes due 2008.


Maturity......................   November 15, 2008.

Interest Payment Dates........   May 15 and November 15 of each year, commencing
November 15, 1998.


Ranking.......................   The Notes will be general unsecured obligations
                                 of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness of the Company, including its 9 1/4% Senior Notes due 2005, and senior to all subordinated indebtedness of the Company. The
                                 Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to indebtedness and other obligations of the Company's subsidiaries. As of March 31, 2001, the Company had no secured indebtedness outstanding and its subsidiaries had aggregate indebtedness of $14.5 million outstanding. The
                                 Indenture governing the Notes permits the Company and its subsidiaries to incur additional indebtedness, subject to limitations. See "Risk Factors -- Ranking of the Notes; Subsidiary Operations" and
                                 "Description of the New Notes."


Optional Redemption...........   The Company may redeem up to $70.0 million of
                                 the aggregate principal amount of the Notes in cash at its option at any time prior to November 15, 2001 at 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public
                                 Equity Offerings (as defined). See
                                 "-- Description of the New Notes -- Optional
                                 Redemption."

Change of Control.............   Upon a Change of Control, the Company will be
                                 required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
                                 See "Description of the New Notes -- Change of
                                 Control."

Certain Covenants.............   The Indenture contains covenants with respect
                                 to the Company and its Restricted Subsidiaries
                                 (as defined), which restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of liens, (d) the sale of assets, (e) payment restrictions affecting Restricted Subsidiaries,
                                 (f) transactions with affiliates and (g) the issuance of capital stock by Restricted
                                 Subsidiaries. The Indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. See
                                 "Description of the New Notes -- Covenants."

Registration Rights...........   Pursuant to a Registration Rights Agreement
                                 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, the Company agreed to file by the 30th day following the date of closing of each of the 1998 Offering and the 1999 Offering (each, an
                                 "Issue Date") a registration statement (the
                                 "Exchange

                                 Offer Registration Statement") with respect to an offer to exchange the Notes for a new issue of debt securities of the Company registered under the Securities Act with terms (other than restrictions on transfer as set forth in "Notice to Investors") substantially identical to those of the Notes and to use its best efforts to cause the Exchange Offer Registration Statement to become effective by the 150th day following the Issue Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 20 business days after the date of commencement. Subject to exceptions, if the Exchange Offer is not consummated within 180 days after the Issue Date or with respect to notes not eligible to be exchanged in the circumstances, if the Initial Purchasers so request, the Company will file and use its best efforts to cause to be declared effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes from time to time and will use its best efforts to keep such registration statement effective until two years after the Issue Date. Subject to exceptions, if the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed or declared effective or ceases to be effective or the Exchange Offer is not consummated within the applicable time periods related thereto (each, a "Registration Default"), the interest rate borne by the Notes shall be increased by 0.50% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period, up to a maximum aggregate increase of 1.0% per annum. From and after the date that all Registration Defaults have been cured, the Notes will bear interest at the rate set forth on the cover page of this Prospectus.

Trading.......................   The Old Notes have been designated for trading
                                 in the Private Offerings, Resales and Tradings through Automated Linkages ("PORTAL") Market.
                                 The New Notes will not be eligible for trading on PORTAL.

Risk Factors..................   Potential investors in the Notes should
                                 carefully consider the matters set forth under the caption "Risk Factors" prior to making an investment decision with respect to the Notes.

                        SUMMARY SELECTED FINANCIAL DATA


     The following table sets forth summary selected historical and other data of the Company on a consolidated basis for each of the years in the five year period ended December 31, 2000 and the unaudited three months periods ended March 31, 2001 and 2000. The summary selected historical financial data for each of the five years in the five year period ended December 31, 2000 were derived from the audited consolidated financial statements of the Company. The Company's selected financial data as of March 31, 2001 and for the three-month period ended March 31, 2001 and 2000 were derived from the unaudited consolidated condensed financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting of only normal recurring items) necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year. The trends in the Company's sales and net income are affected by several business combinations completed in the fiscal years 1996 through 2000. See "Business." The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.



                                                                                                    THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                           MARCH 31,
                                     ------------------------------------------------------------   -------------------
                                       1996        1997         1998         1999         2000        2000       2001
                                     --------   ----------   ----------   ----------   ----------   --------   --------
                                                        (DOLLARS IN THOUSANDS)                          (UNAUDITED)
STATEMENTS OF OPERATIONS --
  CONSOLIDATED:
Product sales......................  $614,080   $  752,202   $  800,639   $  638,475   $  645,190   $159,340   $171,419
Royalties..........................        --           --       37,425      108,937      155,114     33,000     27,550
Total revenues.....................   614,080      752,202      838,064      747,412      800,304    192,340    198,969
Gross profit -- product sales......   322,273      400,224      447,039      382,329      382,372     98,574    101,645
Income (loss) from operations(1)...   114,113      125,298     (289,568)     198,857      183,955     52,565     41,198
Interest expense...................    15,780       22,849       38,069       55,943       60,356     15,221     13,017
Extraordinary loss(2)..............        --           --           --           --        3,225         --         --
Net income (loss)(1)...............    86,928      113,924     (352,074)     118,626       90,180     27,399     21,022






                                                      YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------              MARCH 31,
                                      1996        1997         1998         1999         2000                    2001
                                    --------   ----------   ----------   ----------   ----------              ----------
                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...................  $306,764   $  585,606   $  236,994   $  424,108   $  406,639              $  385,305
Total assets......................   778,651    1,491,745    1,356,396    1,472,261    1,477,072               1,467,100
Total debt(2).....................   195,681      348,206      556,489      606,035      511,688                 511,467
Stockholders' equity..............   315,350      796,328      586,164      683,572      757,194                 758,050






                                                                                                    THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                           MARCH 31,
                                     ------------------------------------------------------------   -------------------
                                       1996        1997         1998         1999         2000        2000       2001
                                     --------   ----------   ----------   ----------   ----------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
OTHER DATA -- CONSOLIDATED:
Depreciation and amortization......  $ 17,936   $   28,753   $   51,096   $   65,502   $   64,540   $ 15,885   $ 18,064
Cash flows provided by (used in):
  Operating activities.............   (25,548)       9,315        9,624       87,123      181,684     52,981     54,887
  Investing activities.............   (41,962)    (100,096)    (295,046)     (50,360)     (90,795)   (10,485)   (35,835)
  Financing activities.............    82,680      262,675      186,019       36,399     (112,765)    (4,790)    (5,031)
Ratio of earnings to fixed
  Charges(3)(4)(5).................       5.9x         4.5x          --          3.5x         3.1x       3.5x       3.3x


NOTES TO SUMMARY SELECTED FINANCIAL DATA:

(1) As a result of political and economic events in Eastern Europe, including the Yugoslavian government's seizure of the Company's Yugoslavian operations effective November 26, 1998, the Company recorded Eastern European charges totaling $451.0 million in the year ended December 31, 1998. Of this amount,

    $440.8 million is included in operating expenses, representing the write-off of the Company's investment in Yugoslavia and related assets ($235.3 million), provisions for losses on accounts and notes receivable (including accounts and notes receivable from the Yugoslavian government) ($203.5 million) and the write-off of investments ($2.0 million). The losses related to Eastern Europe also include reductions in the value of inventories ($6.1 million) included in cost of product sales and a charge against interest ($4.1 million). As a result of the seizure of the Company's Yugoslavian operation, the Company deconsolidated the financial statements of ICN Yugoslavia and is currently accounting for its ongoing investments using the cost method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Operations."


(2) During 2000, the Company repurchased $84.4 million of its outstanding 9 1/4% Senior Notes and $12.8 million of its outstanding 8 3/4% Senior Notes. The repurchase generated an extraordinary loss on early extinguishment of debt of $3.2 million, net of an income tax benefit of $1.7 million.


(3) Fixed charges consist of interest expense and capitalized interest.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before extraordinary loss, minority interests, provision (benefit) for income taxes and interest expense.

(5) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $398.6 million.

                                  RISK FACTORS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." When used in this Prospectus and the documents incorporated by reference herein, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. In addition, prospective investors should consider carefully the following factors in connection with any investment decision made with respect to the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Untendered Old Notes not exchanged for New Notes pursuant to the Exchange Offer remain subject to the existing restrictions upon transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require ICN to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 8 3/4%.


INDEBTEDNESS OF THE COMPANY



     As of March 31, 2001, including the Offering, the Company had aggregate indebtedness of $511.5 million outstanding. Subject to the restrictions in the indenture (the "1997 Indenture") governing the Company's 9 1/4% Senior Notes due 2005 (the "9 1/4% Senior Notes") and the Indenture, the Company may incur additional indebtedness from time to time to finance working capital needs, acquisitions, capital expenditures or other purposes. See "Capitalization." There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions or developments and to absorb negative operating results may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Indenture and the 1997 Indenture contain, and other debt instruments of the Company may in the future contain, a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict certain corporate activities.

     The Company's ability to comply with the covenants contained in the Indenture and other debt instruments of the Company may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Indenture and/or such other debt instruments, which would permit the holders of the Notes or such other lenders, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and any commitments of the other lenders to make further extensions of credit under such other debt instruments could be terminated. If the Company were unable to repay its indebtedness to its secured lenders, such lenders could proceed against the collateral securing such indebtedness.

RANKING OF THE NOTES; SUBSIDIARY OPERATIONS


     The Notes are general unsecured obligations of the Company. The Notes rank pari passu in right of payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes with other unsecured senior indebtedness of the Company, including the 9 1/4% Senior Notes, and will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness. As of March 31, 2001, the Company had no secured indebtedness. Additionally, the Indenture governing the Notes permits the Company to incur Senior Bank Debt (as defined)of up to $50.0 million (or, if greater, 85% of certain receivables plus 60% of inventory) which may be collateralized by inventories, receivables and other assets of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company which collateralize secured indebtedness will be available to pay obligations on the Notes only after the respective secured indebtedness of the Company has been paid in full. See "Description of the New Notes."


     Some of the Company's United States operations and all of its foreign operations are conducted through subsidiaries. Such subsidiaries have not guaranteed or otherwise become obligated with respect to the Notes. The Notes will be therefore effectively subordinated to all indebtedness and other obligations of such subsidiaries with respect to the assets of such subsidiaries. As of March 31, 2001, the Company's subsidiaries had aggregate indebtedness of approximately $14.5 million. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes.



DEPENDENCE ON SALES OF THE COMPANY'S PRODUCT



     The Company is dependent upon royalties from its license arrangement with Schering-Plough to fund its research and development program. Schering-Plough has sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to the marketing of ribavirin. Any significant decrease in royalties from this license arrangement could require the Company to reduce its research and development expenditures and other activities. The Company also may not be able to repay any borrowings it has incurred in anticipation of receiving these royalties.



     Schering-Plough has informed the Company that it believes royalties for the first quarter of 2001 and the fourth quarter of 2000 should not include royalties of approximately $1.2 million and $1.8 million, respectively, on products distributed as part of an indigent patient marketing program. It also informed the Company that amounts that had previously been paid under this program, which they estimate to be approximately $11.9 million, should be returned to Schering-Plough. In raising the dispute, Schering-Plough has not clearly articulated to the Company a contractual basis for the nonpayment of royalties. Rather it has based its arguments on primarily moral or humanitarian grounds, essentially equitable arguments, indicating that they believe they should not have an obligation to pay royalties on product given to indigent patients. The Company has not been provided with appropriate information or documentation, and does not agree with such adjustment as the license agreement articulates those programs for which royalties would not be due. Should Schering-Plough successfully apply this adjustment retroactively, it could have an impact on the Company's results of operations. Further, if Schering-Plough were to apply the proposed adjustment to future royalty payments, royalties could be reduced in approximately the same proportion as the proposed historical adjustment.



     Royalties received from the sale of ribavirin by Schering-Plough could also decline in the future for a variety of other reasons, including:



+ reductions in the pricing of ribavirin by Schering-Plough or in reimbursement by health care payors;



+ the expiration or invalidation of the patents related to ribavirin;



+ a decrease in Schering-Plough's marketing efforts;



+ quarterly or yearly fluctuations in the prevalence of hepatitis C;



+ fluctuations in foreign currency exchange rates;



+ the failure or refusal of Schering-Plough to pay royalties, including in connection with any contract dispute, such as the one discussed above;



+ an increase in the severity or frequency of side effects associated with ribavirin, the combination therapy, or interferon alfa-2b or the discovery of other harmful effects attributable to these drugs and therapy.

     In addition, future royalties from Schering-Plough may also decrease if competing therapies are developed for the treatment of hepatitis C. Competing therapies may include:



+ pegylated interferon developed by Schering-Plough and F. Hoffmann-La Roche;



+ Infergen being developed by Amgen, Inc.;



+ Albuferon being developed by Human Genome Sciences, Inc.; and



+ protease inhibitors being developed by Eli Lilly and Company, Vertex
  Pharmaceuticals Incorporated, Viropharma Incorporated, American Home Products Corporation and Gilead Sciences, Inc.



Other companies that engage in research activities similar to the Company's research activities include Abbott Laboratories, Pfizer Inc., GlaxoSmithKlein plc, Merck & Co. Inc. and Novartis AG. In particular, on May 10, 2001, Novartis announced that the FDA approved its drug Gleevec which may compete with Tiazole.


RISKS OF RESTRUCTURING


     On June 15, 2000, the Company publicly announced a restructuring plan to split its business into three separate publicly traded companies: Ribapharm Inc. ("Ribapharm") (comprised of the Company's royalty stream from ribavirin and the Company's U.S. research & development operations), ICN International AG ("ICN International") (comprised of the Company's operations in Western Europe, Eastern Europe and Asia, Africa and Australia) and ICN Americas (comprised of the Company's operations in North America, Latin America and Biomedicals). The Company has not finalized its plans for this restructuring and its plans may change or the restructuring may not occur at all. The Company cannot anticipate the effect that the restructuring plan will have on it. The restructuring may require the creation of new management systems, the relocation of employees, the incurrence of additional expenses and other actions that may adversely affect the Company's business. It may also negatively impact some synergies and economies of scale that currently benefit the Company's business. The restructuring may also put additional strain on management's time and attention. Since the restructuring plan would divide the Company into three separate companies, the Company may not have sufficient management depth. The Company cannot anticipate all the consequences of restructuring and some of the consequences may adversely affect the Company's profitability. If effected, the restructuring could have a material adverse effect on the Company's cash flow from operations. Under the Company's Indentures, the Company believes that sale of ICN International would not require the consent of noteholders but that the initial public offering of Ribapharm Inc. would require the consent of noteholders. In connection with the restructuring, the Company intends to redeem all of the outstanding 9 1/4% Senior Notes. To obtain required consents for the restructuring, the Company intends to commence a tender offer and consent solicitation for the Notes. In such case, Notes not purchased pursuant to the tender offer would remain outstanding obligations of the Company. If the requisite consents were received in connection with the tender offer, the restrictive covenants or other provisions in the Notes Indenture would be modified or eliminated so that the Ribapharm IPO will not violate any covenants or create any event of default. Such changes in the Notes Indenture could increase the credit risk to, and otherwise adversely affect the interests of, non-tendering holders or holders whose notes are not accepted for payment.



POLITICAL AND ECONOMIC INSTABILITY



     Approximately 63% of the Company's revenues for 2000 and for the first quarter of 2001 were generated from operations outside the United States. The Company operates both directly and through distributors in North America, Latin America (principally Mexico), Europe (including Poland, Hungary and the Czech Republic) and Russia and through distributors elsewhere in the world.



     A large portion of the Company's foreign operations is conducted in emerging markets. Businesses operating in emerging markets are subject to greater economic, commercial and political risks, including the risk of civil unrest or war, than those operating in more developed markets. These risks include, among others, the nationalization or expropriation of assets or businesses, price and exchange controls, exchange rate risks (including devaluation of currency), high rates of inflation, limitations on participation in local enterprises, political and economic instability, changes in regulations, restrictive governmental actions, lack of enforce-ment of legal rights, corruption and inefficient and restrictive banking systems. For example, if the government of a territory in which the Company conducts business decides to nationalize or expropriate some or all of the Company's assets, the Company may not receive adequate compensation, its cash flow may be significantly affected and its business, financial condition and results of operations may be materially adversely affected.



     Even in those countries which have enacted legislation to protect foreign investment and other property against expropriation and nationalization, there can be no certainty that such protections will be enforced. This uncertainty is due to several factors, including: (i) the lack of budgetary resources; (ii) the apparent lack of political will to enforce legislation to protect property against expropriation and nationalization; (iii) the lack of an independent judiciary and sufficient mechanisms to enforce judgments; and (iv) corruption among government officials. Any such failure to enforce such protections may have a material adverse affect on the Company's business, financial condition and results of operations.



     The Company has received letters from some authorities of Russian regions inquiring as to whether it has complied with all of the commitments that it made when it acquired businesses in Russia. While the Company believes it has complied with these commitments in all material respects, it cannot predict what actions these authorities might take if they conclude otherwise. In addition, in 1998 the Company's operations in Yugoslavia were seized by an agency of the Yugoslavian government.



FOREIGN CURRENCY RISKS



     The Company sells products in many countries that are susceptible to significant foreign currency risk. The Company generally sells products in these countries for United States dollars. While this eliminates the Company's direct currency risk, it increases the Company's credit risk because if a local currency is devalued significantly it becomes more expensive for customers in that market to purchase the Company's products in United States dollars. Acquisitions the Company is currently evaluating or pursuing may increase its foreign currency risk and the other risks identified above. The Company currently does not have a hedging program to protect against foreign currency exposure and, in some of the countries in which it operates, no effective hedging program is available.


RISK OF OPERATIONS IN RUSSIA AND CENTRAL EUROPE

     The Company plans to continue to invest in Russia to maintain the quality of its existing asset base and improve profitability. Any additional potential investments will be primarily funded by cash flow generated by operations in Russia and subject to review on a project by project basis. Such review will consider the current economic conditions in existence at the time as well as customary financial review.


     While the Russian economy continues to show improvement since the financial crisis that began in August 1998, the economy continues to experience difficulties. In 1998, the ruble fell sharply from a rate of 6.3 rubles to $1 to a rate of 20.7 rubles to $1 at December 31, 1998. Throughout 1999 and 2000, the ruble continued to fluctuate, there is continued volatility in the debt and equity market, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be general lack of liquidity in the economy. As of March 31, 2001, ICN Russia had a net monetary asset position of approximately $11.5 million, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur. Due to the fluctuation in the ruble exchange rate, the ultimate amount of any future translation and exchange loss the Company may incur cannot presently be determined and such loss may have a negative impact on the Company's results of operations. The Company's management continues to work to manage its net monetary exposure. However, there can be no assurance that such efforts will be successful.


     In July 1998, the Company acquired VUAB, a manufacturing and research facility located in a suburb of Prague in the Czech Republic, for approximately $17.9 million. Since October 1997, the Company has invested approximately $65.3 million, and 48,000 shares of Common Stock valued at $1.7 million for an 98% interest in Polfa Rzeszow, S.A. ("Rzeszow"), a pharmaceutical company located in Poland. Although the Company believes that investment in Russia, Central Europe and other emerging markets offers access to growing world markets, the economic and political conditions in such countries are uncertain. Foreign operations are subject to risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, devaluation of currencies, limitations on foreign participation in local enterprises, health care regulations and other restrictive governmental actions. See "-- Dependence on Foreign Operations."


     Furthermore, the success of the Company's operations in Russia and central Europe depends on the Company's ability to attract and retain qualified management in these countries who are familiar not only with the Company's business and industry but also with the commercial practices and economic and political environments in these countries. Recently, some management at the Company's Russian operations have announced their resignations.



CHANGE OF CONTROL



     At the Company's annual meeting held May 30, 2001, three persons nominated by a group of dissident shareholders calling themselves the ICN Committee to Maximize Shareholder Value were elected to the Company's Board of Directors. The Company reserves the right to challenge the vote by pursuing the Company's pending lawsuit in federal court. If the dissident group or any other person were to elect three additional nominees at the Company's 2002 annual meeting, then two-thirds of the Company's Board of Directors would be different from the Company's Board of Directors as it existed prior to the Company's 2001 annual meeting. This would trigger change of control provisions in the Company's existing debt instruments and some compensation arrangements. If this were to occur, the Company would be required to make an offer to redeem, at a purchase price equal to 101% of the principal amount thereof plus accrued interest, all of the Notes, and all outstanding 9 1/4% senior notes due 2005.



     In addition, if the Company experienced a change of control under employment agreements with its Chairman and several key senior executive officers, it would be obligated under these agreements to pay amounts totaling approximately $27.8 million, based upon present compensation. In addition, the vesting of options granted to the Company's Chairman and several key senior executive officers would be accelerated. The value of the accelerated options would depend upon the market price of shares of the Company's common stock at that time.



     The Company cannot give any assurances that it will have sufficient funds available for any required repurchases under the notes or other indebtedness if the Company experiences a change in control. If the Company fails to repurchase any existing indebtedness, including the Notes, as required, then the Company would be in default under the Indenture.


NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. Although the Company has received regulatory approvals with respect to oral ribavirin for treatment of chronic hepatitis C in combination with Schering-Plough Corporation's (together with all of its subsidiaries, "Schering-Plough") alpha interferon (the "Combination Therapy"), there can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. It may be desirable that the Company enter into other licensing arrangements, similar to its arrangement with Schering-Plough regarding ribavirin, with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that the Company will be successful in entering into such licensing arrangements on terms favorable to the Company or at all. See "-- Limited Patent Protection"; "-- Government Regulation"; "Business"; "Business -- Marketing and Customers"; "Business -- Government Regulation"; and "Business -- Research and Development."


     In June 2001, the Company licensed Levovirin(TM), a compound that is currently in Phase I clinical trials for the treatment of hepatitis C, to F. Hoffmann-La Roche. It is expected that Levovirin will be used in combination therapy with Pegasys, Roche's pegylated version of interferon alpha 2a. The Company will receive a one time licensing fee and milestone payments. If Levovirin is successfully developed and receives regulatory approval, the Company will receive royalty payments. In addition, Roche has agreed to license to the Company a compound to be determined in the future that is at a similar stage of development. See "Risk factors -- Potential Limitations on Commercialization Opportunities Due to Contractual Obligations Schering-Plough.



RESEARCH AND DEVELOPMENT EXPANSION



     The Company is in the process of significantly increasing the number of its research and development employees and expanding the scope of its research and development operations. The Company's plan is to expand its research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. The Company also spent approximately $18 million in 2000 to update and modernize its research laboratories and equipment. This internal expansion and any acquisitions of products or businesses that the Company makes will result in an increase in responsibilities for both existing and new management personnel. The Company's ability to manage expansion and acquisitions effectively will require it to implement and improve its operational, financial and management information systems. The Company may also have to recruit additional employees. If the Company fails to manage its research and development expansion, the Company's business could be impaired.



LIMITED PATENT PROTECTION



     The Company depends, in part, on the protection afforded by its patents relating to ribavirin for market exclusivity. In particular, if generic forms of ribavirin are permitted to be sold, both the volume of sales and the price Schering-Plough charges for the combination therapy may decrease significantly. As a result, the Company's royalty revenues may decrease.



     Schering-Plough currently has regulatory protection under the Waxman-Hatch Act in the United States for the treatment of hepatitis C using the combination therapy. This protection means that the FDA cannot approve a generic form of the combination therapy until December 2001. Schering-Plough is currently conducting pediatric studies for the use of the combination therapy that, if completed in accordance with FDA requirements, may extend this regulatory protection until June 2002. In addition, Schering-Plough obtained a US patent covering the combination therapy in January 2001 that may provide additional protection against competition.



     The Company also has three issued US patents that relate to methods of using ribavirin in dosages that can enhance a patient's immune system in a manner that is particularly useful for treating hepatitis C in combination with interferon alpha. The Company believes these protections may provide additional patent protection for the combination therapy. These patents all expire in January 2016.



     The Company has patents in foreign countries relating to various antiviral uses of ribavirin. Coverage and expiration of these patents vary, with patents expiring at various times through June 2005. The Company has no, or limited, patent rights relating to the antiviral use of ribavirin in selected foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale. These include countries in the European Union. However, the use of oral forms of ribavirin for the combination therapy was granted a favorable review classification by the European Union. This classification may make it more difficult for competing drugs not previously approved to gain entry to the European markets.



     In addition, the expiration of US patent rights relating to Adenazole between May 2008 and December 2015, Tiazole in February 2005, and any subsequently issued patents relating to Levovirin and Viramidine or other products, may result in competition from other drug manufacturers. The FDA has granted Tiazole orphan drug designation for treatment of the late stages of a form of leukemia. In May 2001, Novartis announced that it received FDA approval to market its product Gleevec for the treatment of chronic myelgoneous leukemia, including the blast crisis stage. This development could adversely affect the Company's ability to obtain approval for this indication.

     Some of the compounds in the Company's nucleoside analog library may have been patented previously or otherwise disclosed to the public. This would prevent the Company from obtaining patent protection for the compounds themselves. In these cases, the Company intends to seek patent protection for its intended uses of these compounds and/or for derivatives of these compounds.



     The existence of a patent will not necessarily protect the Company from competition. Competitors may successfully challenge the Company's patents, produce similar drugs that do not infringe its patents or produce drugs in countries that do not respect the Company's patents.



POTENTIAL MISAPPROPRIATION OF PROPRIETARY RIGHTS BY STRATEGIC PARTNERS



     The Company's success will depend, in part, on its ability and the ability of any strategic partners and licensees, including Schering-Plough, to operate without infringing on or misappropriating the proprietary rights of others. In January 2000, F. Hoffmann-La Roche filed lawsuits against Schering-Plough in the United States District Court in New Jersey and in France. These lawsuits allege that Schering-Plough's pegylated interferon infringes F. Hoffmann-La Roche's patents on pegylated interferon. If Schering-Plough loses either of these lawsuits, it may not be able to market a combination therapy of pegylated interferon and ribavirin if this combination therapy is eventually approved by the FDA.



POTENTIAL LIMITATIONS ON RIGHTS TO COMMERCIALIZE TIAZOLE AND ADENAZOLE



     In connection with the restructuring, the Company contributed to Ribapharm its rights related to Tiazole and Adenazole. These are two of the four compounds in Ribapharm's product development pipeline. However, the Company is involved in litigation with the Republic of Serbia, the Federal Republic of Yugoslavia and the State Health Fund of the Republic of Serbia that could impact these rights. The Company has taken the position in this litigation that rights related to Tiazole and Adenazole were previously validly transferred to ICN Yugoslavia, a joint venture between the Company and Yugoslavian entities. Depending on the resolution of this litigation, Ribapharm may not have valid rights related to Tiazole and Adenazole. Ribapharm may be required to obtain licenses from, or grant licenses to, third parties prior to any effort by Ribapharm to commercialize these products. It may be difficult for Ribapharm to license Tiazole and Adenazole to third parties for commercialization if rights related to these compounds remain unclear. As a result of the changing political environment in Yugoslavia, the Company is attempting to regain control of ICN Yugoslavia. There can be no assurance that the Company will be successful in its efforts.


UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. There can be no assurance that the Company will successfully complete or finance any future acquisition or investment. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company.

LEGAL PROCEEDINGS

     On August 11, 1999, the United States Securities and Exchange Commission filed a complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C. Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that the Company and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns the status and disposition of the Company's 1994 New Drug Application for Virazole as a monotherapy treatment for Hepatitis C (the

"NDA"). The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. A pre-trial schedule has been set which requires the submission of summary judgment motions in late 2002, the end of discovery by March 17, 2003, and the commencement of trial on May 6, 2003. The Company and the SEC are engaged in discussions in an effort to determine whether the litigation can be resolved by settlement agreement.

     Beginning in 1996, the Company received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company understood that the Company, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of the Company were targets of the investigation. The Company also understood that a senior executive officer and a director were subjects of the investigation. The United States Attorney for the Central District of California (the "Office") advised counsel for the Company that the areas of its investigation included disclosures made and not made concerning the 1994 Hepatitis C monotherapy NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing the Company that the 1994 Hepatitis C monotherapy NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by the Company and Mr. Panic of stock belonging to Company employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. The Company has cooperated, and continues to cooperate, in the Grand Jury investigation. A number of current and former officers and employees of the Company were interviewed by the government in connection with the investigation. The Office had issued subpoenas requiring various current and former officers and employees of the Company to testify before the Grand Jury. Certain current and former officers and employees testified before the Grand Jury beginning in July 1998.


     On March 15, 2001, the Company was notified by the Office that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation. At the same time, the Company was also notified that the United States Attorney had authorized the Office to seek an indictment of the Company based upon alleged false and misleading misrepresentations concerning the 1994 hepatitis C monotherapy NDA. The Company and the Office are engaged in discussions in an effort to determine whether the matter can be settled by plea bargain, which could include a plea by the Company to one felony count.



     In connection with the Grand Jury investigation and SEC litigation, the Company has recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs. The Company's estimate of the fourth quarter reserve was based upon the nature and amounts noted during settlement discussions with the SEC and the Office. The Company believes that additional loss in settling these matters, based upon discussions to date, is not reasonably possible. There can, of course, be no assurance that the Grand Jury investigation will be settled by plea agreement or that the SEC litigation will be settled by mutual agreement or what the amount of any settlement may ultimately be. In the event that a settlement of either matter is not reached, the Company will vigorously defend any litigation.


     On or about February 9, 1999, the Company commenced an action in the United States District Court for the District of Columbia ("District Court") against the Federal Republic of Yugoslavia ("FRY"), the Republic of Serbia ("ROS"), and the State Health Fund of Serbia ("State Fund") seeking damages in the amount of at least $500,000,000 and declaratory relief arising out of the FRY and ROS's seizure of the Company's majority ownership interest in ICN Yugoslavia and the failure of the ROS and State Fund to pay ICN Yugoslavia for goods sold and delivered. On or about March 9, 1999, the State Fund commenced an arbitration against the Company before the International Chamber of Commerce ("ICC") for unquantified damages due to alleged breaches of the agreement pursuant to which the Company acquired its majority ownership interest in ICN Yugoslavia, and for unspecified injunctive relief. The Company, in turn, counterclaimed against the State Fund, and commenced an arbitration against the FRY and the ROS in the ICC arising out of the seizure of ICN Yugoslavia and the failure to pay for goods sold and delivered, seeking damages and other relief. The District Court stayed the action (while retaining jurisdiction) so that issues of jurisdiction by and among the parties could be resolved at the ICC. On February 23, 2001, the Arbitration panel issued decisions holding that: (i) the State Fund is a proper party to the ICC arbitration; (ii) the issue of jurisdiction over the ROS in the ICC arbitration will be joined to the merits of the case and decided in conjunction therewith; and (iii) there is no jurisdiction over the FRY in the ICC arbitration. The Company intends to prosecute vigorously its claims against the FRY, the ROS, and the State Fund, and to defend against the State Fund's claims against the Company, which the Company believes to be meritless and filed solely as a response to the action filed earlier by the Company in the District Court.

     The Company is a party to other pending lawsuits or subject to a number of threatened lawsuits. While the ultimate outcome of pending and threatened lawsuits and the Grand Jury investigation cannot be predicted with certainty, and an unfavorable outcome could have a negative impact on the Company, at this time in the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its key members of management, including Milan Panic, its Chairman and Chief Executive Officer. The loss of their services could have a negative impact on the Company. The Company cannot predict what effect, if any, the Commission and the Grand Jury investigations of the Company and/or Mr. Panic may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See
"-- Legal Proceedings." In addition, Mr. Panic, who served as Prime Minister of Yugoslavia from July 1992 to March 1993, remains active in Yugoslavian politics and may again be asked to serve in public office in Yugoslavia in the future. There is a risk that in the future Mr. Panic's political activities may result in a change in government policy that would be detrimental to the Company's future business activities, if any, in Yugoslavia.


     In addition, the Company depends upon the principal members of its scientific staff, including Dr. Johnson Y.N. Lau. Although the Company has employment agreements with some of these individuals, including Dr. Lau, the loss of services of any of these persons could delay or reduce the Company's product development and commercialization efforts. The Company's success depends upon its ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. The Company currently plans to expand its research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. However, the Company may not be able to attract additional personnel or retain existing employees.


POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including ribavirin. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the Company. See "Business -- Litigation, Government Investigations and Other Matters."


     The Company and each of the Company's subsidiaries maintains insurance covering normal business operations, including fire, property and casualty protection. Additionally, the Company carries a blanket insurance policy that provides protection against loss not covered by local insurance policies. The Company does not carry insurance that covers political risk, nationalization, or losses resulting from anti-government violence.


GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application, or of existing drugs or compounds for new applications, will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals. See "Business -- Licenses, Patents and Trademarks (Proprietary Rights)."

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Russia and Mexico, which has impacted sales in U.S. dollars and reduced gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.


NEW PRODUCT DEVELOPMENT SUBJECT TO HIGH RISK OF FAILURE.



     A key component of the Company's strategy is to discover, develop and commercialize new product candidates using its nucleoside analog library. The process of successfully commercializing product candidates is very time consuming, expensive and unpredictable. The Company has only recently begun to direct significant efforts toward the expansion of its scientific staff and research capabilities in order to pursue this strategy.



     The Company may not identify any additional compounds from the library that it believes have sufficient commercial promise to warrant further development. Furthermore, compounds selected from the library for development may not be patentable. Also, the Company's development work may not identify patentable uses.



     Clinical trials may not demonstrate that the Company's products are safe or effective. Even if the Company successfully completes clinical trials, it may not be able to obtain the required regulatory approvals to commercialize any product candidate or the approval may impose labeling or marketing restrictions which could materially impact potential profitability. For example, prior to its approval as part of the combination therapy to treat hepatitis C patients, the FDA denied the Company's request for regulatory approval to market ribavirin as a monotherapy to treat hepatitis C. If the Company gains regulatory approval for a product, the approval will be limited to those diseases for which the Company's clinical trials demonstrate the product is safe and effective. To date, ribavirin is the Company's only internally discovered product that has received regulatory approval for commercial sale.



POTENTIAL ALLEGATIONS THAT THE COMPANY'S PRODUCTS ARE HARMFUL



     The nature of the Company's business exposes it to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using the Company's drug candidates in clinical trials may expose the Company to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including ribavirin. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the Company.

     In the event that anyone alleges that any of the Company's products are harmful, the Company may experience reduced consumer demand for its products or its products may be recalled from the market. In addition, the Company may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. The Company does not currently have insurance against product liability risks. Insurance is expensive and, if the Company seeks insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect the Company against potential product liability claims.



     Each of the Company's subsidiaries, including Ribapharm, maintains insurance covering normal business operations, including fire, property and casualty protection. Additionally, the Company carries a blanket insurance policy that provides protection against loss not covered by local insurance policies. The Company does not carry insurance that covers political risk, nationalization, or losses resulting from anti-government violence.



     In addition, the Company's research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. The Company cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, the Company could be held liable for damages that result. Any liability could exceed the Company's resources. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance the Company maintains may not be adequate to cover its losses.



POTENTIAL LIMITATIONS ON COMMERCIALIZATION OPPORTUNITIES DUE TO CONTRACTUAL OBLIGATIONS TO SCHERING-PLOUGH



     In November 2000, the Company entered into an agreement that provides Schering-Plough with an option or right of first/last refusal to license various compounds the Company may develop. This agreement was entered into as part of a resolution of claims asserted by Schering-Plough against the Company regarding its alleged improper hiring of several former Schering-Plough research and development personnel and claims that the Company's license agreement with Schering-Plough precluded it from conducting hepatitis C research. The Company has complied with the terms of this Agreement. The interest of potential collaborators in obtaining rights to the Company's compounds or the terms of any agreements the Company ultimately enters into for these rights may be impacted by this agreement. Furthermore, a commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner's strength in a given disease area or geographic region or for other reasons.



     In June 2001, the Company licensed Levovirin to F. Hoffman-La Roche. The Company's agreement with Schering-Plough granted Schering-Plough a right of first/last refusal to license Levovirin. Although the Company believes it has complied with its obligations under the right of first/last refusal, Schering-Plough may allege that the Company has not complied with these obligations as to Levovirin.



UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT POLICIES



     The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of drugs and treatments related to those drugs will have an effect on the successful commercialization of the Company's drug candidates. The Company cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs it may develop or, if already available, will not be decreased in the future. Also, the Company cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, its drugs. If reimbursement is not available or is available only to limited levels, the Company may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved health care products. Third-party payors may not establish and maintain price levels sufficient for the Company to realize an appropriate return on its investment in product development.



POTENTIAL DESTRUCTION OF THE COMPANY'S NUCLEOSIDE ANALOG LIBRARY BY EARTHQUAKE OR OTHER DISASTER



     The laboratory books and the compounds that comprise the Company's nucleoside analog library are all located at its headquarters in Costa Mesa, California, near areas where earthquakes have occurred in the past. There are no duplicate copies off-premises and there are no backup copies of the product candidates the Company is currently developing. No duplicate copies exist because making copies would be prohibitively expensive and the library has not been moved off-site because the Company's scientific staff is currently in the process of screening it. The Company's ability to develop potential product candidates from its nucleoside analog library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance the Company maintains may not be adequate to cover its losses.



CALIFORNIA'S ENERGY CRISIS



     California is in the midst of an energy crisis that could disrupt the Company's operations and increase the Company's expenses. When power reserves for California become low, the state has on some occasions, implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt the Company's power supply, the Company may temporarily be unable to operate its headquarters facility, including the Ribapharm research facilities. Any such interruption in the Company's ability to continue operations could damage the Company's reputation and could result in lost revenue, either of which could substantially harm the Company's business and results of operations. In addition, the shortages in wholesale electricity supplies have caused power prices to increase significantly in California. If wholesale prices continue to increase, the Company's operating expenses will likely increase.



POTENTIAL FAILURE OF THIRD PARTY MANUFACTURERS TO COMPLY WITH FDA REGULATIONS



     Schering-Plough manufactures the ribavirin sold under license from the Company. The Company's manufacturers are required to adhere to regulations enforced by the FDA. The Company's dependence upon others to manufacture its products may adversely affect its profit margins and its ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing the Company's products could adversely affect the sales of ribavirin or introduction of other products. In February 2001, Schering-Plough announced that the FDA has been conducting inspections of Schering-Plough's manufacturing facility in Las Piedras, Puerto Rico that manufactures ribavirin, and has issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices, primarily relating to production processes, controls and procedures. In June 2001, Schering-Plough announced that FDA inspections in May and June 2001 cited continuing and additional deficiencies in manufacturing practices. While Schering-Plough has advised the Company that the deficiencies were not specifically applicable to the production of ribavirin, any deviations from Good Manufacturing Practices can affect overall production at that facility. Schering-Plough's ability to manufacture and ship ribavirin could be affected by temporary interruption of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues. If the FDA is not satisfied with Schering-Plough's responses and proposed corrective action, the FDA could take regulatory actions against Schering-Plough, including the seizure of products, an injunction against further manufacture, a product recall or other actions that could interrupt production of ribavirin. Interruption of ribavirin production for a sustained period of time could materially reduce the Company's royalty payments.



COMPETITION



     The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that the Company is attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that the Company is targeting. The Company believes that a significant number of drugs are currently under development and may become available in the future for the treatment of hepatitis C, hepatitis B, HIV and cancer. For example, each of Schering-Plough and F. Hoffmann-La Roche developed a modified form of interferon, called pegylated interferon, for the treatment of hepatitis C. In addition, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA in October 2000 to initiate phase I human clinical trials of Albuferon for treatment of hepatitis C. If pegylated interferon, Albuferon or other therapies prove to be a more effective treatment for hepatitis C than the combination therapy, then the Company's royalty revenues from Schering-Plough could significantly decrease.



     Many of the Company's competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than the Company does. The Company believes that many of its competitors spend significantly more on research and development related activities than the Company does. Others may succeed in developing products that are more effective than those presently marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. The Company may also face increased competition from manufacturers of generic pharmaceutical products when the patents covering some of its currently marketed products expire. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with the Company's competitors.


ORIGINAL ISSUE DISCOUNT

     The 1999 and 1998 Old Notes were issued at a discount from their principal amount at maturity. Original issue discount will be included as interest income in a U.S. noteholder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. For a more detailed discussion of the federal income tax consequences to the holders of the 1999 New Notes of the purchase, ownership and disposition of the 1999 New Notes, see "U.S. Federal Income Tax Considerations."

     If a bankruptcy case is commenced by or against the Company after the issuance of the 1999 New Notes, the claim of a holder of 1999 New Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (a) the initial offering price and (b) that portion of the original issue discount constituting "unmatured interest" that accrued to the date of the commencement of the bankruptcy case. For purposes of the U.S. Bankruptcy Code, any original issue discount that was not amortized as of the time of any such bankruptcy filing would constitute "unmatured interest" and may not be allowed as a valid claim in the bankruptcy case.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Notes will be new securities for which there is currently no public market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Because the Notes are being sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws, they may not be publicly offered, sold or otherwise transferred in any jurisdiction where such registration may be required unless they are registered or are sold in a transaction exempt from registration in such jurisdiction. Accordingly, no assurance can be made as to the development or liquidity of any market for the Notes. If an active public market does not develop, the market, price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Prospective investors in the Notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of the New Notes" and "Book Entry; Delivery and Form."

                                USE OF PROCEEDS

     ICN will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, ICN will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of ICN.

     The Company has used the net proceeds of $318 million from the sale of the 1998 Old Notes and 1999 Old Notes for the cash portion of the purchase price of the acquisition of businesses and products in Western Europe and North America and to repay long-term and other indebtedness, as follows: $89.4 million to Roche for the acquisition of products in November 1998; $28.3 million by repurchasing 821 shares of Series D Convertible Preferred Stock issued in connection with the acquisition of rights to certain products from SKB in December 1999 and $26.8 million to pay for other acquisitions in Latin America, Europe and Russia; $10.6 million to repay certain U.S. mortgages with variable interest rates ranging from 6.1% to 8.9% and maturing in 2022; $15.3 million to repay certain short-term notes payable with variable interest rates ranging from 3.9% to 5.8% and maturing at various dates in 1999; $16.0 million to repay other long term debt due in U.S. dollars and various foreign currencies, with interest rates ranging from 6.0% to 13.5% and maturing through 2004; and $41.7 million of indebtedness of its Hungarian subsidiary with interest rates ranging from 4.2% to 21%, maturing through 2002. The remainder of the net proceeds from the Offering will be used for general corporate purposes, including other potential acquisitions of businesses, minority interests and capital expenditures. The Company continually reviews acquisitions of complementary businesses and expects to pursue other acquisitions even if those currently under review are not completed.

     Pending the uses outlined above, funds will be placed into short-term investments such as governmental obligations, bank certificates of deposit, banker's acceptances, repurchase agreements, short-term debt obligations, money market funds and interest-bearing accounts.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 31, 2001, reflecting the sale of the Old Notes on August 20, 1998 and July 20, 1999. The exchange of the Old Notes into the New Notes offered hereby will have no impact on the Company's capitalization. The table should be read in conjunction with the Company's historical consolidated financial statements and notes hereto, included elsewhere in this Prospectus.



                                                                MARCH 31,
                                                                   2001
                                                                  ACTUAL
                                                              --------------
                                                              (IN THOUSANDS)
Total debt:
  8 3/4% Senior Notes Due 2008(1)(2)........................    $  306,370
  9 1/4% Senior Notes Due 2005..............................       190,645
  Other debt................................................        14,452
                                                                ----------
     Total debt.............................................    $  511,467
                                                                ==========
Minority interest...........................................    $    9,589
Stockholders' equity:
  Common stock, $.01 par value; 200,000 shares authorized;             805
     80,532 shares outstanding..............................
  Additional capital........................................       974,687
  Accumulated deficit.......................................      (120,857)
  Accumulated other comprehensive income....................       (96,585)
                                                                ----------
     Total stockholders' equity.............................       758,050
     Total capitalization...................................    $1,279,106
                                                                ==========


---------------

(1) Represents the $200.0 million aggregate principal amount of 8 3/4% Senior Notes issued in August 1998, less unamortized debt discount of $2.5 million, and the $125.0 million aggregate principal amount of 8 3/4% Senior Notes due 2008 issued on July 20, 1999, less unamortized discount of $3.3 million. The Company repurchased $12.8 million aggregate principal amount of 8 3/4% Senior Notes during 2000.


(2)In April 2001, the Company repurchased $3.3 million and $1.7 million aggregate principal amount of 8 3/4% and 9 1/4% Senior Notes, respectively.

                            SELECTED FINANCIAL DATA


     The following table sets forth selected historical and other data of the Company on a consolidated basis and selected historical operating data of ICN Yugoslavia for each of the years in the five-year period ended December 31, 2000 and the unaudited three months periods ended March 31, 2001 and 2000. The Company's selected historical financial data for each of the years in the five-year period ended December 31, 2000 were derived from the audited consolidated financial statements of the Company. The Company's selected financial data as of March 31, 2001 and for the three-month period ended March 31, 2001 and 2000 were derived from the unaudited consolidated condensed financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting of only normal recurring items) necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full year. The trends in the Company's sales and net income are affected by several business combinations completed in fiscal years 1996 through 2000. See "Business." The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.



                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                      -----------------------------------------------------   -------------------
                                                        1996       1997       1998        1999       2000       2000       2001
                                                      --------   --------   ---------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
STATEMENTS OF OPERATIONS:
Product sales.......................................  $614,080   $752,202   $ 800,639   $638,475   $645,190   $159,340   $171,419
Royalties...........................................        --         --      37,425    108,937    155,114     33,000     27,550
                                                      --------   --------   ---------   --------   --------   --------   --------
Total revenues......................................   614,080    752,202     838,064    747,412    800,304    192,340    198,969
Cost of product sales...............................   291,807    351,978     353,600    256,146    262,818     60,766     69,774
Selling, general and administrative.................   190,929    249,206     291,776    252,207    304,314     67,435     73,419
Research and development............................    15,719     18,692      20,835     10,963     18,769      4,001      6,372
Amortization of goodwill and intangibles............     1,512      7,028      20,601     29,239     30,448      7,573      8,206
Eastern European charges(1).........................        --         --     440,820         --         --         --         --
                                                      --------   --------   ---------   --------   --------   --------   --------
Income (loss) from operations(1)....................   114,113    125,298    (289,568)   198,857    183,955     52,565     41,198
Translation and exchange losses, net................     2,282     12,790      80,501     11,823      6,587      1,591        400
Interest income.....................................    (3,001)   (15,912)    (13,057)    (8,894)   (12,542)    (2,695)    (2,240)
Interest expense....................................    15,780     22,849      38,069     55,943     60,356     15,221     13,017
                                                      --------   --------   ---------   --------   --------   --------   --------
Income (loss) before income taxes, minority interest
  and extraordinary loss............................    99,052    105,571    (395,081)   139,985    129,554     38,448     30,021
Provision (benefit) for income taxes................    (6,815)   (27,736)      1,983     28,996     37,683     11,111      9,263
Minority interest...................................    18,939     19,383     (44,990)    (7,637)    (1,534)       (62)      (264)
                                                      --------   --------   ---------   --------   --------   --------   --------
Income (loss) before extraordinary loss(1)..........    86,928    113,924    (352,074)   118,626     93,405     27,399     21,022
Extraordinary loss, net of income taxes(2)..........        --         --          --         --      3,225         --         --
                                                      --------   --------   ---------   --------   --------   --------   --------
Net income(1).......................................  $ 86,928   $113,924   $(352,074)  $118,626   $ 90,180   $ 27,399   $ 21,022
                                                      ========   ========   =========   ========   ========   ========   ========
Per share information:
  Income (loss) before extraordinary loss --
    basic...........................................  $   1.75   $   1.93   $   (4.78)  $   1.52   $   1.18   $   0.35   $   0.26
  Extraordinary loss................................        --         --          --         --        .04         --         --
                                                      --------   --------   ---------   --------   --------   --------   --------
  Net income (loss) -- basic........................  $   1.75   $   1.93   $   (4.78)  $   1.52   $   1.14   $   0.35   $   0.26
                                                      ========   ========   =========   ========   ========   ========   ========
  Income (loss) before extraordinary loss --
    diluted.........................................  $   1.51   $   1.69   $   (4.78)  $   1.45   $   1.14   $   0.34   $   0.26
  Extraordinary loss................................        --         --                     --        .04         --         --
                                                      --------   --------   ---------   --------   --------   --------   --------
  Net income (loss) -- diluted......................  $   1.51   $   1.69   $   (4.78)  $   1.45   $   1.10   $   0.34   $   0.26
                                                      ========   ========   =========   ========   ========   ========   ========
Cash dividends paid(3)..............................  $    .20   $    .21   $     .24   $    .28   $    .29   $   0.07   $ 0.0725
                                                      ========   ========   =========   ========   ========   ========   ========



                                                             YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------                MARCH 31,
                                             1996        1997         1998         1999         2000                      2001
                                           --------   ----------   ----------   ----------   ----------                ----------
BALANCE SHEET DATA:
Working capital(1).......................  $306,764   $  585,606   $  236,994   $  424,108   $  406,639                $  385,305
Total assets(1)..........................   778,651    1,491,745    1,356,396    1,472,261    1,477,072                 1,467,100
Total debt(2)............................   195,681      348,206      556,489      606,035      511,688                   511,467
Stockholders' equity(1)..................   315,350      796,328      586,164      683,572      757,194                   758,050


               See accompanying Notes to Selected Financial Data.

                                                                                                          THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                             -------------------------------------------------------   -------------------
                                               1996       1997        1998        1999       2000        2000       2001
                                             --------   ---------   ---------   --------   ---------   --------   --------
                                                             (DOLLARS IN THOUSANDS)                        (UNAUDITED)
OTHER DATA -- CONSOLIDATED:
Gross profit -- product sales..............  $322,273   $ 400,224   $ 447,039   $382,329   $ 382,372   $ 98,574   $101,645
Depreciation and amortization..............    17,936      28,753      51,096     65,502      64,540     15,885     18,064
Capital expenditures.......................    26,216     100,397     110,281     44,083      49,330      5,881     21,810
Cash flows provided by (used in):
  Operating activities.....................   (25,548)      9,315       9,624     87,123     181,684     52,981     54,887
  Investing activities.....................   (41,962)   (100,096)   (295,046)   (50,360)    (90,795)   (10,485)   (35,835)
  Financing activities.....................    82,680     262,675     186,019     36,399    (112,765)    (4,790)    (5,031)
Actual Ratios
  Earnings to fixed charges(4)(5)(6).......       5.9x        4.5x         --        3.5x        3.1x       3.5x       3.3x

OPERATING DATA -- ICN YUGOSLAVIA:(7)
Net sales..................................  $267,166   $ 225,530   $ 141,740   $     --   $      --   $     --   $     --
Gross profit...............................   109,185     108,320      61,310         --          --         --         --
Income from (loss) operations(1)...........    70,616      60,235    (140,419)        --          --         --         --
Interest expense...........................     1,478         107         770         --          --         --         --
Depreciation and amortization..............     4,185       4,046       3,720         --          --         --         --


NOTES TO SELECTED FINANCIAL DATA:

(1) As a result of political and economic events in Eastern Europe, including the Yugoslavian government's seizure of the Company's Yugoslavian operations effective November 26, 1998, the Company recorded Eastern European charges totaling $451.0 million in the year ended December 31, 1998. Of this amount, $440.8 million is included in operating expenses, representing the write-off of the Company's investment in Yugoslavia and related assets ($235.3 million), provisions for losses on accounts and notes receivable (including accounts and notes receivable from the Yugoslavian government) ($203.5 million), and the write-off of investments ($2.0 million). The losses related to Eastern Europe also include reductions in the value of inventories ($6.1 million) included in cost of product sales and a charge against interest ($4.1 million). As a result of the seizure of the Company's Yugoslavian operation, the Company deconsolidated the financial statements of ICN Yugoslavia and is currently accounting for its ongoing investments using the cost method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Operations."


(2) During 2000, the Company repurchased $84.4 million of its outstanding 9 1/4% Senior Notes and $12.8 million of its outstanding 8 3/4% Senior Notes. The repurchase generated an extraordinary loss on early extinguishment of debt of $3.2 million, net of an income tax benefit of $1.7 million.



(3) Dividends paid for 2000, 1999, 1998 and 1996 include the fourth quarter distributions declared and paid in the first quarter of the following year.


(4) Fixed charges consist of interest expense and capitalized interest.


(5) For purposes of determining the ratio of earnings to fixed charges, earnings consists of income before extraordinary loss, minority interests, provision (benefit) for income taxes, and interest expense.


(6) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $398.6 million.

(7) The Company has provided disclosures of operating data for ICN Yugoslavia to show the significance of the portion of the Company's revenues and expenses which, prior to November 26, 1998, were subject to the risks associated with doing business in Yugoslavia.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS


     Certain financial information for the Company's business segments is set forth below. This discussion should be read in conjunction with the consolidated condensed financial statements of the Company included elsewhere in this document. For additional financial information by business segment, see Note 7 of Notes to Consolidated Condensed Financial Statements for the three months ended March 31, 2001.



                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
REVENUES:
Product sales
Pharmaceuticals
ICN Americas
  North America(1)..........................................  $ 42,283   $ 29,801
  Latin America (principally Mexico)........................    26,092     29,227
                                                              --------   --------
          Total ICN Americas................................    68,375     59,028
                                                              --------   --------
ICN International
  Western Europe............................................    52,533     46,757
  Russia....................................................    24,399     26,570
  Asia, Africa, Australia...................................    10,638     11,399
                                                              --------   --------
          Total ICN International...........................    87,570     84,726
                                                              --------   --------
Total pharmaceuticals.......................................   155,945    143,754
Biomedicals.................................................    15,474     15,586
                                                              --------   --------
Total product sales.........................................   171,419    159,340
Royalty revenues(1).........................................    27,550     33,000
                                                              --------   --------
          Total revenues....................................  $198,969   $192,340
                                                              ========   ========
Cost of product sales.......................................  $ 69,774   $ 60,766
Gross profit margin on product sales........................        59%        62%


---------------

(1)Royalty revenues were previously included in the North America
   Pharmaceuticals segment in 2000. All amounts for 2000 have been restated to conform with the current year presentation.



  Three Months Ended March 31, 2001 Compared to 2000



     Royalty Revenues: Royalty revenues represent amounts earned under the Company's Exclusive License and Supply Agreement (the "License Agreement") with Schering-Plough Corporation ("Schering-Plough"). Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). In 1998, Schering-Plough received approval from the United States Food and Drug Administration ("FDA") to market Rebetron(TM) Combination Therapy. Rebetron(TM) combines Rebetol(R) (ribavirin) capsules and Intron(R) A (interferon alfa-2b, recombinant) injection, for the treatment of HCV in patients with compensated liver disease. In May 1999, the European Union's Commission for the European Communities (the "Commission") granted marketing authorization to Schering-Plough to market Rebetol(R) (ribavirin) capsules for use in combination with interferon alfa-2b injection (marketed as Intron(R) A in certain countries) for the treatment of both relapsed and previously untreated (naive) HCV patients. The Commission's approval resulted in a single Marketing Authorization with unified labeling that is immediately valid in all 15 European Union-Member States. Schering-Plough commenced marketing Rebetol(R) in Germany (May 1999), the United Kingdom (July
1999), in Italy (October 1999), France (May 2000) and

Spain (May 2000). The Company anticipates that Schering-Plough will introduce Rebetol(R) in the other EU markets upon receiving pricing approvals, where necessary, from individual EU countries.



     On March 28, 2001, Schering-Plough received notice that the Commission granted centralized marketing authorization to Peg-Intron(TM) (peginterferon alfa-2b) Injection and Rebetol(R) (ribavirin) Capsules as combination therapy for the treatment of both relapsed and naive adult patients with histologically proven chronic hepatitis C. Commission approval of the centralized Type II variations to the Marketing Authorization for Peg-Intron(TM) and Rebetol(R) resulted in unified labeling that was immediately valid in all 15 EU-Member States.



     Royalty revenues for the three months ended March 31, 2001 were $27,550,000 compared to $33,000,000 for the same period of 2000, a decrease of $5,450,000 (17%). The decrease is reflective of a slowdown in sales of Rebetron(TM) by Schering-Plough as physicians await marketing authorization pending FDA review and clearance for the use of pegylated interferon with ribavirin.



     Schering-Plough has informed the Company that it believes royalties for the first quarter of 2001 and the fourth quarter of 2000 should not include royalties of approximately $1,200,000 and $1,800,000, respectively, on products distributed as part of an indigent patient marketing program. It also informed the Company that amounts that had previously been paid under this program, which they estimate to be approximately $11,900,000, should be returned to Schering-Plough. In raising the dispute, Schering-Plough has not clearly articulated to the Company a contractual basis for the nonpayment of royalties. Rather it has based its arguments on primarily moral or humanitarian grounds, essentially equitable arguments, indicating that they believe they should not have an obligation to pay royalties on product given to indigent patients. The Company has not been provided with appropriate information or documentation, and does not agree with such adjustment as the license agreement articulates those programs for which royalties would not be due. Should Schering-Plough successfully apply this adjustment retroactively, it could have an impact on the Company's results of operations. Further, if Schering-Plough were to apply the proposed adjustment to future royalty payments, royalties could be reduced in approximately the same proportion as the proposed historical adjustment.



ICN AMERICAS



     In the North America Pharmaceuticals segment, revenues for the three months ended March 31, 2001 were $42,283,000, compared to $29,801,000 for the same period of 2000, an increase of $12,482,000 (42%). In 2001, revenues include sales of $8,284,000 attributable to the assets purchased from Medical Alliance in January 2001. Additionally, sales of Efudex(R) in the first quarter of 2001 were higher by approximately $4,000,000 than in the same period in 2000.



     In the Latin America Pharmaceuticals segment, revenues for the three months ended March 31, 2001 were $26,092,000, compared to $29,227,000 for the same period of 2000. The decrease of $3,135,000 (11%), is primarily due to a decrease in sales volume in Mexico related to reduced inventory levels at distributors.



ICN INTERNATIONAL



     In the Western Europe Pharmaceuticals segment, revenue for the three months ended March 31, 2001 were $52,533,000 compared to $46,757,000 for the same period of 2000. The increase of $5,776,000 or (12%), includes revenues of $3,334,000 attributable to the Swiss pharmaceutical company Solco which was acquired in July 2000 and an increase in sales in Poland of $2,374,000.



     In the Russia Pharmaceuticals segment, revenues for the three months ended March 31, 2001 were $24,399,000, compared to $26,570,000 for the same period of 2000. The decrease of $2,171,000 (8%) is attributable to lower sales volume in 2001, partially offset by revenues attributable to the Solco acquisition of $1,400,000 included in the three months ended March 31, 2001.



     In the Asia, Africa and Australia Pharmaceuticals segment, revenues for the three months ended March 31, 2001 decreased $761,000 compared to the same period in 2000, primarily reflecting the discontinuance of certain low margin product sales and the pharmaceutical industry mandated withdrawal from the market of Eskornade, a cough and cold product, which contains the active ingredient PPA (phenyl-propanolamin).



     Gross Profit: Gross profit margin on product sales decreased to 59% for the three months ended March 31, 2001, compared to 62% for 2000. The decrease in gross profit margin is primarily due to decreased margins in the Western Europe and Russia Pharmaceuticals segments. Gross profit margins in the Western Europe Pharmaceuticals segment were 46% in 2001 compared to 52% for the first quarter in 2000, which resulted from higher toll manufacturing costs. The overall gross margins for the Company's Russian Pharmaceuticals segment were 34% for 2001, compared to 40% for the 2000 first quarter, which resulted from a decrease in sales volume of higher margin products.



     Selling, General and Administrative Expenses: Selling, general and administrative expenses were $73,419,000 for the three months ended March 31, 2001, compared to $67,435,000 for the same period in 2000, an increase of $5,984,000. The increase reflects additional selling expenses of $5,700,000 related to acquisitions and $2,100,000 of expenses related to employee reductions in Hungary and Poland partially offset by a $2,313,000 decrease in compensation expense.



     Research and Development: Research and development expenses for the 2001 first quarter were $6,372,000, compared to $4,001,000 for the same period in 2000. The increase resulted from the Company's continued expansion of research and development activities. The Company continues to expect to increase its research and development spending in 2001.



     Translation and Exchange Losses, Net: Translation and exchange losses, net were $400,000 for the three months ended March 31, 2001 compared to $1,591,000 for the same period in 2000. In the first quarter of 2001, translation losses consisted of losses related to the net monetary asset position of the Company's Russian subsidiaries. In the first quarter of 2000, translation losses principally consisted of losses of $2,355,000 related to transaction losses and the net monetary asset position of the Company's Russian subsidiaries partially offset by transaction gains in North America.



     Interest Income and Expense: Interest expense during the three months ended March 31, 2001 decreased $2,204,000 compared to the same period in 2000. The decrease was the result of the repurchase of approximately $97,000,000 of Senior Notes during the fourth quarter of 2000. Interest income decreased to $2,240,000 in 2001 from $2,695,000 in 2000, due to the decrease in cash and lower yields on investments.



     Income Taxes: The Company's effective income tax rate was 31% for 2001 compared to 29% for 2000. The Company operates in many regions where the tax rate is lower than the U.S. Federal statutory rate or where it benefits from tax relief. The increase in the Company's provision for income taxes for the three months ended March 31, 2001 over the same period of 2000 reflects higher taxable income in the United States, where tax rates are relatively higher or no such tax relief is available.



YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999 AND YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.


     Certain financial information for the Company's business segments is set forth below. This discussion should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this document. For additional financial information by business segment, see Note 13 of Notes to Consolidated Financial Statements for the year ended December 31, 2000.

                                                                         REVENUE
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
REVENUES:
Pharmaceuticals
  North America............................................  $275,687    $254,694    $182,778
  Western Europe...........................................   187,206     185,417     154,346
  Latin America............................................   127,485     100,325      85,351
  Russia...................................................   106,271      91,648     163,691
  Yugoslavia...............................................        --          --     141,740
  Asia, Africa, Australia..................................    45,133      54,131      48,649
                                                             --------    --------    --------
          Total Pharmaceuticals............................   741,782     686,215     776,555
Biomedicals................................................    58,522      61,197      61,509
                                                             --------    --------    --------
          Total revenues...................................  $800,304    $747,412    $838,064
                                                             ========    ========    ========
Product sales..............................................  $645,190    $638,475    $800,639
Royalty revenues...........................................   155,114     108,937      37,425
                                                             --------    --------    --------
          Total revenues...................................  $800,304    $747,412    $838,064
                                                             ========    ========    ========
Cost of product sales......................................  $262,818    $256,146    $353,600
Gross profit margin on product sales.......................        59%         60%         56%

  Year Ended December 31, 2000 Compared to 1999

     Royalty Revenues: Royalty revenues represent amounts earned under the Company's Exclusive License and Supply Agreement (the "License Agreement") with Schering-Plough. Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). In 1998, Schering-Plough received approval from the United States Food and Drug Administration ("FDA") to market Rebetron(TM) Combination Therapy. Rebetron(TM) combines Rebetol(R) (ribavirin) Capsules and Intron(R)A (interferon alfa-2b, recombinant) Injection, for the treatment of HCV in patients with compensated liver disease. In May 1999, the European Union's ("EU") Commission of the European Communities granted marketing authorization to Schering-Plough to market Rebetol(R) (ribavirin) Capsules for use in combination with interferon alfa-2b injection (marketed as Intron(R)A in certain countries) for the treatment of both relapsed and previously untreated (naive) HCV patients. The Commission's approval resulted in a single Marketing Authorization with unified labeling was immediately valid in all 15 European Union-Member States. Schering-Plough commenced marketing Rebetol(R) in Germany (May 1999), the United Kingdom (July 1999), Italy (October 1999), France (May 2000) and Spain (May
2000). The Company anticipates that Schering-Plough will introduce Rebetol(R) in the other EU markets upon receiving pricing approvals, where necessary, from individual EU countries.

     Royalty revenues for the year ended December 31, 2000 were $155,114,000 compared to $108,937,000 for 1999, an increase of 42%, reflective of additional sales of Rebetron(TM) by Schering-Plough resulting from the 1999 and 2000 launches into certain European markets.


     Schering-Plough has informed the Company that it believes royalties for the fourth quarter should not include royalties of approximately $1,800,000 on products distributed as part of an indigent patient marketing program. It also informed the Company that amounts that had previously been paid under this program, which they estimate to be approximately $11,900,000, should be returned to Schering-Plough. In raising the dispute, Schering-Plough has not clearly articulated a contractual basis for the nonpayment of royalties. Rather it has based its arguments on primarily moral or humanitarian grounds, essentially equitable arguments, indicating that they believe they should not have an obligation to pay royalties on product given to indigent patients. The Company has not been provided with appropriate information or documentation, and does not agree with such adjustment as the Agreement articulates those programs for which royalties would not be due. Should

Schering-Plough successfully apply this adjustment retroactively, it could have an impact on the Company's results of operations. Further, if Schering-Plough were to apply the proposed adjustment to future royalty payments, royalties could be reduced in approximately the same proportion as the proposed historical adjustment.


     Segment Revenues: In the North America Pharmaceuticals segment, revenues for the year ended December 31, 2000 were $275,687,000, compared to $254,694,000 for 1999. The increase in revenue of $20,993,000 (8%) was primarily the result of an increase of $46,177,000 (42%) in royalty revenues from sales of Rebetol(R) (ribavirin) by Schering-Plough and sales price increases of $12,066,000 (5%) partially offset by lower unit sales of $37,288,000 (15%) primarily resulting from production and supply problems that affected Efudex(R) and Librax(R) and decreased sales of other ethical products.

     In the Western Europe Pharmaceuticals segment, revenues for the year ended December 31, 2000 were $187,206,000 compared to $185,417,000 for 1999, an increase of $1,789,000 (1%). In 2000, revenues include sales attributable to the Solco acquisition in the third quarter 2000 of $7,036,000, product acquisitions
(1999) of $6,834,000 (4%) and the effect of an increase in sales prices of $13,591,000 (7%), offset by the negative impact of the stronger US Dollar of $27,324,000 (15%).

     In the Latin America Pharmaceuticals segment, revenues for the year ended December 31, 2000 were $127,485,000, compared to $100,325,000 for 1999. The increase of $27,160,000 (27%) primarily reflects increases in sales volume of $17,128,000 (17%) including sales of Bedoyecta(R), an injectable vitamin B-12 supplement, Virazole(R) (ribavirin), from the launching of OTO ENI, ear drops for external infectious and inflammatory otitis for pediatric use, and from the launching of a new line of dermatological products including Microskin, MicroVITA and MicroKA.

     In the Russia Pharmaceuticals segment, revenues for the year ended December 31, 2000 were $106,271,000, compared with $91,648,000 for 1999, an increase of
$14,623,000 (16%). The increase was primarily the result of the expansion of the Company's retail pharmacy business in 1999 of $13,324,000 (15%).

     In the Asia, Africa and Australia Pharmaceuticals segment ("AAA"), revenues for the year ended December 31, 2000 were $45,133,000 compared to $54,131,000 for 1999, a decrease of $8,998,000 (17%). In 2000, revenues include sales attributable to the Solco acquisition in the third quarter of $7,037,000. The decrease, after excluding the sales from Solco ($16,035,000), is due to sales volume decrease of $10,820,000 (21%) resulting from the shift by the Company to new distribution channels a year ago resulting in higher than normal sales in the second quarter of 1999, and the termination of a joint venture agreement in China of $4,720,000 (8%).

     In the Company's Biomedicals segment, revenues for the year ended December 31, 2000 were $58,522,000 compared to $61,197,000 for 1999, a decrease of
$2,675,000 (4%). The decrease is primarily due to lower sales volume in the Company's diagnostics and research product lines, partially offset by increased revenues from dosimetry services.

     Gross Profit: Gross profit margin on product sales decreased to 59% for the year ended December 31, 2000, compared to 60% for 1999. The decrease in gross profit margin is primarily due to lower gross profit margin in AAA. The gross profit margin for AAA was 42% in 2000 compared to 54% in 1999, reflecting a higher cost of goods purchased from toll manufacturers, which were purchased from SKB and Roche in 1999 and a decrease in gross profit margin of 6% in 2000 related to the termination of a joint venture in China. The gross profit margin for all other regions was relatively the same for 2000 and 1999.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses were $304,314,000 for the year ended December 31, 2000, compared to $252,207,000 for 1999, an increase of $52,107,000 (21%). In 1999, selling, general and administrative expenses included approximately $11,981,000 of costs associated with an asset revaluation in the Hungarian business. Excluding the asset revaluation charge in 1999, selling, general and administrative expenses increased $64,088,000. This increase is primarily due to a rise in selling and advertising expenses of $28,184,000, an increase in corporate expenses, including compensation and legal expenses of $13,825,000 primarily due to a $9,250,000 reserve for potential legal settlements and all other related costs (see note 12 of Notes to the Consolidated Financial Statements), lease termination costs of approximately $3,000,000 and 1999 non-recurring reductions of expense of $6,131,000.

     Research and Development: Research and development expenses for the year ended December 31, 2000 were $18,769,000, compared to $10,963,000 in 1999. The increase reflects the Company's expanded and intensified research and development efforts in 2000. Total research and development spending for 2000 was $37 million, which included capital for new equipment and facilities, as well as accelerated research programs to focus on the pipeline and new product development.

     Translation and Exchange Losses, Net: Translation and exchange losses, net were $6,587,000 for the year ended December 31, 2000 compared to $11,823,000 for 1999. In the year of 2000, translation losses principally consisted of translation losses of $3,525,000 related to the net monetary asset position of the Company's Russian subsidiaries and transaction losses of $3,062,000. In 1999, translation losses principally consisted of translation losses of $6,738,000 related to the net monetary asset position of the Company's Russian subsidiaries and losses of $2,650,000 in Hungary and Poland resulting from foreign-denominated debt.

     Interest Income and Expense: Interest expense during the year ended December 31, 2000 increased $4,413,000 compared to 1999, primarily due to interest on the $125,000,000 principal amount 8 3/4% Senior Notes due 2008 issued in July 1999 partially offset by a reduction of debt during the second half of 1999 in the Company's subsidiaries in Hungary, Poland and Czech Republic. Interest income increased from $8,894,000 in 1999 to $12,542,000 in 2000 as a result of the increase in cash generated during the second half of 1999.

     Income Taxes: The Company's effective income tax rate for the year ended December 31, 2000 was 27% compared to 21% for 1999. The increase in the effective tax rate results from higher taxable income in 2000 and the effect of the losses in Hungary and China for which no tax benefit was recorded partially offset by the recognition, during the second quarter of 2000, of deferred tax assets through the reduction of the related valuation allowance for capital loss carryforwards amounting to $12,250,000. During 1999, the Company reduced its valuation allowance for capital loss carryforwards by $25,286,000. The Company has announced its intention to restructure the Company and divide the Company into three separate publicly traded companies. This restructuring will include the sale of stock of the two newly formed companies, which is expected to result in a net capital gain. The Company will be able to utilize its capital loss carryforwards to offset the gain generated on the sale of stock. Ultimate realization of the deferred tax asset is dependent upon the Company generating sufficient capital gains prior to the expiration of the capital loss carryforwards. Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized.

     In Russia, the Company continues to benefit from special tax relief that benefits pharmaceutical companies. Under this relief approximately 75% of the income generated in Russia related to the manufacture and sale of prescription medicines is exempt from taxation. This reduces the statutory rate to approximately 8%. The continuing tax benefits in Russia are subject to potential changes in tax law that may be enacted in the future. Should these benefits be repealed, income generated in Russia would require the Company to provide taxes at the current statutory rate of 35%, which could have a material impact on the consolidated results of operation and cashflows of the Company.

  Year Ended December 31, 1999 Compared to 1998

     Royalty Revenues: Royalty revenues for 1999 were $108,937,000 compared to $37,425,000 for 1998. The 1999 royalty amount reflects increasing United States commercial sales of Rebetron(TM) by Schering-Plough subsequent to receipt of initial FDA approval in June 1998, inception of commercial sales in the European Union and an increase in compassionate use sales, primarily in Western Europe.

     Royalty revenues for 1998 also include a one-time payment of $16,500,000 which the Company received from Schering-Plough for the settlement of past royalties due on physician initiated clinical trials and free product distributed by Shering-Plough ($8,467,000), as reimbursement for expenses incurred by the Company in preparation for the launch of ribavirin capsules in the European Union ($3,033,000) and a forgiveness of a $5,000,000 obligation to Shering-Plough. In addition, the Company forfeited the right to co-market oral forms of ribavirin for the treatment of HCV in the European Union in exchange for an increase in worldwide royalty rates.

     The Company recorded the entire amount of the one-time payment as revenue as well as the previously unamortized portion of the 1995 license revenue paid to the Company by Schering-Plough of $3,689,000. At the time of the initial sale of the rights and technology to Schering-Plough in 1995, the Company maintained the rights to co-market in the European Union, was obligated under a supply and manufacturing agreement and participated on scientific advisory committees during the clinical trial process being conducted by Schering-Plough. In 1998, when the Company gave up the rights to co-market in the European Union in exchange for increased royalty rates, the Company no longer had any continuing obligations with respect to the transfer of the rights and technology to Schering-Plough.

     Segment Revenues: The decrease in revenues for the Company's Pharmaceutical segments of $90,340,000 (or 12%) for 1999 reflects the impact of the loss of the Yugoslavian operations ($141,740,000 in 1998) and the decrease in revenues of $72,043,000 in Russia, which was adversely impacted by the Russian economic situation. The decrease was partially offset by the increase in royalty revenues of $71,512,000 and the increase in product sales from acquisitions in 1999 and 1998 of $80,528,000.

     In the North America Pharmaceuticals segment, revenues were $254,694,000 for 1999, compared to $182,778,000 for 1998, an increase of $71,916,000 (or
39%). Revenues for 1999 reflect a $71,460,000 increase in royalty revenues from sales of Rebetol(R) (ribavirin) by Schering-Plough Corporation ("Schering-Plough") and the increase in sales of $12,993,000, resulting from the product acquisition from F. Hoffman-La Roche Ltd. ("Roche") in October 1998. In addition, product sales of Kinerase(R), which the Company introduced in March 1999, generated sales of $10,062,000. The increase was partially offset by a decrease of $11,327,000 in sales of the products obtained from Roche in 1997. During 1999, the Company began using published data, which reflects pharmaceutical sales data on sales made to distributors, including the buying trends of the distributors. The Company used this information in determining to decrease its selling and marketing efforts for these products, thus resulting in decreased sales. In addition, the decrease reflects a decline in units and revenues primarily from Virazole(R) and the Company's Bleach product line.

     In the Western Europe Pharmaceuticals segment, revenues for 1999 were $185,417,000 compared to $154,346,000 for 1998. The increase of $31,071,000 (or
20%) is primarily due to the Company's acquisition of the rights to certain products from Roche in October 1998, which generated additional sales of $18,625,000. In addition, $8,368,000 of the sales increase resulted from the inclusion of the full year results of ICN Czech Republic, which was acquired in June 1998.

     In the Latin America Pharmaceuticals segment, revenues were $100,325,000 for 1999 as compared to $85,351,000 for 1998, an increase of $14,974,000 (or 18%). The increase is primarily due to the product acquisitions in 1998 as well as continued growth in the base business. The acquisitions included products acquired from Roche in October 1998 and a portfolio of 32 dermatology products acquired from Laboratorio Pablo Cassara ("Cassara") effective March 1, 1998. The acquired products generated additional sales of $8,167,000 over the 1998 period.

     In the Russia Pharmaceuticals segment, revenues for 1999 were $91,648,000 compared with $163,691,000 for 1998, a decrease of $72,043,000 (or 44%). The
Company's Russian operations continue to be impacted by the Russian economic situation, which the Company believes has affected the liquidity and purchasing power of many of its Russian customers. In addition, the 77% decline in the value of the Russian ruble in relation to the United States dollar since June 1998 has reduced the dollar amount of the Company's Russian revenues. The Company has partially offset the effect of the exchange rate changes through price increases and improvement in its product mix.

     In the Asia, Africa and Australia Pharmaceuticals segment, revenues for 1999 were $54,131,000 compared to $48,649,000 in 1998, an increase of $5,482,000
(or 11%). The increase is primarily related to sales of products acquired from Roche and SmithKline Beecham plc. ("SKB") in 1998, which generated additional sales of $10,125,000 in 1999. This increase was partially offset by order backlog resulting from

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

temporary delays in shipments of certain products from contracted manufacturers and by lower revenues at Wuxi ICN Pharmaceuticals in China.

     In the Company's Biomedicals segment, revenues for 1999 were $61,197,000 compared to $61,509,000 in 1998, a decrease of $312,000. This decrease is primarily related to lower sales volume in the Company's diagnostic and radiochemical product lines, partially offset by increased revenues from radiation monitoring services.

     Gross Profit: Gross profit margin on product sales increased to 60% for 1999 compared to 56% for 1998. The improvement in gross profit margin is primarily due to increased sales of the products acquired from Roche in 1998, which generally yield higher gross profit margins than were previously achieved by the Company's base business. The Company's gross profit margin for 1999 was also improved by the loss of the Company's Yugoslavian operations, which achieved a 43% gross profit margin for 1998. Gross profit margins in the North America Pharmaceuticals segment were 85% for 1999 compared to 82% in 1998, reflecting the effect of the acquired products. In the Western Europe Pharmaceuticals segment, the gross profit margins were 49% for 1999 compared to 53% for 1998. The decrease in margin over 1998 was the result of the decrease in gross profit margins in Hungary and Poland. The Company's operations in Hungary and Poland have reduced export sales to the Russian market, temporarily lowering operating efficiencies as the Company shifts its efforts toward European Union markets. The decrease in Western Europe was partially offset by the effect of the acquired Roche products, which generally yield higher gross profit margins. The overall gross margins for the Company's Russia Pharmaceuticals segment were 36% for 1999 compared to 42% for 1998. In 1999, gross profit margins in the Company's Russian operations continue to be affected by the decline in sales volume resulting from the devaluation of the ruble. While the Company has historically been able to set its prices for Russian markets without government approval, the ruble devaluation has reduced the purchasing power of Russian consumers, effectively restricting price increases to a level that does not fully offset the impact of the devaluation. In an effort to diminish the impact of the decline in gross profit margin, the Company has also improved its product mix for the Russian market to focus on higher-margin products.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses were $252,207,000 for 1999, compared to $291,776,000 for 1998, a decrease of $39,569,000. The decrease primarily reflects the impact of the loss of the Company's Yugoslavian operations, which incurred expenses of $24,844,000 during 1998. In the Company's Russian operations, selling, general and administrative expenses decreased by $27,519,000 (excluding the effect of acquisitions), principally due to the 77% decline in the value of the ruble and the Company's cost-control efforts. The decrease in selling, general and administrative expenses also reflects an $18,270,000 decline in corporate expenses related to a reduction of legal expenses and some non-recurring expenses recorded in 1998. These amounts were partially offset by additional costs resulting from acquisitions of business and product rights, which totaled $19,182,000. The Company's selling, general and administrative expenses in 1999 also include approximately $11,981,000 of additional costs associated with the Hungarian business.

     Amortization of Goodwill and Intangibles: Amortization of goodwill and intangibles expenses were $29,239,000 for 1999, compared to $20,601,000 for 1998, an increase of $8,638,000. The increase principally reflects the increase in the amortization of intangibles related to the products acquired from Roche in 1998.

     Research and Development: Research and development expenditures for 1999 were $10,963,000, compared to $20,835,000 for the same period in 1998. The decrease reflects lower spending at the Company's facilities in the United States and Hungary, and the impact of the loss of the Company's Yugoslavian operations. In 1998, research and development at ICN Yugoslavia totaled $3,141,000. Additionally, the Company slowed its spending as it evaluated its overall research strategy during 1999.

     Translation and Exchange Losses, Net: Translation and exchange losses, net, were $11,823,000 for the year ended December 31, 1999 compared to $80,501,000 for the same period in 1998. In 1999, translation losses principally consisted of losses of $6,738,000 related to the net monetary asset position of the Company's Russian subsidiaries and losses of $2,650,000 in Hungary and Poland resulting from foreign-denominated debt, which was repaid in the second half of 1999. For the year ended December 31, 1998, the Company's

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

translation and exchange losses principally reflect the August 1998 devaluation of the Russian ruble and ICN Yugoslavia's net monetary asset position.

     Interest Income and Expense: For 1999, interest expense increased $17,874,000 compared to the same period in 1998, primarily due to the additional interest expense resulting from the Company's 8 3/4% Senior Notes due 2008, issued in August 1998 and July 1999. Interest expense on the Senior Notes was partially offset by lower interest expense on obligations of the Company's subsidiaries which were repaid using a portion of the proceeds from the Senior Notes. The net increase in interest expense also reflects a decrease in the amount of interest cost capitalized related to certain construction projects. During 1998, the Company capitalized interest of $3,540,000; no interest cost was capitalized in 1999. Interest income decreased to $8,894,000 in 1999 from $13,057,000 in 1998. In 1998, interest income included $4,022,000 of interest earned at ICN Yugoslavia on its cash balances and accounts receivable.

     Income Taxes: The Company's effective income tax rate for 1999 was 21% compared to 1% for 1998. The provision for income taxes increased as a result of the effect of higher 1999 taxable income in the United States, and the effect of the losses in Hungary and China for which no tax benefit was recorded. These increases in the effective tax rate were partially offset by higher 1999 taxable income in Puerto Rico and other jurisdictions taxed at rates lower than the U.S. Federal statutory rate of 35%. The provision for income taxes for 1999 includes a deferred tax benefit of $25,286,000 resulting from the recognition of deferred tax assets through the reduction of the related valuation allowance.

     ICN Hungary generated tax loss carryforwards in 1999 and in 1998. In 1998, the Company's Russian subsidiaries also generated deferred income tax assets, primarily related to bad debt reserves. Management believes that it is more likely than not that these future tax benefits will not be realized prior to expiration as a result of the seizure of ICN Yugoslavia and the economic crisis affecting Eastern Europe. Accordingly, the Company recorded a valuation allowance against these loss carryforwards and deferred income tax assets, resulting in no tax benefit being recorded in 1999 and 1998.

LIQUIDITY AND CAPITAL RESOURCES


     During the three months ended March 31, 2001, cash provided by operating activities totaled $54,887,000, compared to $52,981,000 in 2000. Operating cash flows reflect the Company's net income of $21,022,000, net non-cash charges (including depreciation, minority interest, and translation and exchange gains and losses) of $20,230,000, and working capital decreases totaling approximately $13,635,000. The working capital decrease principally consists of a decrease of $32,162,000 in accounts receivable and a decrease of $8,204,000 in inventories offset by a decrease of $13,915,000 in trade payables and accrued liabilities and an increase of $11,670,000 in prepaid expenses and other assets.



     Cash used in investing activities was $35,835,000 for the three months ended March 31, 2001 compared to $10,485,000 for the same period of 2000. In 2001, net cash used in investing activities consisted of an acquisition totaling $14,445,000 and payments for capital expenditures of $21,810,000, principally representing an increase in the investment in research and development in North America and distribution facilities in Western Europe. In 2000, the Company made capital expenditures of $5,881,000, principally representing production equipment in Western Europe and replacement assets in other regions. In addition, the Company made various product acquisitions in 2000 amounting to $4,712,000.



     Cash used in financing activities totaled $5,031,000 for the three months ended March 31, 2001, including cash dividends paid on common stock of $5,801,000, offset by proceeds from the exercise of employee stock options of $1,284,000. During the first quarter of 2000, cash provided by financing activities totaled $4,790,000, including cash dividends paid on common stock of $5,580,000, offset by proceeds from the exercise of employee stock options of $929,000.


     During 2000, cash provided by operating activities totaled $181,684,000 compared to $87,123,000 in 1999. Operating cash flows reflect the Company's net income of $90,180,000 and net non-cash charges (including depreciation, minority interest, and foreign exchange gains and losses) of $102,289,000, partially offset by working capital increases (after the effect of business acquisitions and currency translation

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

adjustments) totaling approximately $10,785,000. The working capital increases principally consist of a $34,129,000 increase in inventories primarily due to bridging stocks required during the transfer of manufacturing to the Company's manufacturing facilities for products acquired in prior years.

     The Company evaluates the carrying value of its inventories at least quarterly, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price the Company expects to obtain for its products in their respective markets compared with historical cost, and the remaining shelf life of goods on hand. The Company also evaluates the collectibility of its receivables at least quarterly. The Company's methodology for establishing the allowance for bad debts varies with the regions in which it operates. With the exception of Russia, the allowance for bad debts is based upon specific identification of customer accounts and the Company's best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. In Russia, the allowance for bad debts is based upon a combination of specific identification of customer account balances and an overall provision based upon anticipated developments and historical experience. In Russia, factors such as the economic crisis in August 1998 and the subsequent stabilization in the middle of 1999 were utilized in the analysis. Based upon this analysis, the Company recorded bad debt expense related to its Russian operations of $1,824,000, $8,129,000 and $26,242,000 for the years ended December 31, 2000,
1999 and 1998, respectively. As of December 31, 2000 and 1999 the allowance for doubtful accounts for the Company's Russian subsidiaries was $10,276,000 and $9,142,000, respectively. As of December 31, 2000, the Company believes that adequate provision has been made for inventory obsolescence and for anticipated losses on uncollectible accounts receivable.

     Cash used in investing activities was $90,795,000 for 2000 compared to $50,360,000 for 1999. In 2000, the Company made acquisitions of license rights, product lines and businesses amounting to $40,968,000 (net of acquired cash $4,613,000) and made capital expenditures of $49,330,000, principally representing an increase in the investment in research and development in North America and production equipment in Western Europe (including Poland, Hungary and the Czech Republic. In 1999, the Company incurred capital expenditures of $44,083,000, principally representing the continuation of its plant expansion efforts and investment in information systems. The Company also used cash of $23,588,000 (net of cash acquired of $288,000) for acquisitions, including acquiring a chain of 88 pharmacies in Russia, the purchase of a pharmaceutical distributor in Hungary and acquired product rights in certain Western European markets. These amounts were partially offset by the decrease in restricted cash in the amount of $15,144,000 which was required to collateralize the Company's obligation under certain letters of credit. After the Company settled its obligation in the fourth quarter of 1999, the restriction was removed.

     Cash used in financing activities totaled $112,765,000 during 2000, including payments on long-term debt of $105,901,000 (including the repurchase of $84,355,000 of the Company's outstanding 9 1/4% Senior Notes and $12,830,000 of its outstanding 8 3/4% Senior Notes), payments of cash dividends on common stock of $22,665,000, and payments on notes payable of $7,911,000. These payments were offset by proceeds from the exercise of stock options of $14,568,000, proceeds from the issuance of notes payable of $5,724,000 and proceeds from long-term borrowings of $3,420,000. During 1999, cash provided by financing activities totaled $36,399,000 principally consisted of proceeds from long-term borrowings of $145,490,000, including net proceeds of $118,485,000 from a private placement of $125,000,000 principal amount of its 8 3/4% Senior Notes due 2008. The Company used cash (including a portion of the proceeds of the 8 3/4% Senior Notes) for principal payments of $87,632,000 on long-term debt and for payments of $31,695,000 on notes payable. Other sources of cash also included $42,000,000 from the sale to Schering-Plough of 2,041,498 shares of its common stock (as provided for under the terms of a Stock Purchase Agreement entered into with Schering-Plough in 1995) and proceeds from the exercise of employee stock options of $12,894,000. These amounts were partially offset by the payment of dividends on common stock of $21,017,000, the repurchase of 614,167 shares of common stock for $15,304,000 under the Stock Repurchase Program authorized by the Company's Board of Directors in 1998 and the repurchase of the Company's Series D Preferred Stock in settlement of the remaining obligation to SKB.

     The current economic environment in Russia continues to affect the Company's operating cash flows in Russia, some of the Company's Russian customers continue to experience liquidity shortages. The Company may need to invest additional working capital in Russia to sustain its operations, to provide increasing levels of working capital necessary to support renewed growth, and to fund the purchase or upgrading of facilities. The Company also has several preliminary acquisition prospects that may require significant funds through the year 2001. However, there can be no assurance that any such acquisitions will be consummated.

     During 1999, the Company entered into certain option transactions which allowed the Company to establish a price range in which the Company had the option to repurchase its stock at a later date, without any immediate outlay of its cash resources. The Company entered into these option positions when the Company believed its stock to be undervalued, and anticipated that its stock price would appreciate. Under this program, the Company sold put options, which entitled the holder to sell the Company's stock to the Company at a specified price. At the same time, in a cashless transaction, the Company purchased call options, which entitled the Company to purchase its stock at a specified price from the same party. The put and call positions essentially established a price range within which the Company can repurchase its stock. If the stock price rises above the call option strike price, the repurchase of stock will be at a favorable price compared to the market price. Conversely, if the stock price falls below the put option strike price, the repurchase of stock is more costly than the market price. The put options and the corresponding call options expired in 2000. The Company, at its option, could make either a physical settlement, a cash settlement, or a net share settlement of its positions under the put and call options. The Company received 46,014 shares of its common stock and paid $20,000 in cash to settle its positions under the put and call options.

     Management believes that the Company's existing cash and cash equivalents and funds generated from operations will be sufficient to meet its operating requirements in the near term and to fund anticipated acquisitions, capital expenditures and increase research and development expenditures. The Company may also seek additional debt financing or issue additional equity securities to finance future acquisitions.


     The Company has filed a registration statement with the Securities and Exchange Commission to sell no more than 20% of ICN's interest in Ribapharm Inc., a wholly owned subsidiary of the Company ("Ribapharm"), in an underwritten public offering. The Company intends to distribute the remaining interest in Ribapharm to the Company's stockholders on a tax-free basis as soon as possible after the completion of the Ribapharm public offering. The distribution will be subject to a ruling from the U.S. Internal Revenue Service (the "IRS"), compliance with all other legal and regulatory provisions, and the required approval by holders of the Company's outstanding debt. Upon completion of the initial public offering of Ribapharm, the Company will within sixty days seek a ruling from the IRS. One reason that Ribapharm may not undertake an initial public offering is if the Company has sufficient funds from other sources to refinance all of the Company's debt. The approximate proceeds to the Company from a Ribapharm public offering have not yet been determined. The Company expects to use any proceeds from a Ribapharm public offering to repurchase the Notes. Subject to market conditions, the Company is planning to complete the Ribapharm offering in 2001.



     The Company intends to sell up to a 40% interest in ICN International AG ("ICN International") in an offering. The approximate proceeds to the Company from an ICN International offering have not yet been determined. The bulk of the shares are intended to be offered by ICN International, which will receive the net proceeds from such shares, however the Company may also offer a portion of the ICN International shares and in that event would receive a proportionate amount of the net proceeds. The net proceeds received by ICN International are intended to be used for acquisitions, sales and marketing, research and development, manufacturing facility improvements, and general corporate purposes. The net proceeds, if any, received by the Company are intended to be used to repay, in part, the Company's existing indebtedness. The Company intends to apply for listing of the shares of ICN International on the Budapest Stock Exchange and global depositary receipts on the London Stock Exchange. The Company filed draft offering circulars with regulatory authorities in both London and Budapest in March 2001. Subject to market conditions and regulatory approvals the Company expects to complete the offering of ICN International in the third quarter of 2001.



     The Company had revenue of $800,304,000, net income of $90,180,000 and operating cash flows of $181,684,000 for the year ended December 31, 2000. Of these amounts, Ribapharm contributed revenue of $154,818,000, net income $81,983,000 and operating cash flows of $83,549,000 and ICN International contributed revenue of $338,757,000, net loss of $952,000 and operating cash flows of $26,172,000, for the year ended December 31, 2000.



     The Company recently announced that it intends to privately sell approximately $250 million to $300 million of seven-year convertible subordinated notes. The proceeds are to be used to redeem outstanding debt and for general corporate purposes, including possible acquisitions. The convertible notes are expected to be convertible into the Company's stock and, upon the distribution of the Company's interests in Ribapharm to the Company's stockholders, if effected, into both the Company's and Ribapharm's stock.


     The Company is currently self-insured with respect to product liability claims. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the Company's liquidity and financial performance.

FOREIGN OPERATIONS


     Approximately 63% and 65% of the Company's revenues for the three months ended March 31, 2001 and 2000, respectively, were generated from operations outside the United States. Approximately 63%, 64%, and 76% of the Company's revenues for the years ended December 31, 2000, 1999 and 1998 were generated from operations outside the United States. All of the Company's foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and currency exchange controls, fluctuations in the relative values of currencies, political instability and restrictive governmental actions. Changes in the relative values of currencies occur from time to time have and may, in certain instances, materially affect the Company's results of operations. The effect of these risks remains difficult to predict. The Company does not currently provide any hedges on its foreign currency exposure and, in certain countries in which the Company operates, no effective hedging programs are available.


  Russia

     While the Russian economy continues to show improvement since the financial crisis that began in 1998, the economy continues to experience difficulties. In 1998, the ruble fell sharply from a rate of 6.3 rubles to $1 to a rate of 20.7 rubles to $1 at December 31, 1998. Throughout 1999 and 2000, the ruble continued to fluctuate, there is continued volatility in the debt and equity market, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be general lack of liquidity in the economy. In addition, laws and regulations affecting businesses operating within Russia continue to evolve. Russia's return to economic stability is dependent to a large extent on the effectiveness of the measures taken by the government, decisions of international lending organizations, and other actions, including regulatory and political developments, which are beyond the Company's control.


     At March 31, 2001, the ruble exchange rate was 28.8 rubles to $1 as compared with a rate of 28.2 rubles to $1 at December 31, 2000. As a result of the change in the ruble exchange rate, the Company recorded translation losses of $402,000 related to its Russian operations during the first quarter of 2001. As of March 31, 2001, ICN Russia had a net monetary assets position of approximately $11,508,000, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur.


     At December 31, 2000, the ruble exchange rate was 28.2 rubles to $1 as compared with the rate of 27.5 rubles to $1 and 20.7 rubles to $1 as of December 31, 1999 and 1998, respectively. As a result of the change in the ruble exchange rate, the Company recorded translation losses of $3,525,000, $6,738,000 and $53,848,000, related to its Russian operations during 2000, 1999 and 1998, respectively. As of December 31, 2000, ICN Russia had a net monetary asset position of approximately $12,423,000, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur.

     Due to the fluctuation in the ruble exchange rate, the ultimate amount of any future translation and exchange loss the Company may incur cannot presently be determined and such loss may have a negative impact on the Company's results of operations. The Company's management continues to work to manage its net monetary exposure. However, there can be no assurance that such efforts will be successful.

     The Company's Russian subsidiaries periodically engage in barter transactions related to the sale of its products in exchange for raw materials, other finished goods and costs or services incurred in the conduct of its operations. For each of the periods ended December 31, 2000, 1999 and 1998, the Company's Russian subsidiaries recorded approximately $3,000,000, $8,000,000 and $8,000,000, respectively, in revenue related to barter transactions.

     The Company's collections on accounts receivable in Russia have been adversely affected by the Russian economic situation. Prior to the August 1998 devaluation of the ruble, the Company had favorable experience with the collection of receivables from its customers in the region. Subsequently, the Company has taken additional steps to ensure the creditworthiness of its customers and the collectibility of accounts receivable by tightening its credit policies in the region. These steps include a shortening of credit periods, suspension of sales to customers with past-due balances and discounts for cash sales. The adoption of these more restrictive credit policies contributed to the decline in sales in Russia for 1999 compared to 1998.

     The Company believes that the economic and political environment in Russia has affected the pharmaceutical industry in the region. Many Russian companies, including many of the Company's customers, continue to experience liquidity problems as monetary policy has limited the money supply, and Russian companies often lack access to an effective banking system. As a result, many Russian companies have limited ability to pay their debts, which has led to a number of business failures in the region. In addition, the devaluation has reduced the purchasing power of Russian companies and consumers, thus increasing pressure on the Company and other producers to limit price increases in hard currency terms. As a result of the Russian economic situation, the Company recorded a charge in 1998 of $42,289,000 among several of its operating segments, which is included in Eastern European charges ($39,884,000) and cost of product sales ($2,405,000) in the consolidated statements of income. The charge consisted of reserves of $37,873,000 for losses on accounts receivable, the write-off of certain investments of $2,011,000, and a reduction in the value of certain inventories of $2,405,000.

  Yugoslavia

     On February 6, 1999, the government of the Federal Republic of Yugoslavia, acting through the Federal Ministry of Health and/or the Ministry of Health of Serbia, seized control of the Company's 75% owned subsidiary, ICN Yugoslavia. This action, based on a decision by the Ministry for Economic and Property Transformation that was reached on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Ministry of Economic and Property Transformation decision was based on a unilaterally imposed recalculation of the Company's original capital contribution to ICN Yugoslavia. Subsequent to the seizure, the Commercial Court of Belgrade issued an order stating that a change in control had occurred. These actions were taken, contrary to Yugoslavian law, without any notification to or representation by the Company. Since the change of control, representatives of the Company and ICN Yugoslavia's management have been denied any significant access to the premises and representation as to the management of ICN Yugoslavia.

     Prior to the seizure, ICN Yugoslavia's operations were adversely affected by the April 1998 devaluation of the dinar, which resulted in foreign exchange losses of $23,865,000 for the year. ICN Yugoslavia's domestic sales were adversely affected by the Company's previously announced suspension of sales to the Yugoslavian government. In addition, ICN Yugoslavia's export sales for the second half of 1998 were adversely affected by the Russian economic crisis. In the second and third quarters of 1998, the Yugoslavian government defaulted on its obligations to the Company on $176,204,000 of accounts and notes receivable. As a result of the government's default and the suspension of sales to the government, the Company recorded a $173,440,000 charge against earnings at ICN Yugoslavia in the second quarter of 1998. The charge is included in Eastern European charges ($165,646,000), cost of product sales ($3,667,000) and interest income ($4,127,000) in the consolidated statements of income. The charge consists of $151,204,000 reserve for losses on notes receivable (including accrued interest), reserves of $7,757,000 for losses on accounts receivable from government-sponsored entities, and a $14,479,000 write-down of the value of certain related investments and assets.

     The Company has commenced litigation in the United States District Court of the District of Columbia against the government of Yugoslavia and related agencies to recover damages and obtain injunctive relief. In addition, the government of Yugoslavia, through a related agency, filed an arbitration proceeding against the Company before the International Chamber of Commerce for damages related to the Company's acquisition of majority control of ICN Yugoslavia. The resolution of these matters may affect the status of certain compounds, which were contributed to ICN Yugoslavia by the Company, pursuant to the agreement that led to the formation of ICN Yugoslavia.

ACQUIRED PRODUCTS

     The majority of products acquired by the Company are mature products with no effective patents, either because of expirations or the absence of legal protections provided by the local governments in the respective markets. Under the Company's ownership, price increases and additional advertising and promotions were planned for selected products, as the Company believes that they were not marketed to their greatest potential. The Company believes that some of these products in specific markets have an adequate growth potential, and intends to develop a product strategy for each product.

     The Company believes that these products will continue to generate significant sales even without patent protection because the trademarks under which they are marketed are well-established and enjoy substantial customer brand-loyalty. Moreover, the relatively small sales volumes and market sizes for some of these products pose significant barriers to entry of generic competition.

     The Company estimated the remaining life of these products based on anticipated future profits assuming a constant profit margin for the remaining product cycle. It should be noted, however, any sales growth or increase in profitability attained by additional marketing efforts is expected to be relatively short-lived. After a temporary boost, these products will revert to their gradually declining trend in accordance with the product cycle model. The acquired products' historical operating results demonstrated their ability to earn substantial excess profits. Excess profits are directly related to their competitive advantage primarily attributable to the product quality and reputation. The useful life was defined as the number of years for the forecasted annual product sales to reach 50% of the cumulative historical amount through the date of acquisition. During the forecasted period, only gradual declines are expected due to the absence of immediate threats from competition of generic or/and alternative products. Based upon the Company's analysis, the useful lives of products acquired were estimated to be 18 years.

INFLATION AND CHANGING PRICES

     The effects of inflation are experienced by the Company through increases in the costs of labor, services and raw materials. The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. While the Company attempts to raise selling prices in anticipation of inflation, the Company operates in some markets which have price controls that may limit its ability to raise prices in a timely fashion. Future sales and gross profit will be reduced if the Company is unable to obtain price increases commensurate with the levels of inflation.

     The Russian government has instituted a process for establishing prices for pharmaceutical products, which may lead to price controls in the Russian market in the future. Currently, this process requires the Company to register the prices for certain of its products included on the government's list of "products important for health." The next procedure for registration includes the negotiation and approval of such prices between the Company and the relevant state bodies. The Company is currently working with all relevant state bodies to approve its prices and the Company is not presently able to determine the effect, if any, that this process may have on its results of operations. However, such developments could have a negative impact on the Company's results of operations and cash flows in Russia.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 member countries of the European Union introduced the Euro. The conversion rates between the Euro and the participating nations' existing legacy currencies were fixed irrevocably as of January 1, 1999. Prior to full implementation of the new currency on January 1, 2002, there will be a transition period during which parties may, at their discretion, use either the legacy currencies or the Euro for financial transactions.


     The Company expects its affected subsidiaries to continue to operate primarily in their respective legacy currencies for the remainder of 2001. The majority of the Company's affected subsidiaries currently can accommodate transactions for customers or suppliers operating in either the legacy currency or the Euro. Action plans are currently being implemented which are expected to result in full compliance with all laws and regulations relating to the Euro conversion. Such plans include the adaptation of information technology and other systems to accommodate Euro-denominated transactions as well as the requirements of the transition period. The Company is also addressing the impact of the Euro on its currency exchange-rate risk, taxation, contracts, competition and pricing. While it is not possible to accurately predict the impact the Euro will have on the Company's business or on the economy in general, management currently does not anticipate that the Euro conversion will have a negative impact on the Company's market risk with respect to foreign exchange, its results of operations, or its financial condition.


NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and becomes effective for the Company for the first quarter of 2001. The Company does not currently engage in any program of hedging and consequently the Company does not expect the adoption of SFAS No. 133 to have a material effect on the Company's consolidated financial position, cash flows, or results of operations.

     In December 1999, the Securities and Exchange Commission (the "SEC") released Staff Accounting Bulletin ("SAB") No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Company adopted the provisions of SAB 101 in the fourth quarter of 2000. Adoption of SAB 101 did not cause a material change in the Company's financial condition or results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's business and financial results are affected by fluctuations in world financial markets. The Company evaluates its exposure to such risks on an ongoing basis, and reviews its risk management policy to manage these risks to an acceptable level, based on management's judgment of the appropriate trade-off between risk, opportunity and costs. The Company does not hold any significant amount of market risk sensitive instruments whose value is subject to market price and currency risk.

     In the normal course of business, the Company also faces risks that are either non-financial or non-quantifiable. Such risks principally include country risk, credit risk, and legal risk and are not discussed or quantified in the following analysis.


     Interest Rate Risk: The Company does not hold financial instruments for trading or speculative purposes. The financial assets of the Company are not subject to significant interest rate risk due to their short duration. At March 31, 2001, the Company had $10,297,000 of foreign denominated debt that would subject it to both interest and currency risk. The principal financial liabilities of the Company that are subject to interest rate risk are its fixed-rate long-term debt (principally its 8 3/4% Senior Notes due 2008 and its 9 1/4% Senior Notes due 2005) totaling approximately $503,000,000. The Company does not use any derivatives or similar instruments to manage its interest rate risk. A 90 basis-point increase in interest rates (approximately 10% of the Company's weighted average interest rate on fixed-rate debt) affecting the Company's financial instruments would have an immaterial effect on the Company's 2001 pretax earnings. However, such a change would reduce the fair value of the Company's fixed-rate debt instruments (principally its 8 3/4% and 9 1/4% Senior Notes) by approximately $21,800,000 as of March 31, 2001.

                               THE EXCHANGE OFFER

GENERAL

  Registration Rights

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on or pursuant to which the Company agreed, for the benefit of holders of the Old Notes, that it will, at its expense (i) on or prior to the 30th day following the date of closing of each of the 1998 Offering and the 1999 Offering (each, an "Issue Date"), file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer pursuant to which the Notes will be exchanged for the Exchange Notes, which will have terms identical to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any provision relating to this paragraph) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by the 150th day after the Issue Date. Upon effectiveness of the Exchange Offer Registration Statement, the Company will offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes. The Company will keep the Exchange Offer open for acceptance for not less than 20 business days after the date the Exchange Offer Registration Statement is declared effective. For each Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date.

     Under existing interpretations of the staff of the Commission's Division of Corporation Finance (the "Staff"), the Exchange Notes will generally be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Notes to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company will permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     Each holder of the Notes who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to make representations to the Company, that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a public distribution (within the meaning of the Securities
Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

     In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the Exchange Notes. Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     In the event that applicable interpretations of the Staff do not permit the Company to effect the Exchange Offer or if for any other reason the Exchange Offer is not consummated by the 180th day following the Issue Date, or if the Initial Purchaser so requests with respect to the Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company will, at its expense, (a) promptly file a Shelf Registration Statement (the "Shelf Registration Statement") permitting resales from time to time of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to become effective and (c) use its best efforts to keep the Shelf Registration Statement current and effective until two years from the Issue Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The Company, at its expense, will provide to each holder of the Notes copies of the prospectus, that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the Notes from time to time. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including indemnification obligations).

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th day after the Issue Date or declared effective on or prior to the 150th day after the Issue Date, (ii) the Exchange Offer is not consummated on or prior to the 180th day following the Issue Date, (iii) the Shelf Registration Statement is not filed or declared effective within the required time periods or (iv) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective (except as specifically permitted therein) for a period of 15 consecutive days without being succeeded immediately by an additional Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, filed and declared effective (each such event a "Registration Default"), the interest rate borne by the Notes shall be increased by 0.50% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period following such Registration Default, up to a maximum aggregate increase of 1.0% per annum. From and after the date that all Registration Defaults have been cured, the Notes bear interest at the rate set forth on the cover page of this Prospectus.

     Prior to the date hereof, the Company's Exchange Offer Registration Statement relating to an exchange offer for the Old Notes had not been declared effective under the Securities Act. Under the provisions of the Registration Rights Agreement relating to such Old Notes, the Company continued to pay additional interest on such Old Notes until the date hereof.

     Notwithstanding the foregoing, to the extent necessary, there shall be added to all time limitation periods that number of days representing delays in the Company's filings with the Commission caused by events beyond the Company's control despite its best efforts in either of the following categories: (i) events affecting issuers generally, such as the temporary closure of federal agencies; or (ii) events directly affecting the Company such as its inability to obtain all information of an acquisition entity constituting a significant subsidiary within a time period that would permit independent auditors to prepare required audited information on a timely basis. In addition, if at any time counsel to the Company has determined in good faith that it is reasonable to conclude that the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement or the compliance by the Company with its disclosure obligations in connection with the Exchange Offer Registration Statement or the Shelf Registration Statement may require the disclosure of information which the Board of Directors of the Company has identified as material and which the Board of Directors has determined that the Company has a bona fide business purpose for preserving as confidential, then the Company may delay the filing or the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (if not then filed or effective, as applicable) and shall not be required to maintain the effectiveness thereof or amend or supplement the Exchange Offer Registration Statement or Shelf Registration Statement for a period expiring upon the earlier to occur of (A) the date on which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with its disclosure obligations and Commission requirements or (B) 30 days after the Company notifies the holders of such good faith determination.

     The summary herein of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

     As of the date of this Prospectus, $309.4 million aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, ICN arranged for the Old Notes initially purchased by qualified institutional buyers, as defined pursuant in Rule 144A under the Securities Act ("Qualified Institutional Buyers"), to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.


     This Prospectus, together with the accompanying Letter of Transmittal is
being sent to all registered holders of Old Notes as of           , 2001 (the
"Record Date").

     ICN shall be deemed to have accepted validly tendered Old Notes when, as and if ICN has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from ICN and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. ICN will pay all charges and expenses, other than applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean           , 2001, unless ICN, in its
sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, ICN will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that ICN is extending the Exchange Offer for a specified period of time.

     ICN reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by ICN (if permitted to be waived by ICN), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by ICN to constitute a material change, ICN will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which ICN may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, ICN shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 20, 1998 or July 20, 1999 (as the case may be). Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or August 20, 1998 or July 20, 1999 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New

Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year accruing from the last Interest Payment Date or, in the case of the first payment, August 20, 1998 or July 20, 1999 (as the case may be) at a rate of 8 3/4% per annum.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and ICN in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to ICN.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of ICN or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (including any participant in DTC whose name appears on a security position listed as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ICN, evidence satisfactory to ICN of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by ICN in its sole discretion, which determination will be final and binding. ICN reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes ICN's acceptance of which would, in the opinion of counsel for ICN, be unlawful. ICN also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. ICN's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as ICN shall determine. Neither ICN, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, ICN reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by ICN. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Deposit or withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by ICN, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, ICN will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in ICN's judgment, might materially impair ICN's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in ICN's judgment, might materially impair ICN's ability to proceed with the Exchange Offer.

     If ICN determines that it may terminate the Exchange Offer, as set forth above, ICN may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, ICN will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and ICN will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The United States Trust Company of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


By Mail:                         United States Trust Company of New York
                                 P.O. Box 84
                                 Bowling Green Station
                                 New York, NY 10274-0084
By Hand Prior to 4:30 p.m.:      United States Trust Company of New York
                                 30 Broad Street, B Level
                                 14th Floor
                                 New York, New York 10004-2304
By Hand After 4:30 p.m.          United States Trust Company of New York
on Expiration Date               30 Broad Street, 14th Floor
and by Overnight Courier:        New York, NY 10004-2304
By Facsimile:                    (212) 422-0183

Confirm by Telephone:            (800) 548-6565


FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by ICN. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of ICN and its affiliates in person, by telegraph or telephone.

     ICN will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. ICN, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. ICN may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by ICN.

     ICN will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by ICN upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by ICN over the term of the New Notes under generally accepted accounting principles. Unamortized expenses relating to the Old Notes will be deferred and amortized over the life of the New Notes.

                                    BUSINESS

INTRODUCTION


     ICN Pharmaceuticals, Inc. (the "Company") is a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products. In 2000, the Company had revenues of $800.3 million and net income of $90.2 million. For the three months ended March 31, 2001, the Company had revenues of $199.0 million and net income of $21.0 million.


     The Company distributes and sells a broad range of prescription (or "ethical") and over-the-counter ("OTC") pharmaceutical and nutritional products in over 90 countries. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders.

     The Company pursues a strategy of international expansion which includes:
(i) the acquisition of high margin products that complement existing product lines and can be introduced into additional markets to meet the specific needs of those markets; (ii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements; and (iii) the consolidation of the Company's leadership position in Central and Eastern Europe, including Russia. In executing this strategy, the Company believes that it is uniquely positioned to continue to exploit its basic competitive advantages: (i) large enough economies of scale in its global distribution network not enjoyed by smaller pharmaceutical companies that provide opportunities to develop and register multi-regional products; and
(ii) small enough economies of scale in much of its manufacturing and production facilities and its local and regional sales and marketing groups that provide for higher profitability on the Company's smaller, niche products that cannot be achieved by the larger pharmaceutical companies.

     The Company's research and development efforts are primarily focused on the development of drugs in the antiviral and anticancer areas. The Company's current research and development program areas include hepatitis C, hepatitis B, HIV, and cancer, each of which affects a large number of patients. The Company seeks to capitalize on an extensive nucleoside analog library that has already lead to the discovery and development of ribavirin.

     The Company operates in two principal business areas: the pharmaceutical business which comprises approximately 93% of the Company's total revenue, and the biomedical business which makes up the remainder. The Company's pharmaceutical business operates as five regional businesses: North America, Latin America, Western Europe (including Poland, Hungary and the Czech Republic), Eastern Europe (predominantly Russia), and Asia, Africa and Australia ("AAA"). The Company's biomedical business operates in three primary areas: research chemicals, dosimetry and diagnostic equipment. The regional businesses are each comprised of a number of local operating subsidiaries most of which are owned directly or indirectly through the Company's principal operating company in the United States.

     While most of the Company's businesses operate as part of a global integrated strategy, each region utilizes knowledge of the local markets to enhance the overall performance of the Company. For example, the Company operates six pharmaceutical companies throughout Eastern Europe and, as measured by sales, the Company believes it is one of the largest pharmaceutical companies in Eastern Europe. Long term, the Company believes that as the standard of living (disposable income as a percentage of GNP) rises, the rate of spending on health care will increase. The Company also believes it will benefit from the future growth of the Russian market over the next decade.

RESTRUCTURING


     On June 15, 2000, the Company publicly announced a restructuring plan to split its business into three separate publicly traded companies: Ribapharm Inc. (comprised of the Company's royalty stream from ribavirin and the Company's U.S. research & development operations) ("Ribapharm"), ICN International AG (comprised of the Company's operations in Western Europe, Eastern Europe and Asia, Africa and Australia) ("ICN International") and ICN Americas (comprised of the Company's operations in North America, Latin America and Biomedicals). The Company can give no assurance as to whether or when the restructuring will take place. The Company believes that under the terms of ICN's indentures sale of ICN International would not require the consent of noteholders but that the sale of Ribapharm would require the consent of noteholders.


  Ribapharm


     The Company has filed a registration statement with the Securities and Exchange Commission to sell a minority interest in Ribapharm in an underwritten public offering. The Company intends to distribute the remaining interest in Ribapharm to the Company's stockholders on a tax-free basis as soon as possible after the completion of the Ribapharm public offering. The distribution will be subject to a ruling from the U.S. Internal Revenue Service, compliance with all other legal and regulatory provisions, and the required approval by holders of the Company's outstanding debt. Subject to market conditions, the Company is planning to complete the Ribapharm offering in 2001. The Company has not yet submitted an IRS ruling request in connection with the distribution of the Company's interest in Ribapharm but intends to do so within sixty days of the public offering. Typically, it takes four to six months from the date of submission of a ruling request for the IRS to make a determination, but it may take longer. Consent of the holders of the Notes would be required for the Company to distribute its interest in Ribapharm. The Company has not yet obtained this consent. Although the Company anticipates obtaining this consent, in the event that such consent is not obtained, the Company may consider alternative structures to complete its restructuring. The Company expects to use any proceeds from a Ribapharm public offering to repurchase the Notes. If the Company repurchases Notes, the Company's cash balances and the Company's interest expense would be reduced. The Company believes that a repurchase of the Notes would not have a material effect on the Company's operations. The Company believes that consent of the Noteholders would not be required in connection with the sale of ICN International because the Indenture does not prohibit the sale of a subsidiary of the Company but, rather, restricts the amount and type of consideration for such sales and the Company's use of funds generated from such sales. The Company believes that consent of the Noteholders would be required in connection with the public offering and spin-off of Ribapharm under the terms of the Company's Indentures, because, among other things, such public offering and spin-off could be deemed a sale of substantially all of the assets of the Company.


  ICN International


     The Company intends to sell up to a 40% interest in ICN International in an offering. The Company intends to apply for listing of the shares of ICN International on the Budapest Stock Exchange and global depositary receipts on the London Stock Exchange. Subject to market conditions and regulatory approvals the Company expects to complete the offering of ICN International in the third quarter of 2001.


  ICN Americas

     In addition to continuing the Company's operations in North America, Latin America and Biomedicals, ICN Americas will hold the remaining interests in ICN International and Ribapharm until these interests are disposed of by ICN Americas, as discussed above.

     When available, copies of the preliminary prospectus relating to the offering of shares of Ribapharm may be obtained from the offices of UBS Warburg LLC, 299 Park Avenue, New York, New York 10171, telephone 212-821-3000.


     A registration statement relating to the shares of Class A common stock of Ribapharm has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This Form S-4 shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


     Any securities of ICN International offered will not be and have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements.

     The Company recently announced that it intends to privately sell approximately $250 million to $300 million of seven-year convertible subordinated notes. The proceeds are to be used to redeem outstanding debt and for general corporate purposes, including possible acquisitions. The convertible notes are expected to be convertible into the Company's stock and, upon the distribution of the Company's interests in Ribapharm to the Company's stockholders, if effected, into both the Company's and Ribapharm's stock.


ACQUISITIONS

     The Company, as a fundamental aspect of its growth strategy, actively pursues acquisitions throughout its regions of operations. Currently, the Company has operations in twelve of the top fifteen pharmaceutical markets, as measured by sales. Over the past three years, the Company has acquired a variety of products, some of which are counted as the Company's largest products, and a number of companies around the world. The following is a summary of the Company's acquisitions.


     In July 2000, the Company acquired the Swiss pharmaceutical company Solco Basel AG for $30.4 million, of which $25.2 million was paid in cash ($4 million of cash was received as part of the Solco assets) and the balance in 125,000 shares of the Company's common stock. Under the terms of the Company's agreement with the sellers, the Company has guaranteed a per share price initially at CHF 64 ($37.75 at March 31, 2001), increasing at a rate of 4% per annum through June 30, 2002. If the holders of the shares sell any of the shares prior to June 30, 2002, the Company is entitled to one-half of any proceeds realized in excess of the guaranteed price. If the market price of the Company's common stock is below the guaranteed price at the end of the guarantee period, the Company will be required to satisfy the aggregate guarantee amount by payment in cash. The aggregate guaranteed value of the shares held by the sellers exceeds the market value by approximately $1.8 million as of March 31, 2001.


     Effective September 1, 1999, the Company acquired a chain of 88 retail outlets in Moscow and St. Petersburg, Russia, for $7.6 million. The purchase complements the Company's plan to vertically integrate the Russian market and provides the Company with the ability to effectively implement one element of its distribution strategy.

     Effective October 1, 1998, the Company completed the acquisition of the worldwide rights (except India) to four products from F. Hoffmann-La Roche Ltd ("Roche"). The products include Dalmane(R)/ Dalmadorm(R), a sleep disorder drug; Fluorouracil, an oncology product; Librax(R), a treatment for gastrointestinal disorders; and Mogadon(R), a sleep disorder drug also used to treat epilepsy. The aggregate purchase price for the products was $178.8 million, paid in a combination of $89.4 million cash and 2,883,871 shares of the Company's common stock, valued at $89.4 million. Under the terms of the Company's agreement with Roche, the Company guaranteed to Roche a per share price initially at $31.00, increasing at a rate of 6% per annum through December 31, 2000. On February 28, 2001, the Company issued 92,975 shares of its common stock valued at approximately $2.7 million in settlement of the guarantee. See Note 11 of Notes to Consolidated Financial Statements.

     In October 1998, the Company entered into agreements with Senetek plc under which it obtained rights to market certain products, including rights to market Kinetin (marketed by the Company as Kinerase(R)), a skin cream to inhibit signs of aging, through physicians and pharmacies. In 1998, the Company launched the product and is marketing it through its existing operations.

     In July 1998, the Company acquired Vyzkumny Ustav Antibiotic a Biotransformacii ("VUAB"), a manufacturing and research facility located in a suburb of Prague, Czech Republic for $17.9 million in cash. VUAB's two main product lines are finished forms of human drugs, including injectable antibiotics and pharmaceutical raw materials, including ephedrine, a powdered or crystalline alkaloid used in the treatment of allergies and asthma, and nystatin, an antibiotic used in the treatment of fungal infections.

     In March 1998, the Company acquired the global rights to a portfolio of 32 dermatology products from Laboratorio Pablo Cassara, an Argentine-based pharmaceutical manufacturer, for $22.5 million cash. The Company markets these products through its subsidiary, ICN Argentina.

     In February 1998, the Company acquired from SmithKline Beecham plc ("SKB") the Asian, African and Australian rights to 39 prescription and OTC pharmaceutical products. The Company received the product rights in exchange for $45.5 million, of which $22.5 million was paid in cash and the balance in

821 shares of the Company's Series D Convertible Preferred Stock. Each share of the Series D Convertible Preferred Stock was initially convertible into 750 shares of the Company's common stock (together, the "SKB Shares"), subject to certain antidilution adjustments. The Company agreed to pay SKB an additional amount in cash (or, under certain circumstances, in shares of common stock) to the extent proceeds received by SKB from the sale of the SKB Shares during the guarantee period ending in December 1999 and the then market value of the unsold SKB Shares did not provide SKB with an average value of $46.00 per common share (including any dividend paid on the SKB Shares). In December 1999, the Company satisfied its obligation to SKB by repurchasing the 821 shares of Series D Convertible Preferred Stock for $28.3 million in cash.

ROYALTY AGREEMENT AND REVENUES

     In 1995, the Company entered into an Exclusive License and Supply Agreement ("License Agreement") with Schering-Plough Corporation ("Schering-Plough") whereby Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). The License Agreement provided the Company an initial non-refundable payment and future royalty payments to the Company from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, the Company retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole(R). Schering-Plough currently has exclusive worldwide marketing rights for oral forms of ribavirin for hepatitis C and is responsible for all clinical development and regulatory activities. In 1998, the Company sold to Schering-Plough its rights to co-market oral ribavirin for the treatment of hepatitis C in the European Union in exchange for increased royalty rates on sales of ribavirin worldwide. As part of the original agreement, Schering-Plough was required to purchase $42 million of the Company's common stock. In 1999, after certain regulatory milestones were achieved, Schering-Plough purchased 2,041,498 shares of the Company's common stock fulfilling its obligation.

     In June 1998, Schering-Plough received approval from the United States Food and Drug Administration ("FDA") to market Combination Therapy under the brand name Rebetron(TM) for the treatment of chronic hepatitis C in patients with compensated liver disease who have relapsed following alpha interferon therapy and began selling Combination Therapy in the United States. On June 16, 1998, Schering-Plough filed a supplemental New Drug Application ("NDA") with the FDA for Combination Therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with alpha interferon therapy (referred to as treatment-naive patients) and in December 1998, this supplemental NDA was approved by the FDA.

     In May 1999, the European Union's ("EU") Commission for the European Communities granted marketing authorization to Schering-Plough to market Rebetol(R) (ribavirin) capsules for use in combination with interferon alfa-2b injection (marketed as Intron(R)A in certain countries) for the treatment of both relapsed and naive HCV patients. The Commission's approval resulted in a single Marketing Authorization with unified labeling that was immediately valid in all 15 European Union-Member States. Schering-Plough commenced marketing Rebetol(R) in Germany (May 1999), the United Kingdom (July 1999), Italy (October
1999), France (May 2000) and Spain (May 2000). The Company anticipates that Schering-Plough will introduce Rebetol(R) in the other EU markets upon receiving pricing approvals, where necessary, from individual EU countries.

     In December 2000, Schering-Plough submitted a supplemental NDA with the FDA to market ribavirin in the U.S. under the brand name Rebetol separately for use in combination with interferon alfa-2b. FDA approval would allow Schering-Plough to sell ribavirin separately as well as part of a package with interferon alfa-2b.

     On March 28, 2001, Schering-Plough Corporation received notice that the European Commission of the European Union granted centralized marketing authorization to Peg-Intron(TM) (peginterferon alfa-2b) Injection and Rebetol(R) (ribavirin) Capsules as combination therapy for the treatment of both relapsed and naive adult patients with histologically proven chronic hepatitis C. Commission approval of the centralized Type II variations to the Marketing Authorizations for Peg-Intron(TM) and Rebetol(R) would result in unified labeling that would be immediately valid in all 15 EU-Member States.

     On January 19, 2001, the FDA granted marketing approval to Peg-Intron(TM) as once-weekly monotherapy for the treatment of chronic hepatitis C in patients not previously treated. On February 6, 2001, Schering-Plough Corporation submitted a supplemental Biologics License Application (sBLA) to the FDA seeking marketing approval for Peg-Intron(TM) (peginterferon alfa-2b) Powder for Injection for use in combination therapy with Rebetol(R) (ribavirin, USP) Capsules for the treatment of chronic hepatitis C in patients not previously treated with interferon alpha who have compensated liver disease and are at least 18 years of age. Schering-Plough has requested priority review status for the application. Priority review status provides for FDA action (whether favorable or not) within 180 days from the date of filing.

     Royalty revenues under the License Agreement were $155.1 million, $108.9 million and $37.4 million for 2000, 1999 and 1998, respectively. The increase in royalty revenues is from increasing United States commercial sales of Rebetron(TM) by Schering-Plough subsequent to receipt of initial FDA approval in June 1998, the 1999 and 2000 launches into certain European markets and heightened worldwide demand for the combination therapy. The 1998 amount includes a one-time payment of $16.5 million received from Schering-Plough for past royalties and as reimbursement of expenses incurred by the Company in preparation for the launch of ribavirin capsules in the EU.


     Schering-Plough has informed the Company that it believes royalties for the first quarter of 2001 and for the fourth quarter should not include royalties of approximately $1.2 million and $1.8 million, respectively, on products distributed as part of an indigent patient marketing program. It also informed the Company that amounts that had previously been paid under this program, which they estimate to be approximately $11.9 million, should be returned to Schering-Plough. In raising the dispute, Schering-Plough has not clearly articulated a contractual basis for the nonpayment of royalties. Rather it has based its arguments on primarily moral or humanitarian grounds, essentially equitable arguments, indicating that they believe they should not have an obligation to pay royalties on product given to indigent patients. The Company has not been provided with appropriate information or documentation, and does not agree with such adjustment as the Agreement articulates those programs for which royalties would not be due. Should Schering-Plough successfully apply this adjustment retroactively, it could have an impact on the Company's results of operations. Further, if Schering-Plough were to apply the proposed adjustment to future royalty payments, royalties could be reduced in approximately the same proportion as the proposed historical adjustment.


     According to the Centers for Disease Control and Prevention, approximately four million Americans are chronically infected with the hepatitis C virus. Of these, 20%-50% are expected to develop liver cirrhosis, of which 20%-30% are expected to go on to develop liver cancer or liver failure requiring liver transplant. An equal or greater degree of disease prevalence is projected in Western Europe and Japan.

     In addition to the use of ribavirin in Combination Therapy, the Company markets ribavirin under its own trademark Virazole(R) for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"). In the United States and Europe, Virazole(R) is approved for use in hospitalized infants and children with severe lower respiratory infections due to RSV.

EASTERN EUROPEAN DEVELOPMENTS

     During 1999 and 1998, the Company's operations in Eastern Europe were adversely affected by economic and political developments in the region, including the Yugoslavian government's seizure of the Company's Yugoslavian operations.

  Yugoslavia

     On February 6, 1999, the government of the Federal Republic of Yugoslavia, acting through the Federal Ministry of Health and/or the Ministry of Health of Serbia, seized control of the Company's 75% owned subsidiary, ICN Yugoslavia. This action, based on a decision by the Ministry for Economic and Property Transformation that was reached on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Ministry of Economic and Property Transformation decision was based on a unilaterally imposed recalculation of the Company's original capital contribution to ICN Yugoslavia. Subsequent to the seizure, the Commercial Court of Belgrade issued an order stating that a change in control had occurred. These actions were taken, contrary to Yugoslavian law, without any notification to or representation by the Company. As a result, the Company had and continues to have no effective control over the operating and financial affairs of ICN Yugoslavia and deconsolidated the financial statements of ICN Yugoslavia as of November 26, 1998. Accordingly, the Company recorded a charge of $235.3 million in the fourth quarter of 1998. This charge reduced the carrying value of the Company's investment in ICN Yugoslavia to its fair value, estimated to be zero.

     Prior to the seizure, ICN Yugoslavia's operations were adversely affected by the April 1998 devaluation of the dinar, which resulted in foreign exchange losses of $23.9 million for the year. ICN Yugoslavia's domestic sales were adversely affected by the Company's suspension of sales to the Yugoslavian government. In addition, ICN Yugoslavia's export sales for the second half of 1998 were adversely affected by the Russian economic crisis. In the second and third quarters of 1998, the Yugoslavian government defaulted on its obligations to the Company on $176.2 million of accounts and notes receivable. As a result of the government's default, the Company recorded a $173.4 million charge against earnings at ICN Yugoslavia in the second quarter of 1998. The charge is included in Eastern European charges ($165.6 million), cost of product sales ($3.7 million) and interest income ($4.1 million) in the consolidated statements of income. The charge consisted of a $151.2 million reserve for losses on notes receivable (including accrued interest), reserves of $7.8 million for losses on accounts receivable from government-sponsored entities, and a $14.4 million write-down of the value of certain related investments and assets.

     The Company has commenced litigation in the United States District Court of the District of Columbia against the government of Yugoslavia and related agencies to recover damages and obtain injunctive relief. In addition, the government of Yugoslavia, through a related agency, filed an arbitration proceeding against the Company before the International Chamber of Commerce for damages related to the Company's acquisition of majority control of ICN Yugoslavia. The resolution of these matters may affect the status of certain compounds, which were contributed to ICN Yugoslavia by the Company in accordance with the agreement, which led to the formation of ICN Yugoslavia. See Item 1 "Business -- Research and Development."

PRODUCTS

     During 2000, the ten pharmaceutical products generating the greatest sales volume for the Company represented approximately 32% of worldwide pharmaceutical sales. The following table summarizes the Company's top ten pharmaceutical products based on sales in 2000:

                                                                                     2000         % OF
                                                             THERAPEUTIC            PRODUCT      PRODUCT
PRODUCT                   GENERIC NAME                   CATEGORY/INDICATION         SALES        SALES
-------                   ------------                   -------------------        -------      -------
                                                                                 (IN MILLIONS)
Efudix(R)/Efudex(R)       fluorouracil                 Antineoplastic/Actinic       $ 35.3           6%
                                                       Keratosis
Mestinon(R)               pyridostigmine bromide       Anticholinesterase/            33.9           6
                                                       myasthenia gravis
Bedoyecta(R)              Vitamin B complex            Vitamin supplement             25.6           4
Librax(R)                 chlordiazepoxide HCl and     Antispasmotic                  17.0           3
                          clidinium bromide
Virazole(R)               ribavirin                    Antiviral                      14.9           3
Dalmane(R)/Dalmadorm(R)   flurazepam/dihydrochloride   Sedative/sleep disorders       14.5           2
Kinerase(TM)              N(6) -- furfuryladenine      Dermatological                 12.4           2
                          0.1%
Nuclosina(R)              omeprazole                   Gastrointestinal               10.9           2
Ancotil(R)/Ancobon(R)     flucytosine                  Antifungal                     10.2           2
Fluorouracil injectable   fluorouracil                 Oncology                       10.1           2
                                                                                    ------         ---
Sub-total
                                                                                     184.8          32
All others
                                                                                     401.9          68
                                                                                    ------         ---
          Total pharmaceutical product sales, excluding royalty revenue             $586.7         100%
                                                                                    ======         ===

  Antivirals

     The Company sells its antiviral drug, ribavirin, under the tradename Virazole(R) in North America and most European countries. Ribavirin is sold as Vilona(R) and Virazide(R) in Latin America and Virazide(R) in Spain. Reference to the sale of Virazole(R) includes sales made under the trademarks Vilona(R) and Virazide(R). Ribavirin accounted for approximately 3%, 1% and 1% of the Company's net product sales for the years ended December 31, 2000, 1999 and 1998, respectively. Ribavirin is currently approved for sale in various pharmaceutical formulations in over 40 countries for the treatment of several different human viral diseases, including RSV, hepatitis, herpes, influenza, measles, chicken pox and HIV. In the United States and Canada, Virazole(R) has been approved for hospital use in aerosolized form to treat infants and young children who have severe lower respiratory tract infections caused by RSV. In treating RSV, the drug is administered by a small particle aerosol generator, a system that permits direct delivery of ribavirin to the site of the infection. Similar approvals for ribavirin for use in the treatment of RSV have been granted by governmental authorities in 22 other countries.

  Antibacterials

     The Company sells antibacterial products which accounted for approximately 8%, 10% and 10% of the Company's net product sales for the years ended December 31, 2000, 1999 and 1998, respectively.

     The major products in this group include Ancobon(R)/Ancotil(R), Anapenil(R) and Yectamicina(R). Ancobon(R)/ Ancotil(R) is a systemic anti-fungal product that is used in the treatment of serious infections. Anapenil(R) is an antibiotic product that is used in the treatment of susceptible infections. Yectamicina(R) is a bactericidal aminoglycoside antibiotic that is used in the treatment of respiratory, urinary, gastrointestinal tract infections, sepsis, meningitis and bone infections due to Gram-negative and Gram-positive bacteria.

  Other Ethicals

     The Company manufactures and/or markets a wide variety of other ethical pharmaceuticals, including analgesics, anticholinesterases, antirheumatics, cardiovasculars, dermatologicals, endocrine agents, gastrointestinals, hormonals and psychotropics. Other ethicals accounted for approximately 73%, 68% and 59% of net product sales for the years ended December 31, 2000, 1999 and 1998, respectively.

     Dermatological products represent the Company's largest selling product line among its other ethical pharmaceutical products. Dermatological products include Efudex(R)/Efudix(R), Oxsoralen-Ultra(R), Kinerase(TM), Solaquin(R), and Eldoquine(R), which are principally used for actinic keratosis, psoriasis, reducing wrinkles and other signs of aging and pigmentation disorders, hypopigmentation (the skin losing its color) and hyperpigmentation (the skin darker than normal). The Company's largest selling ethical product is Efudex(R)/Efudix(R), a topical anti-skin cancer product.

     The Company has also introduced a laser-based product, known as N-Lite(TM), for the reduction of periocular wrinkles. N-Lite(TM) is currently cleared by FDA for the specific claim of wrinkle reduction in the periocular region of the face. The product is currently being tested for other indications, including acne and wrinkle removal in other anatomical regions. The Company believes N-Lite(TM) is complementary to its dermatological business.

     Other ethical products include Mestinon(R), Librax(R), Bedoyecta(R), Dalmane(R)/Dalmadorm(R), Fluorouracil injectible, Librium(R) and Limbitrol(R).

  OTC Products

     OTC products encompass a broad range of ancillary products, which are sold through the Company's existing distribution channels. OTC products accounted for approximately 7%, 11% and 22% of the Company's net product sales for the years ended December 31, 2000, 1999 and 1998, respectively.

  Biomedical Products

     Research chemicals, diagnostic and other biomedical products accounted for approximately 9%, 10% and 8% of the Company's net product sales for the years ended December 31, 2000, 1999 and 1998, respectively.

     Research Chemicals: The Company serves life science researchers throughout the world primarily through a catalog sales operation. The Company's catalog lists approximately 55,000 products which are used by medical and scientific researchers involved in molecular biology, cell biology, immunology and biochemistry, microbiology and other areas. A majority of these products are purchased from third party manufacturers and distributed by the Company. Products include biochemicals, immunobiologicals, radiochemicals, tissue culture products and organic, rare and fine chemicals.

     Diagnostics: Among the diagnostics marketed by the Company are reagents that are routinely used by physicians and medical laboratories to accurately and quickly diagnose hundreds of patient samples for a variety of disease conditions. The Company manufactures both enzyme and radio-immunoassay kits, which it markets under the ImmuChem(TM) product line. The Company is also a supplier of immunodiagnostic tests for the screening of newborn infants for inherited and other disorders.

     Dosimetry: The Company is a supplier of analytical monitoring services to detect personal occupational exposure to radiation. This service is provided to dentists, veterinarians, chiropractors, podiatrists, hospitals, universities, government institutions, nuclear power plants, small office practitioners and others exposed to ionizing radiation. The Company's service includes both film and thermo luminescent badges in several configurations to accommodate a broad scope of users. This service includes the manufacture of badges, distribution to and from clients, analysis of badges and a radiation report including exposure.

RESEARCH AND DEVELOPMENT

     The Company's research and development effort seeks to discover, develop, and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. The Company's current program areas include hepatitis C, hepatitis B, HIV, and cancer, each of which affects a large number of patients. The Company's research and development activities are based upon the expertise accumulated in over 30 years of nucleic acids research focusing on the internal generation of novel molecules.

     The research and development function works closely with corporate marketing on a global and regional basis. In connection with this arrangement, the Company has entered into a number of licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop its proprietary products. In addition, the Company develops innovative products targeted to address the specific needs of the Company's local markets.

     In March 2000, the Company hired Johnson Y.N. Lau, Ph.D., M.D., to lead the research and development effort. Dr. Lau, an expert in viruses and liver diseases, was formerly senior director in antiviral research at the Shering-Plough Research Institute. The Company spent approximately $18 million in 2000 to update and modernize its research laboratories and equipment. The Company expects to spend a similar amount to complete the modernization of its research facilities in 2001. This modernization will enable the Company to accelerate its drug discovery and development process by utilizing advanced screening techniques and equipment, biological assays, and sophisticated computer assisted drug design. The Company plans to expand its research team to over 120 scientists by the end of 2001, and currently employs approximately 85 employees devoted to research and development activities.

  Near and Medium-Term Research and Development

     The Company's near-term development pipeline includes the registration of a number of products in regional markets, including, but not limited to, Latin America and Central and Eastern Europe. This ongoing activity introduces both high quality generic and licensed proprietary products into under-served markets.

     The Company's medium-term research and development pipeline involves the pre-clinical and clinical evaluation of certain nucleoside compounds which have broad market attractiveness and which have shown promise for successful commercialization. These compounds include:

          Virazole(R) (ribavirin): In addition to the use of ribavirin for chronic hepatitis C, clinical studies have been performed with ribavirin in various formulations for the treatment of several other viral diseases. Among diseases for which at least one governmental health regulatory agency, in countries other than the United States, has approved commercialization of ribavirin are herpes zoster, genital herpes, chicken pox, hemorrhagic fever with renal syndrome, measles, influenza and HIV. The Company is initiating focused clinical studies evaluating the use of ribavirin for early intervention against RSV infections in persons whose immune defenses are compromised as a consequence of bone marrow transplantation.

          Levovirin(TM): Levovirin(TM) is a nucleoside analog that is being developed in oral form for the treatment of hepatitis C. Pre-clinical studies suggest that Levovirin(TM) may have an ability to stimulate an immune response to viral infections without a direct antiviral effect and without the anemia associated with ribavirin. In preliminary toxicology studies, Levovirin(TM) appeared to have fewer side effects than ribavirin at the same dosage levels. An Investigational New Drug Application ("IND") was submitted to the FDA in December 2000 to begin clinical testing of Levovirin(TM) for the treatment of chronic hepatitis C. The Company has proceeded with initial clinical studies that consist of a safety and tolerability study in normal volunteers followed by a second study in hepatitis-C infected patients. Based on the findings of these studies, the Company intends to conduct a proof-of-principle and dose-ranging study to address the safety and efficacy of the combination of Levovirin and interferon.

          Tiazole(TM) (tiazofurin): In January 2001, Tiazole(TM) was granted orphan drug status by U.S. federal regulators for the indication of chronic myelogenous leukemia. The orphan-drug designation is granted for rare diseases or conditions that affect fewer than 200,000 people in the United States. Such status will provide seven years of marketing exclusivity if Tiazole(TM) is the first drug approved for this indication. Chronic mylogenous leukemia is not currently curable with conventional chemotherapy or immunotherapy. Tiazole is currently in phase III clinical trials (study commenced September 2000). If required studies and tests are successful, the Company intends to file a NDA with the U.S. FDA for the treatment of chronic myelogenous leukemia with blast crisis.

          Tiazole(TM) is also being developed for the treatment of ovarian cancer and multiple myeloma. It is believed that Tiazole(TM) may cause inhibition of the biosynthesis of guanosine tiphosphate, which is a building block essential for tumor cell growth in various cancer cell lines. The Company believes that the resulting reduction in the concentration of these building blocks may reduce the capacity of the cancer cells to proliferate.

          Adenazole(TM) (8-CI cAMP, Tocladesine): Adenazole(TM) is a nucleoside analog being developed for the treatment of colon cancer. Adenazole(TM) may potentially control cell growth and cause cancer cells to behave more like normal cells in various cancer cell lines. The Company expects that Adenazole(TM) will be administered to patients intravenously. Adenazole(TM) has completed two Phase I trials.

          Adenazole(TM) has been evaluated for potential use in the treatment of colon cancer in two Phase I studies. Of the 19 patients with colon cancer in the two studies, one patient showed a 70% reduction of retroperitoneal mass, believed to be related to cancer, while another patient showed stable disease for four months. In December 1999, the Company submitted various data to US and Russian regulatory authorities to obtain permission to proceed with Phase I trials in the treatment of colon cancer in both countries. In the United States, the FDA accepted the Company's investigational new drug application. A Phase Ib study was initiated in September 2000 with the University of California in San Diego and Los Angeles as the two clinical trial sites.

          The rights to the compounds Tiazole(TM) and Adenazole(TM) were among the assets which the Company contributed to ICN Yugoslavia, upon the formation of that joint venture in 1991. The resolution of the ongoing matter with the Yugoslavian government may affect the status of these compounds.

          Viramidine(TM): Viramidine(TM) is a nucleoside analog that the Company intends to develop in oral form for the treatment of hepatitis C. The Company expects to test Virmidine's(TM) effect on the hepatitis C virus both on its own and in combination with interferon alpha. Viramidine(TM) is currently in pre-clinical development. The pre-clinical studies have indicated that this nucleoside analog has the same pattern of immunomodulatory and antiviral activity as ribavirin but was found to have fewer side-effects compared to ribavirin in preliminary studies. The Company is conducting a number of pre-clinical studies, including virologic studies, mechanism of action studies, drug metabolism studies and ancillary pharmacology studies, to evaluate the potential of this nucleoside analog. If the efficacy and toxicity profile are confirmed, the Company intends to file an IND in the fourth quarter of 2001.


  Long-Term Research and Development

     The Company's long-term research and development activities are focused on the identification and development of novel therapeutic compounds for the treatment of viral diseases, cancer and immunologic dysfunction. The Company's research focus is based on extending the library of nucleoside analogs through new synthesis and screening efforts. This is a proven approach that led to the identification of ribavirin by the Company and to other nucleoside therapeutics, in particular, antiviral and anticancer drugs, by other companies. Given the success of the use of nucleoside analogs in the areas of antiviral and anticancer research, the Company is focusing its R&D efforts in these two therapeutic areas.

     There can be no assurance of the results of any of the Company's research and development efforts or the ultimate commercial success of any of the products in development.

MARKETING AND CUSTOMERS

     The Company markets its pharmaceutical products in some of the most developed pharmaceutical markets, as well as many developing markets. The Company adjusts its marketing strategies according to the individual markets in which it operates. The Company believes its marketing strategy is distinguished by flexibility, allowing the Company to successfully market a wide array of pharmaceutical products within diverse regional markets, as well as certain drugs on a worldwide basis.

     The Company has a marketing and sales staff of approximately 2,500 persons who promote its pharmaceutical products. As part of its marketing program for pharmaceuticals, the Company uses direct mailings, advertises in trade and medical periodicals, exhibits products at medical conventions, sponsors medical education symposia and sells through distributors in countries where it does not have its own sales staff.

     In the United States, the Company currently promotes its pharmaceutical products to physicians through its own sales force. These products are distributed to drug stores and hospitals through wholesalers. In Canada, the Company has its own sales force and promotes and sells directly to physicians, hospitals, wholesalers and large drug store chains. In Latin America, principally Mexico and Argentina, the Company promotes to physicians and distributes products either directly or indirectly to hospitals and pharmacies. In Western Europe the Company promotes and sells pharmaceutical products through its own sales forces to physicians, hospitals, retail outlets, pharmacies and wholesalers.

     In Russia, the Company's sales and marketing organization is in various stages of development. Most of the domestic product line is sold through a network of distributors and their agents and accounts for approximately 90% of in-market sales. Products imported from other subsidiaries such as branded generics or proprietary drugs are promoted directly to physicians through the Company's own sales force. In addition, the Company utilizes its own network of distributors and wholesalers, as well as third party distributors and wholesalers, to market to pharmacies and hospitals. Additionally, in September 1999, the Company acquired a chain of 88 retail pharmacies in Moscow and St. Petersburg, Russia from an affiliate of Groupe Multipharma SC. The acquisition of these retail pharmacies provides the Company with the ability to effectively implement one element of its distribution strategy.

     The research chemical and diagnostic product lines are sold worldwide primarily through the Company's mail order catalogs. The Company's customer group for research products is principally composed of biomedical research institutions, such as universities, the National Institutes of Health, pharmaceutical companies and, to a lesser extent, hospitals.

COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. The Company believes that many of its competitors spend significantly more on research and development related activities than the Company spends. Competitive factors vary by product line and customer and include service, product availability and performance, price and technical capabilities. The Company does business in an industry characterized by extensive and ongoing research efforts. Others may succeed in developing products that are more effective than those presently marketed or proposed for development by the Company. Progress by other researchers in areas similar to those explored by the Company may result in further competitive challenges.

     The Company may also face increased competition from manufacturers of generic pharmaceutical products when patents covering certain of its currently marketed products expire.

MANUFACTURING

     The Company manufactures its pharmaceutical products at 20 facilities. At the Humacao, Puerto Rico plant, the Company has a toll manufacturing agreement with Roche to manufacture some of its products for its U.S. and European market. The Company also uses the Humacao plant to produce and distribute some of the Company's pharmaceutical products. The Company believes it has sufficient manufacturing facilities to meet its needs for the foreseeable future. All of the manufacturing facilities that require certification from the FDA or foreign agencies have obtained such approval.

     In order to meet the demand for some of its markets, the Company subcontracts the manufacturing of some of its products, including products under the rights acquired from other pharmaceutical companies. Generally, acquired products continue to be produced for a specific period of time by the selling company. During that time, the Company integrates the products into its own manufacturing facilities or initiates toll manufacturing agreements with third parties. As a result of the acquisition of products from Roche, the Company is in the process of transferring technology that will allow the Company to assume the production of the acquired products. However, there can be no assurance that the Company will be successful in its efforts to manufacture such products or that such products will continue to be available from outside suppliers.

     Manufacturing of the Company's research chemical products is chiefly carried out in three domestic facilities and one foreign facility: Irvine, California (radiochemicals); Orangeburg, New York (diagnostic and immunobiologicals); Aurora, Ohio (biochemicals and immunobiologicals); and Eschwege, Germany (chromatography products).

EMPLOYEES


     As of December 31, 2000, the Company employed 12,700 persons. These employees included 7,910 in production, 2,690 persons in sales and marketing, 110 in research and development, and 1,990 in general and administrative matters. The majority of the Company's employees in Mexico, Spain, Poland and Hungary are covered by collective bargaining or similar agreements. Substantially all of the employees in Russia, the Czech Republic and Hungary are covered by national labor laws which establish the rights of employees, including the amount of wages and benefits paid and, in certain cases, severance and similar benefits. The Company currently considers its relations with its employees to be satisfactory and has not experienced any work stoppages, slowdowns or other serious labor problems which have materially impeded its business operations.

LICENSES, PATENTS AND TRADEMARKS (PROPRIETARY RIGHTS)

     The Company may be dependent on the protection afforded by its patents relating to ribavirin and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. Also, the Drug Price Competition and Patent Term Restoration Act of 1984 (the Waxman-Hatch Act) provides for the award of exclusivity for a period of three years from the date of approval of NDAs containing significant new clinical studies for products whose patent protection would otherwise expire. A request for such an award has been made subsequent to the approval of Combination Therapy for the treatment of relapsed patients. The FDA Modernization Act of 1997 provides for the award of six months of additional exclusivity following the submission to the FDA of data from appropriate studies in pediatric patients. Studies that qualify under this provision are underway. The Company has patents in certain foreign countries, including Japan, covering the antiviral use of ribavirin, for which coverage and expiration varies and which patents expire at various times through June 2005. The Company has no, or limited, patent rights relating to the antiviral use of ribavirin in certain foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale, including countries in the European Union. However, Combination Therapy was granted a favorable review classification through the Concertation Procedure for regulatory approval within the European Union. As a result, the data submitted to obtain such approval cannot be referenced in support of another's application to register a competing product for the approved indications for a period of no less than six and not more than ten years. Any such application must be on the basis of independently generated data of substantially equal quality, thus providing a significant barrier to entry for any generic substitutes of Combination Therapy in the European Union. In addition, Schering-Plough obtained a US patent covering the Combination Therapy in January 2001 that may provide additional protection against competition.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries. As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products that it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value; nor can there be any assurance as to their breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Many of the names of the Company's products are registered trademarks worldwide. The Company anticipates that the names of future products will be registered as trademarks in the major markets in which it will operate. Other organizations may in the future apply for and be issued patents or own proprietary rights covering technology that may become useful to the Company's business. The extent to which the Company at some future date may need to obtain licenses from others is not known.

     In November 2000, the Company entered into an agreement to provide Schering-Plough with certain rights to license various products the Company may develop. Under the terms of the strategic agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that the Company may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical studies for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to take over all developmental costs and responsibility for regulatory approval for that compound.

     Under the terms of the agreement, the Company also granted Schering-Plough the right of first/last refusal to license compounds relating to the treatment of infectious diseases (other than hepatitis C) or cancer or other oncology indications as well as the right of first/last refusal with respect to Levovirin and Viramidine (collectively, the "Refusal Rights"). Under the terms of the Refusal Rights, if the Company intends to offer a license or other rights with respect to any of these compounds to a third party, the Company is required to notify Schering-Plough. At Schering-Plough's request, the Company is required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If the Company cannot reach an agreement with Schering-Plough, the Company is permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, the Company is required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match.

     If Schering-Plough does not exercise its option or Refusal Rights as to a particular compound, the Company may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate the later of 12 years from the date of the agreement or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against the Company, including claims regarding the Company's alleged improper hiring of former Schering-Plough research and development personnel and claims that the Company was not permitted to conduct hepatitis C research.


     In June 2001, the Company licensed Levovirin to F. Hoffman-La Roche. The Company's agreement with Schering-Plough granted Schering-Plough Refusal Rights for Levovirin. Although the Company believes it has complied with the Refusal Rights, Schering-Plough may allege that the Company has not complied with the Refusal Rights as to Levovirin.


GOVERNMENT REGULATION

     The Company is subject to licensing and other regulatory control by the FDA, the Nuclear Regulatory Commission, other Federal and state agencies, and comparable foreign governmental agencies.

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. To obtain FDA approval for the commercial sale of a therapeutic agent, the potential product must undergo testing programs on animals, the data from which is used to file an Investigational New Drug Application with the FDA. In addition, there are three phases of human testing. Phase I: safety tests for human clinical experiments, generally in normal, healthy people; Phase II: expanded safety tests conducted in people who are sick with the particular disease condition that the drug is designed to treat; and Phase III: greatly expanded clinical trials to determine the effectiveness of the drug at a particular dosage level in the affected patient population. The data from these tests is combined with data regarding chemistry, manufacturing and animal toxicology and is then submitted in the form of a NDA to the FDA. The preparation of an NDA requires the expenditure of substantial funds and the commitment of substantial resources. The review by the FDA could take up to several years. If the FDA determines that the drug is safe and effective, the NDA is approved. No assurance can be given that authorization for commercial sale by the Company of any new drugs or compounds for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful. The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities.

     The Company is subject to price control restrictions on its pharmaceutical products in a majority of countries in which it operates. The Company has been affected in the past by pricing adjustments in Spain and by the lag in allowed price increases in Russia and Mexico, which has created lower sales in United States dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

FOREIGN OPERATIONS

     The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe (including Poland, Hungary and the Czech Republic) and Eastern Europe and through distributors elsewhere in the world. For financial information about domestic and foreign operations, see
Note 13 of Notes to Consolidated Financial Statements.

     Approximately 63% and 65% of the Company's revenues for the three months ended March 31, 2001 and 2000, respectively, were generated from operations outside the United States. Approximately 63%, 64%, and 76% of the Company's revenues for the years ended December 31, 2000, 1999, and 1998 were generated from operations outside the U.S. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental action. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently provide a hedge on its foreign currency exposure and, in certain countries in which the Company operates, no effective hedging program is available.


     While the Russian economy continues to show improvement since the financial crisis that began in August 1998, the economy continues to experience difficulties. In 1998, the ruble fell sharply from a rate of 6.3 rubles to $1 to a rate of 20.7 rubles to $1 at December 31, 1998. Throughout 1999 and 2000, the ruble continued to fluctuate, there is continued volatility in the debt and equity market, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be general lack of liquidity in the economy. In addition, laws and regulations affecting businesses operating within Russia continue to evolve. Russia's return to economic stability is dependent to a large extent on the effectiveness of the measures taken by the government, decisions of international lending organizations, and other actions, including regulatory and political developments, which are beyond the Company's control.


     At December 31, 2000, the ruble exchange rate was 28.2 rubles to $1 as compared with the rate of 27.5 rubles to $1 and 20.7 rubles to $1 as of December 31, 1999 and 1998, respectively. As a result of the change in the ruble exchange rate, the Company recorded translation and exchange losses related to its Russian operations of $3.5 million, $6.7 million and $53.8 million, during 2000, 1999 and 1998, respectively, as well as translation losses of $402,000 during the first quarter of 2001. As of March 31, 2001, ICN Russia had a net monetary asset position of approximately $11.5 million, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur. Due to the fluctuation in the ruble exchange rate, the ultimate amount of any future translation and exchange loss the Company may incur cannot presently be determined and such loss may have a negative impact on the Company's results of operations. The Company's management continues to work to manage its net monetary exposure. However, there can be no assurance that such efforts will be successful.


     The Company believes that the economic and political environment in Russia has affected the pharmaceutical industry in the region. Many Russian companies, including many of the Company's customers, continue to experience liquidity problems as monetary policies have limited the money supply, and Russian companies often lack access to an effective banking system. As a result, many Russian companies have limited ability to pay their debts, which has lead to a number of business failures in the region. In addition, the devaluation has reduced the purchasing power of Russian companies and consumers, thus increasing pressure on the Company and other producers to limit price increases in hard currency terms. These factors have affected, and may continue to adversely affect, sales and gross margins in the Company's Russian operations. As a result of the Russian economic situation, the Company recorded a charge in 1998 of $42.3 million among several of its operating segments, which is included in Eastern European charges ($39.9 million) and cost of product sales ($2.4 million) in the consolidated statements of income. The charge consists of reserves of $37.9 million for losses on accounts receivable, the write-off of certain investments of $2.0 million, and a reduction in the value of certain inventories of $2.4 million.

PROPERTIES

     The following are the principal facilities of the Company and its subsidiaries:

                                                                   OWNED OR   SQUARE
LOCATION                                 PURPOSE                    LEASED    FOOTAGE
--------                                 -------                   --------   -------
North America
Costa Mesa, California   Corporate headquarters and                  Owned    178,000
                           administrative offices
Orangeburg, New York     Manufacturing facility                      Owned    100,000
Aurora, Ohio             Offices and manufacturing facility         Leased     75,850
Humacao, Puerto Rico     Offices and manufacturing facility          Owned    397,000
Montreal, Canada         Offices and manufacturing facility          Owned     93,519
Latin America
Mexico City, Mexico      Offices and manufacturing facility          Owned    189,581
Western Europe
Barcelona, Spain         Offices and manufacturing facility          Owned     93,991
Birsfelden, Switzerland  Offices and manufacturing facility          Owned    216,226
Prague, Czech Republic   Offices and manufacturing facility          Owned    262,032
Tiszavasvari, Hungary    Offices and manufacturing facility          Owned    559,465
Rzeszow, Poland          Offices and manufacturing facility          Owned    472,133
Warsaw, Poland           Offices and manufacturing facility          Owned     90,244
Eastern Europe
Chelyabinsk, Russia      Offices and manufacturing facility          Owned    329,405
Moscow, Russia           Eastern European headquarters               Owned    102,400
St. Petersburg, Russia   Offices and manufacturing facility          Owned    350,033
Tomsk, Russia            Offices and manufacturing facility          Owned    301,680
Yoshkar-Ola, Russia      Offices and manufacturing facility          Owned    737,802

     In the opinion of the Company's management, all facilities occupied by the Company are adequate for present requirements, and the Company's current equipment is considered to be in good condition and suitable for the operations involved.

LEGAL PROCEEDINGS

     See Note 12 of Notes to Consolidated Financial Statements for a description of the Company's litigation.

     The Company is currently self-insured with respect to product liability claims. The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date, no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the results of operations and cash flows.

                                   MANAGEMENT

     The following individuals are the members of the Board of Directors and executive officers of the Company:


NAME                                        AGE            PRESENT POSITION WITH THE COMPANY
----                                        ---            ---------------------------------
Milan Panic...............................  71    Chairman of the Board and Chief Executive Officer
Norman Barker, Jr.........................  78    Director
Birch E. Bayh.............................  72    Director
Edward A. Burkhardt.......................  62    Director
Alan F. Charles...........................  62    Director
Ronald R. Fogleman........................  59    Director
Roger Guillemin, M.D., Ph.D...............  77    Director
Adam Jerney...............................  59    Director, President and Chief Operating Officer
Jean-Francois Kurz........................  67    Director
Steven J. Lee.............................  53    Director
Stephen D. Moses..........................  66    Director
Rosemary Tomich...........................  63    Director
John E. Giordani..........................  58    Executive Vice President
Bill A. MacDonald.........................  52    Executive Vice President -- Strategic Planning
David C. Watt.............................  47    Executive Vice President -- General Counsel and
                                                  Corporate Secretary
Richard A. Meier..........................  41    Executive Vice President and Chief Financial Officer
Jack L. Sholl.............................  58    Executive Vice President -- Public Relations
Johnson Y.N. Lau..........................  40    Senior Vice President, Research and Development
James G. McCoy............................  59    Executive Vice President, Human Resources


     Milan Panic, the founder of ICN, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1960; except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980. Mr. Panic served as Chairman of the Board and Chief Executive Officer of SPI, Viratek and Biomedicals from their respective inceptions (except for such leaves of absence) prior to the Merger, and he may be deemed to be a "control person" of the Company.

     Norman Barker, Jr., has served as a director of the Company since 1988. Mr. Barker is the retired Chairman of the Board of First Interstate Bank of California and Former Vice Chairman of the Board of First Interstate Bancorp. Mr. Barker joined First Interstate Bank of California in 1957 and was elected President and Director in 1968, Chief Executive Officer in 1971 and Chairman of the Board in 1973. He retired as Chairman of the Board at the end of 1985. Mr. Barker is a director of Bank Plus, Inc. and TWC Convertible Securities, Inc.

     Birch E. Bayh, has served as a director of ICN since 1992. Senator Bayh is a senior partner in the Washington, D.C. law firm of Oppenheimer, Wolff, Donnelly and Bayh, L.L.P. He was previously head of the Washington, D.C. office of Bayh, Connaughton & Stewart, L.L.P. (1991-1997) and Rivkin, Radler, Bayh, Hart & Kremer (1985-1991), and a partner of the Indianapolis, Indiana and Washington, D.C. law firm of Bayh, Tabbert & Capehart (1981-1985). From 1963 to 1981, Mr. Bayh served as United States Senator from the State of Indiana. Mr. Bayh is a director of Simon Property Group.


     Edward A. Burkhardt has been the President of Rail World, Inc., a railway management consulting and investment corporation specializing in privatizations, since August 1999. From 1987 through August 1999, Mr. Burkhardt held a number of positions with Wisconsin Central Transportation Corporation, including Chairman, President and Chief Executive Officer. Wisconsin Central Transportation Corporation is a holding company which operates a regional North American rail system in Wisconsin, Michigan, Illinois, Minnesota and Ontario. Wisconsin Central Transportation Corporation also owns minority interests in, and participates in the management of, rail operations in the United Kingdom and Australia, as well as ferry and rail operations in New Zealand.


     Alan F. Charles has served as a director of the Company since 1986. Mr. Charles was Vice Chancellor of University Relations at the University of California, Los Angeles from 1980 to 1993 and served in various administrative capacities at that University since 1972. Mr. Charles is now an independent consultant in higher education management. Mr. Charles is a director of the Rand Institute of Civil Justice.


     General Ronald R. Fogleman, United States Air Force (Retired), has been the President and Chief Executive Officer of Durango Aerospace, Inc., an international aviation consulting services company, since 1998. Prior to joining Durango Aerospace, General Fogleman, who retired from the United States Air Force in September 1997, served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994. General Fogleman currently serves on the Board of Directors of North American Airlines, a feeder airline for El Al; Rolls Royce of North America; the International Airline Support Group, Inc.; Mesa Air Group, Inc.; and World Airways, Inc.


     Roger Guillemin, M.D., Ph.D., has served as a director of the Company since 1989. Dr. Guillemin has been a Distinguished Scientist at the Whittier Institute in La Jolla, California from March 1989 to 1995 and was Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in La Jolla, California, and Adjunct Professor of Medicine at the Medical School of the University of California at San Diego. Dr. Guillemin was awarded the Nobel Prize in Medicine in 1977 and, in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. Dr. Guillemin is a member of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. Dr. Guillemin has also served as President of the American Endocrine Society. Mr. Guillemin is a director of Theratechnologies, Inc. and CEREP S.A.


     Adam Jerney has served as a director of the Company since 1992. Mr. Jerney is currently President and Chief Operating Officer of ICN. He served as Chairman of the Board and Chief Executive Officer of ICN, SPI, Viratek and Biomedicals from July 14, 1992 to March 4, 1993 during Milan Panic's leave of absence. Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975. In 1981, he was elected Vice President -- Operations and in 1987 he became President and Chief Operating Officer of SPI. He became President of the Company in 1997. Prior to joining ICN, he spent four years with F. Hoffmann-La Roche & Company.



     Jean-Francois Kurz has served as a director of the Company since 1989. Mr. Kurz was a Member of the Board of Directors and the Executive Committee of the Board of DG Bank Switzerland Ltd. from 1990 to 1992. In 1988 and 1989, Mr. Kurz served as a General Manager of TDB American Express Bank of Geneva and, from 1969 to 1988, he was Chief Executive Officer of Banque Gutzweiler, Kurz, Bungener in Geneva. Mr. Kurz is also Chairman of the Board and a director of Banque Pasche S.A., Geneva.



     Steven J. Lee has been Chairman and Chief Executive Officer of PolyMedica Corporation since June 1996. From 1990 to 1996, he was President and Chief Executive Officer of PolyMedica. PolyMedica is a national medical products and services company. Through its Liberty Medical Supply subsidiary, it is the largest value-added provider of diabetic supplies to Medicare-eligible seniors. Mr. Lee is also a director of Kensey Nash Corporation.


     Stephen D. Moses has served as a director of the Company since 1988. Mr. Moses is Chairman of the Board of Stephen Moses Interests. He was formerly Chairman of the Board of National Investment Development Corporation and Brentwood Bank in Los Angeles, California. Mr. Moses serves on the Board of Directors of The Central Asian-American Enterprise Fund and is Chair of its investment committee. He is a member of the Board of Directors of Steadfast Ventures, Inc. He also serves on the Board of Trustees of Franklin and Marshall College and the Board of Counselors of The UCLA Foundation.


     Rosemary Tomich has been owner of the Hope Cattle Company since 1958 and the A. S. Tomich Construction Company since 1970. She is also Chairman of the Board of Directors and Chief Executive

Officer of Livestock Clearing, Inc. and was a founding director of the Palm Springs Savings Bank. Ms. Tomich is also a member of the Advisory Board of the University of Southern California School of Business Administration and on the Board of Councilors of the UCLA Foundation.

     John E. Giordani joined ICN in 1987 after serving as Vice President and Corporate Controller of Revlon, Inc., in New York, New York since February 1982. Prior to the Merger, Mr. Giordani's primary duties were as Chief Financial Officer of ICN. From 1978 until February 1982, he held Deputy and Assistant Corporate Controller positions with Revlon, Inc. He was with Peat, Marwick, Mitchell & Co. from 1969 to 1978.

     Bill A. MacDonald joined ICN in March 1982. Prior to the Merger, he was President of Biomedicals since March 1993. From 1980 to 1982, he served as Tax Manager of Pertec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     David C. Watt joined ICN in March 1988 as Assistant General Counsel and Secretary. He was elected Vice President -- Law and Secretary in December 1988. In January 1992, Mr. Watt was promoted to Senior Vice President of ICN. In February 1994, Mr. Watt was elected Executive Vice President, General Counsel and Secretary of ICN. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983 and as Assistant Vice President from 1980 to 1981.

     Richard A. Meier joined ICN in May 1998 as Senior Vice
President -- Treasurer and Corporate Finance. He was promoted to Executive Vice President to Chief Financial Officer in January 2000. From October 1996 to May 1998, he served in various capacities with the investment banking firm of Schroder & Co. Inc. From 1994 to 1996, he was employed by Smith Barney, Inc. Prior to that, he served in various banking capacities at other firms.

     Jack L. Sholl joined ICN in August 1987 as Vice President, Public Relations. He was promoted to Senior Vice President of SPI in January 1991 and was elected Senior Vice President -- Corporate Human Resources in September 1994. From 1979 to August 1987, he served as Director of Financial and Media Communications with Warner-Lambert Company of Morris Plains, New Jersey, and from 1973 to 1979 as Manager, Department of Communications with Equibank, N.A. of Pittsburgh, Pennsylvania. Prior to that time, he served on the Public Relations staff of the New York Stock Exchange (1971-1973) and in editorial positions with The Associated Press (1968-1971), the last as supervising Business and Financial Editor in New York.

     Johnson Y.N. Lau, M.D., Ph.D., joined ICN in March 2000 as Senior Vice President, Research and Development. Before joining ICN, he was a Senior Director in Antiviral Research at the Schering-Plough Research Institute. He served as a faculty member at the University of Florida from 1992 to 1996. From 1989 to 1991, he served as a faculty member at the Institute of Liver Studies, King's College Hospital School of Medicine and Dentistry, University of London.


     James G. McCoy joined ICN in August 2000 as Executive Vice President, Human Resources. From 1979 to June 2000, he was a management consulting partner with Coopers & Lybrand/PricewaterhouseCoopers LLP. Previously, he was Director of Human Resources, Strategic Planning and Accounting for Warner Elecktra Atlantic Distribution Company, a subsidiary of Warner Communications. Prior to that time, he was with the public accounting firm Ernst & Ernst (now Ernst & Young) and Litton Industries, Inc.


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

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The New Notes will be issued under an Indenture (the "Indenture"), dated as of August 20, 1998, by and between the Company and U.S. Trust Company of New York, as trustee (the "Trustee"). Upon the issuance of the New Notes or the effectiveness of a Shelf Registration Statement (as defined below), the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used in this "Description of the New Notes" section, references to the Notes means the New Notes and the "Company" means ICN Pharmaceuticals, Inc., but not any of its subsidiaries (unless the context otherwise requires).

     The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act, the Notes and the Indenture, including the definitions of terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. A copy of the proposed form of Indenture may be obtained from the Company. The definitions of terms used in the following summary are set forth below under "-- Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

MATURITY AND INTEREST

     The Notes will be unsecured senior obligations of the Company limited in aggregate principal amount to $350 million ($200.0 million of which were issued in the 1998 Offering and $125.0 million of which were issued in the 1999 Offering). The Notes will mature on November 15, 2008. Interest on the Notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15 in each year, commencing on November 15, 1998, to holders of record on the immediately preceding May 1 and November 1, respectively. The Notes issued in the 1999 Offering were offered at a discount from their principal amount at maturity. As a result, for federal income tax purposes, holders of the 1999 New Notes may be required to include amounts as income prior to the receipt of cash attributable thereto. See "Federal Income Tax Consequences -- Original Issue Discount." Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose in The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer, exchange or redemption of Notes, except in some circumstances for any tax or other governmental charge that may be imposed in connection therewith.

REDEMPTION

     Mandatory Redemption. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

     Optional Redemption. At any time or from time to time on or prior to November 15, 2001, the Company may, at its option, redeem up to $70 million of the aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings, at a redemption price equal to 108.75% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that such redemption is effected within 90 days after the consummation of any such Public Equity Offering.

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

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis or by lot or any other method as the Trustee shall deem fair and appropriate; provided, however, that Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING


     The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness, including the Company's 9 1/4% Senior Notes and senior to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness of the Company's subsidiaries. As of March 31, 2001, the Company had no secured indebtedness outstanding and its subsidiaries had aggregate indebtedness of approximately $14.5 million outstanding. See "Risk Factors -- Ranking of the Notes; Subsidiary Operations."


CHANGE OF CONTROL

     In the event of a Change of Control, each holder of Notes will have the right, unless the Company has given a notice of redemption, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer").

     Other debt instruments of the Company may in the future restrict the Company's ability to purchase Notes pursuant to a Change of Control Offer. Moreover, such debt instruments may contain a "change of control" provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under such debt instruments. Such debt instruments may not permit the purchase of the Notes absent consent of the lenders thereunder in the event of a Change of Control. Notwithstanding the foregoing, the failure of the Company to effect a Change of Control Offer would constitute an Event of Default under the Indenture.

     If the Company is unable to obtain the requisite consents and/or repay all indebtedness which restricts the Company's ability to repurchase the Notes upon the occurrence of a Change of Control, the Company may not be able to commence a Change of Control Offer to purchase the Notes within 30 days of the occurrence of the Change of Control. Such failure would constitute an Event of Default under the Indenture. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under any other agreements relating to indebtedness, if accelerated, and then to purchase all of the Notes that might be delivered by holders seeking to accept a Change of Control Offer.

     On or before the 30th day following the occurrence of any Change of Control, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the

"Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Change of Control Purchase Date, the Company will (x) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (y) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (z) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

CERTAIN COVENANTS

     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired
Debt), except that the Company may incur Indebtedness (including Acquired Debt) if, at the time of, and immediately after giving pro forma effect to, such incurrence of Indebtedness, the Consolidated Cash Flow Coverage Ratio of the Company for the most recently ended four fiscal quarters would be at least 3.0 to 1.0.

     The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (i) Senior Bank Debt of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50.0 million, and (y) the sum, at such time, of (I) 85% of the consolidated book value of net accounts receivable and current notes receivable of the Company and the Restricted Subsidiaries and (II) 60% of the consolidated book value of inventory of the Company and the Restricted Subsidiaries;

          (ii) Indebtedness of the Company represented by the Notes issued in the Offering and the Exchange Notes;

          (iii) Indebtedness of the Company or any Restricted Subsidiary not covered by any other clause of this paragraph which is outstanding on the Issue Date ("Existing Indebtedness");

          (iv) Indebtedness owed by any Restricted Subsidiary to the Company or to another Restricted Subsidiary, or owed by the Company to any Restricted Subsidiary; provided, however, that any such Indebtedness shall at all times be held by a Person which is either the Company or a Restricted Subsidiary; provided, further, however, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary resulting in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that must be permitted by this covenant other than by virtue of this clause (iv);

          (v) Indebtedness of the Company or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or with respect to any receivable or liability the payment of which is determined by reference to a foreign currency;

          (vi) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice;

          (vii) Any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement, in whole or in part (a "refinancing"), of any Indebtedness incurred as permitted under the first paragraph of this covenant or any Indebtedness described in clauses (ii) or (iii) above and this clause (vii) ("Refinancing Indebtedness"); provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refinanced (plus the premiums and reasonable expenses to be paid in connection therewith); (b) if the Weighted Average Life to Maturity of the Indebtedness being refinanced is equal to or greater than the Weighted Average Life to Maturity of the Notes, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (c) with respect to Refinancing Indebtedness that is subordinated to the Notes, such Refinancing Indebtedness shall be at least as subordinated in right of payment to the Notes as, the Indebtedness being refinanced; and (d) the Company or the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced;

          (viii) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance;

          (ix) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum liability in respect of such Indebtedness shall not exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

          (x) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (ix) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (x) does not exceed $35.0 million at any one time outstanding.

     Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company):

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness"; and

          (iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of:

             (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the Issue Date and ending on the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

             (b) the aggregate amount of all net cash proceeds received since the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) and the principal amount of Indebtedness of the Company or any Restricted Subsidiary issued or incurred on or after the Issue Date that has been converted into or exchanged for Capital Stock (other than Disqualified Stock), in any such case to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary pursuant to clause (ii) of the next paragraph; plus

             (c) the amount of the net reduction in Restricted Investments resulting from (x) the payment of dividends or the repayment in cash of the principal of loans or the cash return on any Restricted Investment, in each case to the extent received by the Company or any Restricted Subsidiary, (y) the release or extinguishment of any guarantee of Indebtedness which guarantee constituted a Restricted Investment, and
        (z) in the case of Investments in Unrestricted Subsidiaries the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Restricted Investments not to exceed the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     The foregoing provisions will not prohibit, so long as no Default or Event of Default is continuing, the following actions (collectively, "Permitted Payments"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture (which payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph);

          (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock);

          (iii) cash dividends on the Common Stock of the Company paid in the ordinary course consistent with past practice; provided that the Company could incur at least $1.00 of additional Indebtedness

     (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness";

          (iv) the redemption, repurchase or other acquisition of Capital Stock of the Company issued to SmithKline Beecham plc or any other Person as consideration for or in exchange for products used in the Company's business in an amount not to exceed $40.0 million in the aggregate; and

          (v) other payments not otherwise permitted by the foregoing clauses
     (i) through (iv) in an aggregate amount not to exceed $20.0 million.

     For purposes of clause (iii) of the first paragraph of this covenant, the Permitted Payments referred to in clauses (i), (iii and (v) above shall be included in the aggregate amount of Restricted Payments made since the Issue Date.

     Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or other property sold or disposed of in the Asset Sale and (ii) at least 75% of such consideration consists of either cash or Cash Equivalents; provided, however, that (A) for purposes of this covenant, "cash" shall include (x) the amount of any Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes) of the Company or such Restricted Subsidiary as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto that is assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis such that there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities and (y) any notes, obligations or securities received by the Company or such Restricted Subsidiary from such transferee that are converted within 60 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) and (B) the 75% cash or Cash Equivalents requirement will not apply to any sale of all or substantially all of the assets or Capital Stock of ICN Biomedicals, Inc.

     Within one year after any Asset Sale, the Company may elect to apply the Net Proceeds from such Asset Sale to (a) permanently reduce any Senior Bank Debt of the Company and/or (b) make an investment in, or acquire assets and properties that will be used in, a Related Business. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within one year of such Asset Sale will be deemed to constitute "Excess Proceeds."

     Each date that the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer (as defined below) has not been made exceeds $10.0 million shall be deemed an "Asset Sale Offer Trigger Date." As soon as practicable, but in no event later than 20 business days after each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. Any Notes to be purchased pursuant to an Asset Sale Offer shall be purchased pro rata based on the aggregate principal amount of Notes outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

     Notice of an Asset Sale Offer shall be mailed by the Company not later than the 20th business day after the related Asset Sale Offer Trigger Date to each holder of Notes at such holder's registered address, stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (to the extent provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (the "Asset Sale

Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; provided, however, that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Offer Purchase Date.

     The foregoing provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "-- Merger, Consolidation and Sale of Assets" below.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any such Indebtedness, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to a Lien granted to the holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Notes.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to, or issue Guarantees for the benefit of, the Company or any other Restricted Subsidiary or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of

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

(a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that no such encumbrance or restriction is applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (c) by reason of customary non-assignment, subletting or net worth provisions in leases or other agreements entered into the ordinary course of business and consistent with past practices, (d) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions only on the property so acquired, (e) an agreement for the sale or disposition of assets or the Capital stock of a Restricted Subsidiary; provided, however, that such restriction or encumbrance is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted by the provisions described under "-- Limitation on Asset Sales"; provided, further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 180 days after such execution and delivery, (f) the Indenture and the Notes and (g) Refinancing Indebtedness permitted under the Indenture; provided that such encumbrances and restrictions are, in the good faith judgment of the Company's Board of Directors, no more restrictive, in any material respect, than those contained in the Indebtedness being so refinanced.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable transaction in arm's-length dealings with an unrelated third party, and (2) the Company delivers to the Trustee (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such transaction or series of related transactions complies with clause (1) above and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $2.0 million, an Officer's Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (c) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing, this covenant will not apply to (i) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business (including customary benefits thereunder and including reimbursement or advancement of out-of-pocket expenses, and director's and officer's liability insurance), (ii) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company, (iii) any transaction permitted by the second paragraph under "-- Limitation on Restricted Payments", and (iv) transactions permitted by, and complying with, the provisions described under "-- Merger, Consolidation and Sale of Assets."

     Limitation on Designation of Unrestricted Subsidiaries. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described under "-- Limitation on Incurrence of Indebtedness"; and

          (c) the Company would not be prohibited under the Indenture from making an Investment at the time of such Designation in an amount (the "Designation Amount") equal to the greater of (x) the book value of such Restricted Subsidiary on such date and (y) the Fair Market Value of such Restricted Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the Designation Amount.

     The Indenture further provides that the Company will not designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation"), unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

     An Unrestricted Subsidiary shall be deemed to be redesignated as a Restricted Subsidiary at any time if (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or (b) a default with respect to any Indebtedness of such Unrestricted Subsidiary (including any right which the holders thereof may have to take enforcement action against it) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except in the case of clause (a) to the extent permitted under the covenant described above under the caption
"-- Limitation on Restricted Payments."

     All Designations and Redesignations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions. Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The Designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed a Designation of all of the Subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries.

     Provision of Financial Statements and Information. Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Indenture provides that the Company will file with the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date, file with the Trustee, and supply the Trustee with copies for delivery to the holders of the Notes, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) if the Commission will not accept the filing of such documents promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the Notes.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

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

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indenture provides that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) after giving pro forma effect to such transaction, the Surviving Person (x) would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction and (y) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness." Notwithstanding clauses
(iii) and (iv) above, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations under, the Indenture, the Notes and the Registration Rights Agreement.

EVENTS OF DEFAULT

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages (if any) with respect to, any Note;

          (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

          (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (i) and (ii) above) which failure continues for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (iv) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

          (v) one or more judgments, orders or decrees for the payment of money in excess of $10.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry; or

          (vi) events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary.

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

     If any Event of Default (other than as specified in clause (vi) of the preceding paragraph with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable immediately by notice in writing to the Company, and to the Company and the Trustee if by the holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the events specified in clause (vi) of the preceding paragraph with respect to the Company, the principal of, premium, if any, and any accrued interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. Subject to limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest on the Notes, a Default in payment on the Change of Control Purchase Date pursuant to a Change of Control Offer or on the Asset Sale Offer Purchase Date pursuant to an Asset Sale Offer or a Default in compliance with the provisions described under "-- Merger, Consolidation and Sale of Assets") if it determines that withholding notice is in their interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, interest on or Liquidated Damages, if any, with respect to any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

DEFEASANCE

     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for (i) the rights of holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, some events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Notes, cash in United States dollars, United States Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vi) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit;
(iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;
(v) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness (other than holders of the Notes) and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver shall not: (i) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, or alter or waive the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes other than with respect to a Change of Control Offer or an Asset Sale Offer, (iii) reduce the rate of or change the time for payment of interest on any Notes, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on, the Notes, or (vii) following the occurrence of a Change of Control, amend, change or modify the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Notes, or following the occurrence of an Asset Sale, amend, change or modify the Company's obligation to make and consummate an Asset Sale Offer or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes
(i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's obligations to holders of the Notes in the event of any Disposition involving the Company in which the Company is not the Surviving Person, (iv) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the rights of any such holder, or (v) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

TRANSFER AND EXCHANGE

     The registered holder of a Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

THE TRUSTEE

     U.S. Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in some cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

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

CERTAIN DEFINITIONS

     Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that Indebtedness of such Acquired Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Debt.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary, in the case of each of (i) and (ii), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary and other than directors' qualifying shares) for Net Proceeds in excess of $1.0 million. Notwithstanding the foregoing, (a) the transfer of any assets constituting an Investment by the Company or any Restricted Subsidiary shall not be considered an Asset Sale if such Investment is permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" and (b) exchanges of assets of the Company for assets of any other Person in the ordinary course of business shall not constitute an Asset Sale.

     "Capital Lease Obligation" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in

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

clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(i) through (v) above.

     "Cash Flow" means, with respect to any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net
Income: (i) extraordinary net losses, plus (ii) provision for taxes based on income or profits and any provision for taxes utilized in computing the extraordinary net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and all other non-cash charges (including amortization of goodwill and other intangibles but excluding any items that will require cash payments in the future for which an accrual or reserve is made).

     "Change of Control" means the occurrence of any of the following events after the Issue Date: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company then in office; (iii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the terms of the Indenture); or (iv) the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the Capital Stock or assets of the Company to any Person or group (as defined in Rule 13d-5 of the Exchange Act) as an entirety or substantially as an entirety in one transaction or a series of related transactions.

     "Consolidated Cash Flow Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of Cash Flow for such period, to (ii) Consolidated Interest Expense for such period, each determined on a pro forma basis after giving pro forma effect to (a) the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Cash Flow Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such period; and (d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (a) amortization of debt discount,
(b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, plus (iii) all dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock (other than by any Restricted Subsidiary to the Company or any other Restricted Subsidiary and other than any dividend paid in Capital Stock (other than Disqualified Stock)), in each case, as determined on a consolidated basis in accordance with GAAP consistently applied.
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

     "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (iii) for purposes of the covenant entitled "-- Certain Covenants -- Limitation on Restricted Payments", net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling-of-interests" basis attributable to any period prior to the date of combination, (iv) net gains and losses (less all fees and expenses relating thereto) in respect of disposition of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business, or (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any Person at any date, the sum of (i) the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Disqualified Stock of such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company), as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such Person not included in the stockholders' equity of such Person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Stock.

     "Currency Agreement Obligations" means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

     "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Stock" means (i) any Preferred Stock of any Restricted Subsidiary and (ii) that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a Change of Control of the Company in circumstances where the holders of the Notes would have similar rights), in whole or in part on or prior to the stated maturity of the Notes.

     "Dollars" and "$" means lawful money of the United States of America.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable as of the Issue Date and consistently applied.

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

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument,
(ii) all obligations of such Person to pay the deferred or unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such service, (iii) all Capital Lease Obligations of such Person, (iv) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person,
(v) to the extent not otherwise included in this definition, all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (vi) all liabilities of others of the kind described in the preceding clause (i), (ii) or (iii) secured by any Lien on any property owned by such Person; provided, however, if the obligations secured by a Lien (other than a Permitted Lien not securing any liability that would itself constitute Indebtedness) on any assets or property have not been assumed by such Person in full or are not such Person's legal liability in full, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien and the Fair Market Value of the property subject to such Lien, (vii) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Subsidiary of such Person, and (viii) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through
(vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 3 business days of the incurrence thereof.

     "Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary of the Company) is an employee, associate or Affiliate of the Company or a Subsidiary of the Company, or (ii) who is a director, employee, associate or Affiliate of another party (other than the Company or any of its Subsidiaries) to the transaction in question.

     "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude travel and similar advances to officers and employees of the Company in the ordinary course of business and extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary (to the extent of the Company's equity interest in such Restricted Subsidiary) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or
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

write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date on which the Notes are first issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means all liquidated damages owing under the Registration Rights Agreement.

     "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash or Cash Equivalents received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, directly attributable to the Asset Sale or to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale, plus (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that upon the release of any such reserves, such amounts shall constitute "Net Proceeds" hereunder.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or any Restricted Subsidiary; provided, that the primary business of such Restricted Subsidiary is a Related Business; (ii) any investment in cash or Cash Equivalents; (iii) any Investment in a Person (an "Acquired Person") the primary business of which is a Related Business if, as a result of such Investment, (a) the Acquired Person becomes a Restricted Subsidiary, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Company or one of its Restricted Subsidiaries and the Company or such Restricted Subsidiary is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or one of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any notes, obligations or other securities received in connection with an Asset Sale that complies with the covenant described under "Limitation on Asset Sales" or any other disposition not constituting an "Asset Sale"; (vi) Interest Rate Agreement Obligations and Currency Agreement Obligations permitted pursuant to clause (v) of the second paragraph of the covenant described under "Limitation on Incurrence of Indebtedness" above; (vii) investments in or acquisitions of Capital Stock or similar interests in Persons (other than Affiliates of the Company) received in the bankruptcy or
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

reorganization of or by such Person or any exchange of such investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes and (viii) other Investments not to exceed $50.0 million, which shall be reinstated to the extent of any net cash proceeds, dividends, repayments of loans or other transfers of cash or assets received by the Company or any Restricted Subsidiary as a return of or on such Investment.

     "Permitted Liens" means (i) Liens on assets or property of the Company that secure Senior Bank Debt of the Company and Liens on assets or property of a Restricted Subsidiary that secure Indebtedness of a Restricted Subsidiary; (ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (iii) Liens on property acquired by the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (iv) Liens in respect of Interest Rate Agreement Obligations and Currency Agreement Obligations permitted under the Indenture; (v) Liens in favor of the Company or any Restricted Subsidiary; (vi) Liens existing or created on the Issue Date; and
(vii) Liens securing the Notes.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Purchase Money Obligation" means any Indebtedness which is incurred in connection with the purchase, construction or improvement of assets and is secured by a Lien on such assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased, constructed or improved by the Company or any Restricted Subsidiary.

     "Related Business" means any business that is reasonably related to or complementary to the businesses conducted by the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company, or (B) dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any subordinated Indebtedness other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; or (iv) any Restricted Investment.

     "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Bank Debt" means Indebtedness incurred under any credit facility entered into between the Company, any Restricted Subsidiary and bank lenders at any time, as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

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     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries" and not redesignated a Restricted Subsidiary in compliance with such covenant.

     "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Old Notes were and the certificates representing the New Notes will be issued in fully registered form. Except as described in the next paragraph, the Old Notes initially were represented by global certificates in fully registered form (the "Global Notes") that were deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The Global Notes (and any Notes issued in exchange therefor) will be subject to restrictions on transfer set forth therein and will bear a restrictive legend.

     Notes (i) originally purchased by "foreign purchasers" or (ii) held by qualified institutional buyers as defined in Rule 144A under the Securities Act ("QIBs") which elect to take physical delivery of their certificates instead of holding their interest through the Global Notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Notes"). Certificated Notes will initially be registered in the name of a nominee of DTC and be deposited with, or on behalf of, DTC. Beneficial owners of Certificated Notes, however, may request registration of such Certificated Notes in their names or in the names of their nominees. The Company expects that upon the transfer to a QIB of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

     Global Note. DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Notes of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depository. Ownership of beneficial interest in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Notes or the Indenture, DTC will exchange the Global Notes for Certificated Notes, which it will distribute to its participants and which, if representing interests in the Global Notes, will be legended.

     To the Company's knowledge, DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note which certificates will bear a restrictive legend.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In the opinion of Proskauer Rose LLP, counsel to ICN, the following are the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the New Notes. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions currently in effect. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the New Notes. This discussion assumes that the New Notes are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. Except as otherwise described herein, this discussion applies only to a holder who is:

          (1) a citizen or resident of the United States for U.S. federal income tax purposes,

          (2) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof,

          (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

          (4) a trust that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as described in
     Section 7701(a)(30) of the Code (a "U.S. Holder").

     The following discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status (including non-U.S. holders who realize income or gain in respect of the Notes which is effectively connected with their conduct of a U.S. trade or business), nor does it discuss the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities, persons who hold their Notes through partnerships or other pass-through entities, tax-exempt organizations, or persons that hold Notes as part of a straddle or a hedging or conversion transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     ICN has not sought and will not seek any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer and ownership or disposition of the Old Notes or New Notes or that any such position would not be sustained.

     THE FOLLOWING DISCUSSION IS FOR YOUR GENERAL INFORMATION ONLY. YOU ARE STRONGLY URGED TO CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF YOUR PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES.

     Exchange Offer. The exchange pursuant to the Exchange Offer of (i) the 1998 Old Notes for 1998 New Notes and (ii) the 1999 Old Notes for 1999 New Notes will not be treated as taxable exchanges for U.S. federal income tax purposes and the 1998 and 1999 New Notes will be treated as a continuation of the 1998 and 1999 Old Notes, respectively, because the terms of the New Notes are identical in all material respects to the terms of the Old Notes. Accordingly, a U.S. Holder will not recognize gain or loss upon such exchange.

PAYMENTS OF STATED INTEREST

     Interest paid on a New Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

  1999 New Notes

     The 1999 New Notes bear original issue discount ("OID"), and each U.S. Holder is required to include in income, in each year (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer), in advance of the receipt of cash payments on such Notes, that portion of the OID, computed on a constant yield-to-maturity basis, attributable to each day during such year on which the U.S. Holder held the 1999 New Notes.

     The 1998 New Notes were issued with de minimis OID. The amount of OID on a
Note is de minimis if the amount of OID is less than 0.25% of a Note's stated redemption price at maturity multiplied by the number of complete years to maturity (in the case of an installment obligation a Note's weighted average maturity is used instead of the number of complete years to maturity). If the amount of OID with respect to a Note is less than the de minimis amount, the amount of OID is treated as zero, and all stated interest (including stated interest that would otherwise be characterized as OID) is treated as "qualified stated interest." Qualified stated interest generally means stated interest at the lowest rate provided for over the term of the debt instrument that is unconditionally payable at least annually at a fixed rate (or subject to specific conditions, based on one or more indices).

  The Amount of Original Issue Discount

     The amount of OID with respect to each 1999 New Note is equal to the excess of (1) its "stated redemption price at maturity" over (2) its "issue price." Under the OID Regulations, the "issue price" of the New Notes is the initial offering price to the public (not including any bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler) at which a substantial amount of the Notes are sold, and the "stated redemption price at maturity" of each New Note is the sum of all cash payments (whether denominated as principal or interest) provided by the New Note.

  Taxation of Original Issue Discount

     A U.S. Holder of a debt instrument issued with OID is required to include in gross income (generally as ordinary interest income) for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year is determined upon a constant yield-to-maturity basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" (generally the period between interest payment or compounding dates) in which such day is included. The amount of the OID attributable to each "accrual period" is the product of (1) the "adjusted issue price" at the beginning of such accrual period and (2) the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The "adjusted issue price" of a Note at the beginning of an accrual period generally will be equal to the issue price of the Note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments that have been made on the Note. Payments on the Notes are not separately included in a U.S. Holder's income as interest, but rather are treated first as payments of previously accrued and unpaid OID and then as payments of principal.

     We will furnish annually to the IRS and to record holders of the 1999 New Notes (other than with respect to exempt holders) information relating to the stated interest and the OID accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the 1999 New Note on original issue.

     Sales, Exchange or Redemption of Notes. Unless a nonrecognition provision applies, upon the sale, exchange (except pursuant to the Exchange Offer as provided above), redemption (including pursuant to an offer by the Company or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the cost of the Note, increased by the amount of OID, if any, previously included in such U.S. Holder's income and by accrued market discount, if any, if the U.S. Holder has included such market discount in income (see "Market Discount" below), and decreased by any amortized bond or acquisition premium (defined below) and payments of principal and any interest, other than stated interest, received. Generally, and subject to the discussion under "Market Discount" below, any gain or loss recognized by a U.S. Holder upon a sale, retirement or other disposition of the Note will be long-term capital gain or loss if the Note has been held for more than one year, generally subject to maximum tax rate of 20 percent. The deductibility of capital losses is subject to limitations.

     Acquisition at a Premium. If a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid stated interest through the acquisition date) in excess of the Note's stated redemption price at maturity ("Bond Premium"), the U.S. Holder may elect, in accordance with applicable Code provisions, to amortize the Bond Premium using a constant yield method. The amount of Bond Premium amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. Similarly, if a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid stated interest through the acquisition date) in excess of the Note's adjusted issue price ("Acquisition Premium"), the U.S. Holder may amortize the Acquisition Premium using a constant yield method to reduce the amount of OID required to be included in income.

     Market Discount. If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its "revised issue price," as defined in the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on the basis of the constant interest method, in accordance with applicable Code provisions.

     A U.S. Holder of a Note with market discount generally will be required to treat as ordinary income any gain recognized on the sale, exchange, retirement or other disposition of the Note to the extent of accrued market discount unless the U.S. Holder elects in accordance with the applicable Code provisions to include market discount in income as it accrues. A U.S. Holder of a Note acquired at market discount who does not make a current inclusion election will be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or its earlier disposition in a taxable transaction.

NON-U.S. HOLDERS

     Payments of principal, if any, and interest (including OID) by the Company or its agent (in its capacity as such) to any holder who is a beneficial owner of a Note and who holds the Note as a capital asset but who is not a U.S. Holder are not subject to U.S. federal income or withholding tax provided, in the case of interest (including OID) that:

          (1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and, is not a controlled foreign corporation for U.S. federal income tax purposes that is related to the Company through stock ownership, and

          (2) such holder either (A) certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address, or (B) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a

     "financial institution") and certifies to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner and furnishes the Company with a copy thereof.

     A holder of a note who is not a U.S. Holder, and who does not meet the requirements of (1) or (2) above, would generally be subject to U.S. federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on payments of interest (including OID) on the Notes.

     Treasury Regulations recently issued by the IRS, which became effective January 1, 2001, make modifications to the certification procedures applicable to non-U.S. Holders. In general, these regulations unify certification procedures and forms and clarify and modify reliance standards. A non-U.S. Holder should consult its own advisor regarding the effect of the new Treasury Regulations.

     Any capital gain realized upon the sale, exchange, redemption or other disposition of a Note by a holder who is not a U.S. Holder and who holds the note as a capital asset is not subject to U.S. federal income or withholding taxes unless, in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption or other disposition and other conditions are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING FOR U.S. AND NON-U.S. HOLDERS

     Noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including OID) on, and the proceeds of a disposition of, a Note. Backup withholding will apply only if the U.S. Holder (1) fails to furnish its taxpayer identification number ("TIN") which, in the case of an individual, would be his or her Social Security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends or (4) under circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Treasury Regulations provide that backup withholding will not apply to payments on the Notes by us to a non-U.S. Holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exception are not, in fact, satisfied.

     The payment of the proceeds from the disposition of Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to possible backup withholding unless the owner certifies as to its non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person). For purposes of this paragraph, a "U.S. related person" is (1) a "controlled foreign corporation" for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (3) with respect to payments made after December 31, 1999, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Treasury Regulations provide presumptions under which a non-U.S. Holder will be subject to backup withholding unless the non-U.S. Holder provides a certification as to its non-U.S. Holder status.

     The amount of any backup withholding from a payment to a U.S. Holder or a non-U.S. Holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A

HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. ICN has agreed that for a period of 10 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     ICN will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market rates prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby will be passed upon for the Company by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

                            INDEPENDENT ACCOUNTANTS


     The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this Prospectus have been so included in reliance on the report, which includes an emphasis-of-a-matter paragraph related to the Company's change in method of accounting for its investment in ICN Yugoslavia, a previously consolidated subsidiary, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. With respect to the unaudited consolidated financial information of the Company for the three-month periods ended March 31, 2001 and 2000, included in and incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 3, 2001 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                         INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENTS                                          PAGE NO.
--------------------                                          --------
As of March 31, 2001 and December 31, 2000, and for the
  three months ended March 31, 2001 and 2000 (unaudited):
  Unaudited Consolidated Condensed Balance Sheets...........       F-2
  Unaudited Consolidated Condensed Statements of Income.....       F-3
  Unaudited Consolidated Condensed Statements of
     Comprehensive Income...................................       F-4
  Unaudited Consolidated Condensed Statements of Cash
     Flows..................................................       F-5
  Management's Statement Regarding Unaudited Financial
     Statements.............................................       F-6
  Notes to Consolidated Condensed Financial Statements......       F-7
As of December 31, 2000 and 1999, and for the years ended
  December 31, 2000, 1999 and 1998:
  Report of Independent Accountants.........................      F-14
  Consolidated Balance Sheets...............................      F-15
  Consolidated Statements of Income.........................      F-16
  Consolidated Statements of Stockholders' Equity...........      F-17
  Consolidated Statements of Cash Flows.....................      F-18
  Notes to Consolidated Financial Statements................      F-19

                           ICN PHARMACEUTICALS, INC.



                     CONSOLIDATED CONDENSED BALANCE SHEETS


                      MARCH 31, 2001 AND DECEMBER 31, 2000


                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                              MARCH 31,     DECEMBER 31,
                                                                 2001           2000
                                                              ----------    ------------
ASSETS
  Current Assets:
  Cash and cash equivalents.................................  $  168,939     $  155,205
  Restricted cash...........................................         275            380
  Accounts receivable, net..................................     194,322        225,639
  Inventories, net..........................................     159,650        170,263
  Prepaid expenses and other current assets.................      15,793         13,929
                                                              ----------     ----------
          Total current assets..............................     538,979        565,416
Property, plant and equipment, net..........................     379,119        367,229
Deferred income taxes, net..................................      74,727         75,037
Other assets................................................      38,175         32,300
Goodwill and intangibles, net...............................     436,100        437,090
                                                              ----------     ----------
                                                              $1,467,100     $1,477,072
                                                              ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade payables............................................  $   45,126     $   61,741
  Accrued liabilities.......................................      99,558         91,447
  Notes payable and current portion of long-term debt.......         824            907
  Income taxes payable......................................       8,166          4,682
                                                              ----------     ----------
          Total current liabilities.........................     153,674        158,777
Long-term debt, less current portion........................     510,643        510,781
Deferred income and other liabilities.......................      35,144         40,988
Minority interest...........................................       9,589          9,332
Commitments and contingencies
Stockholders' Equity:
  Common stock, $.01 par value; 200,000 shares authorized;
     80,532 (March 31, 2001) and 80,197 (December 31, 2000)
     shares outstanding (after deducting shares in treasury
     of 814 and 814, respectively)..........................         805            802
  Additional capital........................................     974,687        973,157
  Accumulated deficit.......................................    (120,857)      (130,087)
  Accumulated other comprehensive loss......................     (96,585)       (86,678)
                                                              ----------     ----------
          Total stockholders' equity........................     758,050        757,194
                                                              ----------     ----------
                                                              $1,467,100     $1,477,072
                                                              ==========     ==========



  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.



                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME


               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Revenues:
  Product sales.............................................  $171,419    $159,340
  Royalties.................................................    27,550      33,000
                                                              --------    --------
          Total revenues....................................   198,969     192,340
                                                              --------    --------
Costs and expenses:
  Cost of product sales.....................................    69,774      60,766
  Selling, general and administrative expenses..............    73,419      67,435
  Research and development costs............................     6,372       4,001
  Amortization of goodwill and intangibles..................     8,206       7,573
                                                              --------    --------
          Total expenses....................................   157,771     139,775
                                                              --------    --------
          Income from operations............................    41,198      52,565
Translation and exchange losses, net........................       400       1,591
Interest income.............................................    (2,240)     (2,695)
Interest expense............................................    13,017      15,221
                                                              --------    --------
          Income before provision for income taxes and
            minority interest...............................    30,021      38,448
Provision for income taxes..................................     9,263      11,111
Minority interest...........................................      (264)        (62)
                                                              --------    --------
          Net income........................................  $ 21,022    $ 27,399
                                                              ========    ========
Basic earnings per share....................................  $   0.26    $   0.35
                                                              ========    ========
Shares used in per share computation........................    80,392      78,975
                                                              ========    ========
Diluted earnings per share..................................  $   0.26    $   0.34
                                                              ========    ========
Shares used in per share computation........................    82,304      81,622
                                                              ========    ========



  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.



           CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME


               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                           (UNAUDITED, IN THOUSANDS)



                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Net income..................................................  $21,022    $27,399
Other comprehensive income:
  Foreign currency translation adjustments..................   (9,907)    (6,358)
                                                              -------    -------
Comprehensive income........................................  $11,115    $21,041
                                                              =======    =======



  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.



                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000


                           (UNAUDITED, IN THOUSANDS)



                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Cash flows from operating activities:
  Net income................................................  $ 21,022    $ 27,399
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    18,064      15,885
     Provision for losses on accounts receivable............       152         584
     Provision for inventory obsolescence...................       474       1,449
     Translation and exchange losses, net...................       400       1,591
     Loss on sale of assets.................................       177         169
     Other non-cash losses..................................       583         583
     Deferred income taxes..................................       644        (775)
     Minority interest......................................      (264)        (62)
  Change in assets and liabilities, net of effects of
     acquisitions:
     Accounts and notes receivable..........................    32,162       6,931
     Inventories............................................     8,204      (6,189)
     Prepaid expenses and other assets......................   (11,670)     (4,039)
     Trade payables and accrued liabilities.................   (13,915)        784
     Income taxes payable...................................     3,647       7,095
     Other liabilities......................................    (4,793)      1,576
                                                              --------    --------
          Net cash provided by operating activities.........    54,887      52,981
                                                              --------    --------
Cash flows from investing activities:
  Capital expenditures......................................   (21,810)     (5,881)
  Proceeds from sale of assets..............................       315          37
  Decrease in restricted cash...............................       105          71
  Acquisition of license rights, product lines and
     businesses.............................................   (14,445)     (4,712)
                                                              --------    --------
          Net cash used in investing activities.............   (35,835)    (10,485)
                                                              --------    --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................       160          --
  Proceeds from issuance of notes payable...................        22       2,729
  Payments on long-term debt................................      (696)        (79)
  Payments on notes payable.................................        --      (2,789)
  Proceeds from exercise of stock options...................     1,284         929
  Dividends paid............................................    (5,801)     (5,580)
                                                              --------    --------
          Net cash used in financing activities.............    (5,031)     (4,790)
                                                              --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (287)        (45)
                                                              --------    --------
Net increase in cash and cash equivalents...................    13,734      37,661
Cash and cash equivalents at beginning of period............   155,205     177,577
                                                              --------    --------
Cash and cash equivalents at end of period..................  $168,939    $215,238
                                                              ========    ========



  The accompanying notes are an integral part of these consolidated condensed financial statements.

        MANAGEMENT'S STATEMENT REGARDING UNAUDITED FINANCIAL STATEMENTS



     The consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared on the basis of accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The results of operations presented herein are not necessarily indicative of the results to be expected for a full year. Although the Company believes that all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the interim periods presented are included and that the disclosures are adequate to make the information presented not misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2000.

                           ICN PHARMACEUTICALS, INC.



              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                                 MARCH 31, 2001


                                  (UNAUDITED)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Principles of Consolidation: The accompanying consolidated condensed financial statements include the accounts of ICN Pharmaceuticals, Inc. and Subsidiaries (the "Company") and all of its majority-owned subsidiaries. Investments in 20% through 50% owned affiliated companies are included under the equity method where the Company exercises significant influence over operating and financial affairs. Investments in less than 20% owned companies are recorded at the lower of cost or fair value. All significant intercompany account balances and transactions have been eliminated.



     Effective November 26, 1998, the Company's equity ownership of ICN Yugoslavia was effectively reduced from 75% to 35% based upon a decision by the Yugoslavia Ministry of Economic and Property Transformation. Additionally, representatives of the Company and ICN Yugoslavia's management have limited access to the premises and representation as to the management of ICN Yugoslavia. As a result, the Company had and continues to have no effective control over the operating and financial affairs of ICN Yugoslavia. Accordingly, the Company has deconsolidated the financial statements of ICN Yugoslavia as of November 26, 1998, and reduced the carrying value of its investment to fair value, estimated to be zero. The Company accounts for its ongoing investment in ICN Yugoslavia under the cost method. The Company did not recognize any income or losses from ICN Yugoslavia in the quarters ended March 31, 2000 and 2001.



     Comprehensive Income: The balance of accumulated other comprehensive loss at March 31, 2001 and December 31, 2000 consists of accumulated foreign currency translation adjustments. Other comprehensive loss has not been recorded net of any tax provision or benefit as the Company does not expect to realize any significant tax benefit or expense from this item.



     Per Share Information: In January 2001, the Company's Board of Directors declared a fourth quarter 2000 cash dividend of $0.0725 per share, which was paid in January 2001. In February 2001, the Company's Board of Directors declared a first quarter cash dividend of $.075 per share, payable on April 25, 2001, to stockholders of record on April 11, 2001.



     Reclassifications: Certain prior year amounts have been reclassified to conform with the current period presentation, with no effect on previously reported net income or stockholders' equity.



2. ACQUISITIONS



     On January 1, 2001, the Company acquired certain assets from Medical Alliance, Inc., a provider of office based surgical services, for $14,445,000 in cash. The acquisition was accounted for as a purchase and is not material to the financial position or results of operations of the Company.

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



3. EARNINGS PER SHARE



     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):





                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Income:
  Net income................................................  $21,022    $27,399
                                                              -------    -------
  Numerator for basic earnings per share -- income available
     to common stockholders.................................   21,022     27,399
  Effect of dilutive securities:
     Other dilutive securities..............................       (3)        (2)
                                                              -------    -------
  Numerator for diluted earnings per share -- income
     available to common stockholders after assumed
     conversions............................................  $21,019    $27,397
                                                              =======    =======
Shares:
  Denominator for basic earnings per
     share -- weighted-average shares outstanding...........  $80,392    $78,975
  Effect of dilutive securities:
     Employee stock options.................................    1,891      2,386
     Other dilutive securities..............................       21        261
                                                              -------    -------
  Dilutive potential common shares..........................    1,912      2,647
                                                              -------    -------
  Denominator for diluted earnings per share -- adjusted
     weighted-average shares and assumed conversions........   82,304     81,622
                                                              =======    =======
Basic earnings per share....................................  $  0.26    $  0.35
                                                              =======    =======
Diluted earnings per share..................................  $  0.26    $  0.34
                                                              =======    =======

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



4. DETAIL OF CERTAIN ACCOUNTS



                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
                                                                   (IN THOUSANDS)
ACCOUNTS RECEIVABLE, NET:
  Trade accounts receivable.................................  $ 161,631    $ 190,386
  Royalties receivable......................................     32,615       39,741
  Other receivables.........................................     14,584       15,372
                                                              ---------    ---------
                                                                208,830      245,499
Allowance for doubtful accounts.............................    (14,508)     (19,860)
                                                              ---------    ---------
                                                              $ 194,322    $ 225,639
                                                              =========    =========
INVENTORIES, NET:
  Raw materials and supplies................................  $  54,073    $  61,623
  Work-in-process...........................................     23,592       22,701
  Finished goods............................................    100,382      103,932
                                                              ---------    ---------
                                                                178,047      188,256
  Allowance for inventory obsolescence......................    (18,397)     (17,993)
                                                              ---------    ---------
                                                              $ 159,650    $ 170,263
                                                              =========    =========
PROPERTY, PLANT AND EQUIPMENT, NET:
  Property, plant and equipment, at cost....................  $ 486,902    $ 471,386
  Accumulated depreciation and amortization.................   (107,783)    (104,157)
                                                              ---------    ---------
                                                              $ 379,119    $ 367,229
                                                              =========    =========



5. RELATED PARTY TRANSACTIONS



     In January 2001, the Company made a loan to Mr. Adam Jerney, Chief Operating Officer and President of the Company, of $1,197,864 as part of a program adopted by the Board of Directors of the Company to encourage directors and officers of the Company to exercise stock options (the "Stock Option Program"). The loan is secured by 148,537 shares of the Company's Common Stock and is due in payments through January 2003. As of March 31, 2001, the loan is included in the accompanying consolidated condensed balance sheet as a reduction of stockholders' equity. In April 2001, the Company made a loan to Mr. Milan Panic, Chairman of the Board and Chief Executive Officer of the Company, of $2,731,519 as part of the Stock Option Program. The loan is secured by 286,879 shares of the Company's Common Stock and is due in April 2004. These loans bear interest at a rate of 5.61% per annum in the case of Mr. Jerney and 4.63% per annum in the case of Mr. Panic, compounded annually. Interest is payable annually. These loans are non-recourse with respect to principal and full recourse to the obligor with respect to interest.



6. COMMITMENTS AND CONTINGENCIES



     On August 11, 1999, the United States Securities and Exchange Commission filed a complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C. Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that the Company and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns the status and disposition of the Company's 1994 New Drug Application for Virazole as a monotherapy treatment for Hepatitis C (the "NDA"). The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. A pre-trial schedule has been set which requires the submission of summary judgment motions in late 2002, the end of discovery by March 17, 2003, and the commencement of trial on May 6, 2003. The Company and the SEC are engaged in discussions in an effort to determine whether the litigation can be resolved by settlement agreement.



     Beginning in 1996, the Company received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company understood that the Company, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of the Company were targets of the investigation. The Company also understood that a senior executive officer and a director were subjects of the investigation. The United States Attorney for the Central District of California (the "Office") advised counsel for the Company that the areas of its investigation included disclosures made and not made concerning the 1994 Hepatitis C monotherapy NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing the Company that the 1994 Hepatitis C monotherapy NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by the Company and Mr. Panic of stock belonging to Company employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. The Company has cooperated, and continues to cooperate, in the Grand Jury investigation. A number of current and former officers and employees of the Company were interviewed by the government in connection with the investigation. The Office had issued subpoenas requiring various current and former officers and employees of the Company to testify before the Grand Jury. Certain current and former officers and employees testified before the Grand Jury beginning in July 1998.



     On March 15, 2001, the Company was notified by the Office that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation. At the same time, the Company was also notified that the United States Attorney had authorized the Office to seek an indictment of the Company based upon alleged false and misleading misrepresentations concerning the 1994 hepatitis C monotherapy NDA. The Company and the Office are engaged in discussions in an effort to determine whether the matter can be settled by plea bargain, which could include a plea by the Company to one felony count.



     In connection with the Grand Jury investigation and SEC litigation, the Company has recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs. The Company's estimate of the fourth quarter reserve was based upon the nature and amounts noted during settlement discussions with the SEC and the Office. The Company believes that additional loss in settling these matters, based upon discussions to date, is not reasonably possible. There can, of course, be no assurance that the Grand Jury investigation will be settled by plea agreement or that the SEC litigation will be settled by mutual agreement or what the amount of any settlement may ultimately be. In the event that a settlement of either matter is not reached, the Company will vigorously defend any litigation.



     The Company is a party to other pending lawsuits or subject to a number of threatened lawsuits. While the ultimate outcome of pending and threatened lawsuits and the Grand Jury investigation cannot be predicted with certainty, and an unfavorable outcome could have a negative impact on the Company, at this time in the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



7. BUSINESS SEGMENTS



     The Company's six reportable pharmaceutical segments have been combined into two geographical groups: ICN Americas (comprised of the Company's pharmaceutical operations in North America and Latin America) and ICN International (comprised of the Company's pharmaceutical operations in Western Europe, Eastern Europe and Asia, Africa and Australia).



     Royalty revenues were previously included in the North America Pharmaceuticals segment in 2000. Due to the proposed restructuring plan, the Company now evaluates the performance of its North America Pharmaceuticals segment in a manner consistent with how the Company will be organized subsequent to the restructuring. All amounts for 2000 have been restated to conform with the current year presentation.

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



     The following table sets forth the amounts of segment revenues and operating income of the Company for the three months ended March 31, 2001 and 2000 (in thousands):



                                                                2001        2000
                                                              --------    --------
REVENUES
Product sales
Pharmaceuticals
ICN Americas
  North America.............................................  $ 42,283    $ 29,801
  Latin America.............................................    26,092      29,227
                                                              --------    --------
          Total ICN Americas................................    68,375      59,028
                                                              --------    --------
ICN International
  Western Europe............................................    52,533      46,757
  Russia....................................................    24,399      26,570
  Asia, Africa and Australia................................    10,638      11,399
                                                              --------    --------
          Total ICN International...........................    87,570      84,726
                                                              --------    --------
Total pharmaceuticals.......................................   155,945     143,754
Biomedicals.................................................    15,474      15,586
                                                              --------    --------
Total product sales.........................................   171,419     159,340
Royalties...................................................    27,550      33,000
                                                              --------    --------
Consolidated revenues.......................................  $198,969    $192,340
                                                              ========    ========
OPERATING INCOME (LOSS)
Pharmaceuticals
ICN Americas
  North America.............................................  $ 18,310    $ 14,519
  Latin America.............................................     8,155       8,907
                                                              --------    --------
          Total ICN Americas................................    26,465      23,426
                                                              --------    --------
ICN International
  Western Europe............................................     4,322       6,255
  Russia....................................................    (2,175)      1,525
  Asia, Africa and Australia................................     1,261       1,253
                                                              --------    --------
          Total ICN International...........................     3,408       9,033
Biomedicals.................................................     2,675       2,279
Royalties...................................................    27,550      33,000
                                                              --------    --------
Consolidated segment operating income.......................    60,098      67,738
Corporate expenses..........................................    18,900      15,173
Interest income.............................................    (2,240)     (2,695)
Interest expense............................................    13,017      15,221
Translation and exchange losses, net........................       400       1,591
                                                              --------    --------
Income before income taxes and minority interest............  $ 30,021    $ 38,448
                                                              ========    ========

                           ICN PHARMACEUTICALS, INC.

                                 MARCH 31, 2001


                                  (UNAUDITED)



     The following table sets forth the segment total assets of the Company as of March 31, 2001 and December 31, 2000 (in thousands):



                                                                    TOTAL ASSETS
                                                              ------------------------
                                                                 2001          2000
                                                              ----------    ----------
Pharmaceuticals
ICN Americas
  North America.............................................  $  526,254    $  518,033
  Latin America.............................................     132,825       127,031
                                                              ----------    ----------
          Total ICN Americas................................     659,079       645,064
                                                              ----------    ----------
ICN International
  Western Europe............................................     266,531       271,914
  Russia....................................................     163,054       169,032
  Asia, Africa and Australia................................      69,041        82,206
                                                              ----------    ----------
          Total ICN International...........................     498,626       523,152
                                                              ----------    ----------
Total pharmaceuticals.......................................   1,157,705     1,168,216
Biomedicals.................................................      58,506        61,938
Corporate...................................................     250,889       246,918
                                                              ----------    ----------
Total.......................................................  $1,467,100    $1,477,072
                                                              ==========    ==========



8. SUPPLEMENTAL CASH FLOW INFORMATION



     Cash paid for income taxes for the three months ended March 31, 2001 and 2000 was $5,432,000 and $4,787,000, respectively. Cash paid for interest for the three months ended March 31, 2001 and 2000 was $9,038,000 and $13,020,000 respectively.



     Other non-cash losses for the three months ended March 31, 2001 and 2000, included $583,000 and $583,000, respectively, for compensation expense related to the vesting of restricted stock under the Company's long-term incentive plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ICN Pharmaceuticals, Inc.:


     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of ICN Pharmaceuticals, Inc. (a Delaware corporation) and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Notes 2 and 14, effective November 26, 1998, the Company changed the method of accounting for ICN Yugoslavia, a previously consolidated subsidiary, and reduced the carrying value of the investment to its fair value.

                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                          PricewaterhouseCoopers LLP

Orange County, California
March 1, 2001, except for Note 12,
as to which the date is March 15, 2001

                           ICN PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 2000          1999
                                                              ----------    ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  155,205    $  177,577
  Restricted cash...........................................         380           414
  Accounts receivable, net..................................     225,639       231,902
  Inventories, net..........................................     170,263       136,762
  Prepaid expenses and other current assets.................      13,929        18,075
                                                              ----------    ----------
          Total current assets..............................     565,416       564,730
Property, plant and equipment, net..........................     367,229       332,360
Deferred income taxes, net..................................      75,037        81,095
Other assets................................................      32,300        37,625
Goodwill and intangibles, net...............................     437,090       456,451
                                                              ----------    ----------
                                                              $1,477,072    $1,472,261
                                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade payables............................................  $   61,741    $   65,195
  Accrued liabilities.......................................      91,447        66,185
  Notes payable.............................................           9         8,762
  Current portion of long-term debt.........................         898           312
  Income taxes payable......................................       4,682           168
                                                              ----------    ----------
          Total current liabilities.........................     158,777       140,622
Long-term debt, less current portion........................     510,781       596,961
Deferred income and other liabilities.......................      40,988        28,628
Minority interest...........................................       9,332        22,478
Commitments and contingencies
Stockholders' Equity:
  Common stock, $0.01 par value; 200,000 shares authorized;
     80,197 (2000) and 78,950 (1999) shares outstanding
     (after deducting shares in treasury of 814 and 814,
     respectively)..........................................         802           789
  Additional capital........................................     973,157       949,181
  Accumulated deficit.......................................    (130,087)     (197,602)
  Accumulated other comprehensive income....................     (86,678)      (68,796)
                                                              ----------    ----------
          Total stockholders' equity........................     757,194       683,572
                                                              ----------    ----------
                                                              $1,477,072    $1,472,261
                                                              ==========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                           ICN PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              2000        1999         1998
                                                            --------    --------    ----------
Revenues:
  Product sales...........................................  $645,190    $638,475    $  800,639
  Royalties...............................................   155,114     108,937        37,425
                                                            --------    --------    ----------
          Total revenues..................................   800,304     747,412       838,064
                                                            --------    --------    ----------
Costs and expenses:
  Cost of product sales...................................   262,818     256,146       353,600
  Selling, general and administrative.....................   304,314     252,207       291,776
  Research and development................................    18,769      10,963        20,835
  Amortization of goodwill and intangibles................    30,448      29,239        20,601
  Eastern European charges................................        --          --       440,820
                                                            --------    --------    ----------
          Total expenses..................................   616,349     548,555     1,127,632
                                                            --------    --------    ----------
  Income (loss) from operations...........................   183,955     198,857      (289,568)
Translation and exchange losses, net......................     6,587      11,823        80,501
Interest income...........................................   (12,542)     (8,894)      (13,057)
Interest expense..........................................    60,356      55,943        38,069
                                                            --------    --------    ----------
Income (loss) before income taxes, minority interest and
  extraordinary loss......................................   129,554     139,985      (395,081)
Provision for income taxes................................    37,683      28,996         1,983
Minority interest.........................................    (1,534)     (7,637)      (44,990)
                                                            --------    --------    ----------
  Income (loss) before extraordinary loss.................    93,405     118,626      (352,074)
Extraordinary loss, net of income taxes...................     3,225          --            --
                                                            --------    --------    ----------
Net income................................................  $ 90,180    $118,626    $ (352,074)
                                                            ========    ========    ==========
Basic earnings per share:
  Income (loss) per share before extraordinary loss.......  $   1.18    $   1.52    $    (4.78)
  Extraordinary loss per share............................      0.04          --            --
                                                            --------    --------    ----------
  Basic net income (loss) per share.......................  $   1.14    $   1.52    $    (4.78)
                                                            ========    ========    ==========
Diluted earnings per share:
  Income (loss) per share before extraordinary loss.......  $   1.14    $   1.45    $    (4.78)
  Extraordinary loss per share............................      0.04          --            --
                                                            --------    --------    ----------
  Diluted net income (loss) per share.....................  $   1.10    $   1.45    $    (4.78)
                                                            ========    ========    ==========
Shares used in per share computation:
  Basic...................................................    79,395      77,833        73,637
                                                            ========    ========    ==========
  Diluted.................................................    82,264      82,089        73,637
                                                            ========    ========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                           ICN PHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           RETAINED      ACCUMULATED
                                        PREFERRED STOCK    COMMON STOCK                    EARNINGS         OTHER
                                        ---------------   ---------------   ADDITIONAL   (ACCUMULATED   COMPREHENSIVE
                                        SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT)        INCOME         TOTAL
                                        ------   ------   ------   ------   ----------   ------------   -------------   ---------
BALANCE AT DECEMBER 31, 1997..........     2      $  1    71,432    $714     $766,868     $  70,129       $(41,384)     $ 796,328
Comprehensive income:
  Net loss............................    --        --        --      --           --      (352,074)            --       (352,074)
  Foreign currency translation
    adjustments.......................    --        --        --      --           --            --         (6,962)        (6,962)
                                                                                                                        ---------
    Total comprehensive income........                                                                                   (359,036)
Exercise of stock options.............    --        --       634       6        6,777            --             --          6,783
Stock compensation....................    --        --       319       3        5,304            --             --          5,307
Issuance of preferred stock...........     1        --        --      --       23,000            --             --         23,000
Issuance of common stock:
  In connection with acquisitions.....    --        --     2,884      29       93,530            --             --         93,559
  Conversion of debt..................    --        --       802       8       25,329            --             --         25,337
Issuance of treasury stock............    --        --       482       5       12,528            --             --         12,533
Purchase of treasury stock............    --        --      (200)     (2)      (4,448)           --             --         (4,450)
Conversion of preferred shares........    (2)       --        57       1           (1)           --             --             --
Cash dividends........................    --        --        --      --           --       (13,197)            --        (13,197)
Stock dividends on preferred stock....    --        --         1      --           69           (69)            --             --
                                          --      ----    ------    ----     --------     ---------       --------      ---------
BALANCE AT DECEMBER 31, 1998..........     1         1    76,411     764      928,956      (295,211)       (48,346)       586,164
Comprehensive income:
  Net income..........................    --        --        --      --           --       118,626             --        118,626
  Foreign currency translation
    adjustments.......................    --        --        --      --           --            --        (20,450)       (20,450)
                                                                                                                        ---------
    Total comprehensive income........                                                                                     98,176
Exercise of stock options.............    --        --     1,148      11       12,883            --             --         12,894
Tax benefit of stock options
  exercised...........................    --        --        --      --        5,173            --             --          5,173
Stock compensation....................    --        --       (53)     --        2,043            --             --          2,043
Settlement related to acquisition
  contingency.........................    (1)       (1)       --      --      (28,312)           --             --        (28,313)
Issuance of common stock:
  In connection with license
    agreement.........................    --        --     2,041      20       41,980            --             --         42,000
  In connection with acquisitions.....    --        --        17      --        1,756            --             --          1,756
Purchase of treasury stock............    --        --      (614)     (6)     (15,298)           --             --        (15,304)
Cash dividends........................    --        --        --      --           --       (21,017)            --        (21,017)
                                          --      ----    ------    ----     --------     ---------       --------      ---------
BALANCE AT DECEMBER 31, 1999..........    --        --    78,950     789      949,181      (197,602)       (68,796)       683,572
Comprehensive income:
  Net income..........................    --        --        --      --           --        90,180             --         90,180
  Foreign currency translation
    adjustments.......................    --        --        --      --           --            --        (17,882)       (17,882)
                                                                                                                        ---------
    Total comprehensive income........                                                                                     72,298
Exercise of stock options.............    --        --     1,193      12       14,556            --             --         14,568
Tax benefit of stock options
  exercised...........................    --        --        --      --        2,721            --             --          2,721
Stock compensation....................    --        --       (25)     --        1,720            --             --          1,720
Redemption of common stock............    --        --       (46)     --          (20)           --             --            (20)
Issuance of common stock in connection
  with acquisitions...................    --        --       125       1        4,999            --             --          5,000
Cash dividends........................    --        --        --      --           --       (22,665)            --        (22,665)
                                          --      ----    ------    ----     --------     ---------       --------      ---------
BALANCE AT DECEMBER 31, 2000..........    --      $ --    80,197    $802     $973,157     $(130,087)      $(86,678)     $ 757,194
                                          ==      ====    ======    ====     ========     =========       ========      =========

 The accompanying notes are an integral part of these consolidated statements.

                           ICN PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000         1999        1998
                                                              ---------    --------    ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  90,180    $118,626    $(352,074)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Depreciation and amortization.............................     64,540      65,502       51,096
  Eastern European charges..................................         --          --      451,019
  Provision for losses on accounts receivable...............      9,303       2,291        7,559
  Provision for inventory obsolescence......................      8,561       5,880          602
  Translation and exchange losses, net......................      6,587      11,823       80,501
  Deferred income...........................................         --      (4,983)      (6,112)
  Loss on sale of assets....................................      1,223         882          100
  Deferred income taxes.....................................      8,051      (1,112)      (8,223)
  Other non-cash losses.....................................      2,333       4,016        3,314
  Minority interest.........................................     (1,534)     (7,637)     (44,990)
  Extraordinary loss........................................      3,225          --           --
  Change in assets and liabilities, net of effects of
    acquisitions:
    Accounts and notes receivable...........................      3,755     (66,927)    (160,345)
    Inventories.............................................    (34,129)    (13,236)     (29,075)
    Prepaid expenses and other assets.......................      2,909      (6,497)     (22,290)
    Trade payables and accrued liabilities..................      5,856     (24,601)      38,912
    Income taxes payable....................................      6,907         (60)       2,555
    Other liabilities.......................................      3,917       3,156       (2,925)
                                                              ---------    --------    ---------
      Net cash provided by operating activities.............    181,684      87,123        9,624
                                                              ---------    --------    ---------
Cash flows from investing activities:
  Proceeds from sale of marketable securities...............         --          --       22,958
  Proceeds from sale of assets..............................      2,707       2,167        1,202
  Increase (decrease) in restricted cash....................         34      15,144      (15,009)
  Cash acquired in connection with acquisitions.............      4,613         288        1,111
  Capital expenditures......................................    (49,330)    (44,083)    (110,281)
  Acquisition of license rights, product lines and
    businesses..............................................    (45,581)    (23,876)    (172,926)
  Termination of joint venture..............................     (3,238)         --           --
  Loss of Yugoslavian cash balance..........................         --          --      (22,101)
                                                              ---------    --------    ---------
      Net cash used in investing activities.................    (90,795)    (50,360)    (295,046)
                                                              ---------    --------    ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................      3,420     145,490      225,082
  Proceeds from issuance of notes payable...................      5,724      19,976       26,720
  Proceeds from exercise of stock options...................     14,568      12,894        6,783
  Proceeds from issuance of common stock....................         --      42,000        4,299
  Payments on long-term debt................................   (105,901)    (87,632)     (27,381)
  Payments on notes payable.................................     (7,911)    (31,695)     (27,965)
  Dividends paid............................................    (22,665)    (21,017)     (17,069)
  Purchase of treasury stock................................         --     (15,304)      (4,450)
  Repurchase of preferred stock.............................         --     (28,313)          --
                                                              ---------    --------    ---------
      Net cash (used in) provided by financing activities...   (112,765)     36,399      186,019
                                                              ---------    --------    ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................       (496)       (506)      (5,572)
                                                              ---------    --------    ---------
Net (decrease) increase in cash and cash equivalents........    (22,372)     72,656     (104,975)
Cash and cash equivalents at beginning of year..............    177,577     104,921      209,896
                                                              ---------    --------    ---------
Cash and cash equivalents at end of year....................  $ 155,205    $177,577    $ 104,921
                                                              =========    ========    =========

 The accompanying notes are an integral part of these consolidated statements.

                           ICN PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

1. ORGANIZATION AND BACKGROUND

     ICN Pharmaceuticals, Inc. and Subsidiaries (the "Company") was formed in November 1994, as a result of the merger of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., Viratek, Inc. and ICN Biomedicals, Inc. ("Biomedicals"), in a transaction accounted for using the purchase method of accounting (the "Merger"). The Company is a global research based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. Investments in 20% through 50% owned affiliated companies are included under the equity method where the Company exercises significant influence over operating and financial affairs. Investments in less than 20% owned companies are recorded at the lower of cost or fair value. The accompanying consolidated financial statements reflect the elimination of all significant intercompany account balances and transactions.

     Effective November 26, 1998, the Company's equity ownership of ICN Yugoslavia was effectively reduced from 75% to 35% based upon a decision by the Yugoslavian Ministry of Economic and Property Transformation. Additionally, representatives of the Company and ICN Yugoslavia's management have been denied any significant access to the premises and representation as to the management of ICN Yugoslavia. As a result, the Company had and continues to have no effective control over the operating and financial affairs of ICN Yugoslavia. Accordingly, the Company deconsolidated the financial statements of ICN Yugoslavia as of November 26, 1998, and reduced the carrying value of its investment to fair value, estimated to be zero. The Company accounts for its ongoing investment in ICN Yugoslavia under the cost method. The Company did not recognize any revenues or expenses related to its investment in Yugoslavia in 2000 or 1999. See Note 14.

     Cash and Cash Equivalents: Cash equivalents include repurchase agreements, certificates of deposit, money market funds, and municipal debt securities which have maturities of three months or less. For purposes of the consolidated statements of cash flows, the Company considers highly-liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying amount of these assets approximates fair value due to the short-term maturity of these instruments. At December 31, 2000 and 1999, cash equivalents totaled $119,861,000 and $159,544,000, respectively.

     Marketable Securities: The Company classifies its investments as available for sale. Changes in market values are reflected as unrealized gains and losses, calculated on the specific identification method, in stockholders' equity. In 1998, upon the exchange and redemption of the Company's Bio Capital Holdings
5 1/2% Swiss Franc Exchangeable Certificates (the "New Certificates"), marketable securities previously held in trust for the payment of the New Certificates became available to the Company and were sold, resulting in a gain of $1,993,000.

     Allowance for Doubtful Accounts: The Company evaluates the collectibility of its receivables at least quarterly, based upon various factors including the financial condition and payment history of major customers, an overall review of collections experience on other accounts and economic factors or events expected to affect the Company's future collections experience.

     Inventories: Inventories, which include material, direct labor and factory overhead, are stated at the lower of cost or market. Cost is determined on a first-in, first-out ("FIFO") basis. The Company evaluates the carrying value of its inventories at least quarterly, taking into account such factors as historical and anticipated future sales compared with quantities on hand, the price the Company expects to obtain for its products in their respective markets compared with historical cost and the remaining shelf life of goods on hand.

                           ICN PHARMACEUTICALS, INC.

     Property, Plant and Equipment: Property, plant and equipment is stated at cost. The Company primarily uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Buildings and related improvements are depreciated from 7-50 years, machinery and equipment from 3-30 years, furniture and fixtures from 3-15 years and leasehold improvements and capital leases are amortized over their useful lives, limited to the life of the related lease.

     The Company follows the policy of capitalizing expenditures that materially increase the lives of the related assets and charges maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in income.

     Goodwill and Intangibles: The difference between the purchase price and the fair value of net assets acquired at the date of acquisition is included in the accompanying consolidated balance sheets as goodwill and intangibles. Intangible assets also include acquired product rights. Goodwill and intangibles amortization periods range from 10 to 20 years depending upon the nature of the business or product acquired. The Company periodically evaluates the carrying value of goodwill and intangibles including the related amortization periods. In evaluating goodwill, the Company determines whether there has been an impairment and the amount thereof, if any, by comparing the undiscounted future operating income of the acquired business with the carrying value of the goodwill. In evaluating acquired product rights and other intangible assets, the Company determines whether there has been impairment by comparing the anticipated undiscounted future operating income of the product line with its carrying value. If the undiscounted operating income is less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each intangible asset with its fair value. Fair value is generally based on a discounted cash flows analysis. Based on its review, the Company does not believe that any impairment of its goodwill and intangibles has occurred.

     As of December 31, 2000 and 1999, goodwill and intangibles included the following:

                                          2000        1999     AMORTIZATION PERIODS
                                        --------    --------   --------------------
                                           (IN THOUSANDS)
Goodwill..............................  $ 80,849    $ 73,943       10-20 years
Acquired product rights...............   440,760     436,380       15-18 years
Other intangible assets...............    12,508      13,952       10-18 years
                                        --------    --------
                                         534,117     524,275
Accumulated amortization..............   (97,027)    (67,824)
                                        --------    --------
                                        $437,090    $456,451
                                        ========    ========

     Revenue Recognition: Revenues and related cost of product sales are recorded at the time of shipment or as services are performed, provided that collection of the revenue is reasonably assured. The Company earns royalty revenue as a result of the sale of product rights and technologies to third parties. Royalty revenue is earned at the time the products subject to the royalty are sold by the third party.

     In December 1999, the Securities and Exchange Commission (the "SEC") released Staff Accounting Bulletin ("SAB") No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Company adopted the provisions of SAB 101 in the fourth quarter of 2000. Adoption of SAB 101 did not cause a material change in the Company's financial condition or results of operations.

     Barter Transactions: The Company periodically engages in barter transactions, primarily in Russia, related to the sale of its products in exchange for raw materials, other finished goods and costs of services incurred in the conduct of its operations. The Company accounts for these transactions in accordance with

                           ICN PHARMACEUTICALS, INC.

APB No. 29 "Accounting for Nonmonetary Transactions", whereby the cost of the assets or service acquired is based upon the fair value of the asset surrendered or received whichever is more clearly evident. For each of the periods ended December 31, 2000, 1999 and 1998, the Company's Russian subsidiaries recorded approximately $3,000,000, $8,000,000 and $8,000,000, respectively, in revenue related to barter transactions.

     Foreign Currency Translation: The assets and liabilities of the Company's foreign operations, except those in highly inflationary economies, are translated at end of period exchange rates. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated in stockholders' equity. The monetary assets and liabilities of foreign subsidiaries in highly inflationary economies are remeasured into U.S. dollars at end of period exchange rates and non-monetary assets and liabilities at historical exchange rates. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation, the Company has included in earnings all foreign exchange gains and losses arising from foreign currency transactions and the effects of foreign exchange rate fluctuations on subsidiaries operating in highly inflationary economies. Recorded losses from foreign exchange transactions amounted to $3,062,000, $5,085,000 and $2,788,000 for 2000, 1999 and 1998,
respectively. Recorded losses from foreign exchange translation amounted to $3,525,000, $6,738,000 and $77,713,000 for 2000, 1999 and 1998, respectively.

     Income Taxes: Income taxes are calculated in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount expected to be realized. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than an enactment of changes in tax laws or rates.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Comprehensive Income: The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income includes such items as foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities and is presented as a component of stockholders' equity.

     The balance of accumulated other comprehensive income at December 31, 2000 and 1999 consists of accumulated foreign currency translation adjustments. None of the components of other comprehensive income have been recorded net of any tax provision or benefit as the Company does not expect to realize any significant tax benefit or expense from these items.

     Per Share Information: Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares outstanding. In computing diluted earnings per share, the weighted-average number of shares outstanding is adjusted to reflect the effect of potentially dilutive securities including options, warrants, and convertible debt or preferred stock, and income available to common stockholders is adjusted to reflect any changes in income or loss that would result from the issuance of the dilutive common shares.

     The Company's Board of Directors declared a quarterly cash distribution of $.0725 per share for each fiscal quarter of 2000. During 1999, the Company's Board of Directors declared a quarterly cash distribution of $0.07 per share for each fiscal quarter. During 1998, the Company's Board of Directors declared a quarterly cash dividend or distribution of $0.06 per share for each fiscal quarter.

                           ICN PHARMACEUTICALS, INC.

     Stock-Based Compensation: The Company has adopted the disclosure only provisions of SFAS No. 123 for stock options issued to employees. Compensation cost for stock-based compensation issued to employees has been measured using the intrinsic value method provided by Accounting Principles Board No. 25.

     Reclassifications: Certain prior year items have been reclassified to conform with the current year presentation, with no effect on previously reported net income or stockholders' equity.

3. ACQUISITIONS

     On July 1, 2000, the Company acquired 100% ownership of the Swiss pharmaceuticals company Solco Basel AG for $30,368,000, of which $25,156,000 was paid in cash ($4,026,000 of cash was received as part of the Solco assets) and the balance in 125,000 shares of the Company's common stock. Goodwill of $2,821,000 was recorded in connection with the acquisition and is being amortized over a 20 year estimated useful life. Under the terms of the Company's agreement with the sellers, the Company has guaranteed a per share price initially at CHF 64 ($40.00 as of December 31, 2000), increasing at a rate of 4% per annum through June 30, 2002. If the holders of the shares sell any of the shares prior to June 30, 2002, the Company is entitled to one-half of any proceeds realized in excess of the guaranteed price. If the market price of the Company's common stock is below the guaranteed price at the end of the guarantee period, the Company will be required to satisfy the aggregate guarantee amount by payment in cash. The aggregate guaranteed value of the shares held by the sellers exceeds the market value by approximately $1,386,000. This acquisition was accounted for as a purchase and is not material to the financial position or results of operations of the Company. The initial purchase of the Solco acquisition is based upon current estimates. The Company will make final purchase price allocations based upon final values for certain long-lived assets. As a result, the final purchase price allocation may differ from the presented estimates.

     During 2000, the Company acquired various other businesses for a total of $4,075,000 in cash. These acquisitions were accounted for as purchases and are not material to the financial position or results of operations of the Company. The Company acquired an additional 6.47% interest in its subsidiary in Poland for $3,194,000 in cash, which increased the Company's ownership to 97.73% and an additional 25% interest in a subsidiary in Hungary for $3,186,000 in cash, which increased the Company's ownership to 91.3%.

     Product Acquisitions: In 2000, the Company acquired the rights to certain products for the total consideration of $9,383,000. None of the above product acquisitions are material to the financial results of the Company.

4. RELATED PARTY TRANSACTIONS

     In June 1996, the Company made a short-term loan to the Chairman and CEO in the amount of $3,500,000 for personal legal obligations. During August 1996, this amount was repaid to the Company. In connection with this transaction, the Company guaranteed $3,600,000 of demand debt of the Chairman with a third party bank, which is renewable by the Chairman annually until repaid. In addition to the guarantee, the Company deposited $3,600,000 with this bank as collateral to the Chairman's debt, which will remain in place until such time as the Chairman repays his obligation to the bank. This deposit is recorded as a long-term asset on the consolidated balance sheet. The Company is not aware of the time frame in which the Chairman expects to repay this obligation. Interest paid by the Company on behalf of the Chairman was charged to the Chairman as compensation expense and amounted to $160,916, $163,166 and $181,901 for the years ended December 31, 2000, 1999 and 1998. The Company recognized interest income on the bank deposit of $124,330, $126,097 and $134,151 for the years ended December 31, 2000, 1999 and 1998. The Chairman has provided collateral to the Company's guarantee in the form of a right to the proceeds of the exercise of options to acquire 150,000 shares with an exercise price of $15.17 and the rights to a $4,000,000 life insurance policy provided by the Company. In the event of any default on the debt to the bank, the Company has recourse that

                           ICN PHARMACEUTICALS, INC.

is limited to the collateral described above. Both the transaction and the sufficiency of the collateral for the guarantee were approved by the Board of Directors.

5. CONCENTRATIONS OF CREDIT RISK

     The Company is exposed to concentrations of credit risk related to its cash deposits and marketable securities. The Company places its cash and cash equivalents with respected financial institutions and limits the amount of credit exposure to any one financial institution. The Company's cash and cash equivalents and restricted cash include $120,000,000 and $160,000,000, at December 31, 2000 and 1999, respectively, held in time deposits, money market funds, and municipal debt securities through approximately ten major financial institutions. The Company is also exposed to credit risk on its accounts receivable balances in Russia as a result of the current economic situation. The Russian accounts receivable balances at December 31, 2000 and 1999 are $15,414,000 and $22,772,000, which is net of the allowances for doubtful accounts of $10,276,000 and $9,142,000, respectively.

6. INCOME TAXES

     Pretax income (loss) from continuing operations before minority interest and extraordinary loss for each of the years ended December 31, consists of the following (in thousands):

                                              2000        1999        1998
                                            --------    --------    ---------
Domestic..................................  $ 85,826    $ 96,270    $(252,597)
Foreign...................................    43,728      43,715     (142,484)
                                            --------    --------    ---------
                                            $129,554    $139,985    $(395,081)
                                            ========    ========    =========

     The income tax (benefit) provision for each of the years ended December 31, consists of the following (in thousands):

                                              2000        1999         1998
                                             -------     -------     --------
Current
  Federal..................................  $ 1,159     $ 6,206     $     --
  State....................................    2,563         674          640
  Foreign..................................   16,642      15,469        9,566
                                             -------     -------     --------
                                              20,364      22,349       10,206
Deferred
  Federal..................................   16,298       8,779      (11,409)
  State....................................     (165)      1,199           --
  Foreign..................................    1,186      (3,331)       3,186
                                             -------     -------     --------
                                              17,319       6,647       (8,223)
                                             -------     -------     --------
                                             $37,683     $28,996     $  1,983
                                             =======     =======     ========

     The current federal tax provision has not been reduced for the tax benefit associated with the exercise of employee stock options. The 2000 and 1999 tax benefit of $2,721,000 and $5,173,000, respectively, were credited directly to additional capital and the 1998 tax benefit amount of $5,845,000 has been included in the valuation allowance.

                           ICN PHARMACEUTICALS, INC.

     The primary components of the Company's net deferred tax asset at December 31, 2000 and 1999 are as follows (in thousands):

                                                           2000        1999
                                                         --------    --------
Deferred tax assets:
  NOL carryforwards....................................  $ 54,568    $ 73,719
  Capital loss carryforward............................    25,458      25,458
  Inventory and other reserves.........................     3,934       8,809
  Tax credit carryforwards.............................     2,581       1,544
  Other................................................     9,925       8,191
  Valuation allowance..................................   (21,429)    (36,626)
                                                         --------    --------
     Total deferred tax asset..........................    75,037      81,095
                                                         --------    --------
Deferred tax liabilities:
  Foreign fixed assets, intangibles, and other.........   (13,028)     (7,697)
  Intangibles..........................................    (2,992)     (1,813)
                                                         --------    --------
     Total deferred tax liability......................   (16,020)     (9,510)
                                                         --------    --------
     Net deferred tax asset............................  $ 59,017    $ 71,585
                                                         ========    ========

     In connection with the Merger, the Company acquired approximately $226,000,000 of net operating loss carryforwards ("NOLs"). Included in the total acquired NOLs were $191,000,000 of domestic NOLs and $35,000,000 of foreign NOLs. Internal Revenue Service Code Section 382 imposes an annual limitation on the availability of domestic NOLs that can be used to reduce taxable income after certain substantial ownership changes of a corporation.

     At December 31, 2000, the Company has domestic and foreign NOLs of approximately $130,626,000 and $41,508,000, respectively, and a capital loss carryforward of $72,736,000. The Company's NOLs begin to expire in the year 2005 and the majority of capital loss carryforward expires in the year 2008.

     In 2000, the valuation allowance primarily relates to foreign net operating losses, primarily in Hungary, and a $12,548,000 tax benefit from the exercise of stock options included in the NOL carryforward. In 1999, the valuation allowance primarily relates to the deduction for the write-off of ICN Yugoslavia and a $12,548,000 tax benefit from the exercise of stock options included in the NOL carryforward. Ultimate realization of the deferred tax assets is dependent upon the Company generating sufficient taxable income prior to expiration of the loss carryforwards.

     Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

                           ICN PHARMACEUTICALS, INC.

     The Company's effective tax rate differs from the applicable U.S. statutory federal income tax rate due to the following:

                                                          2000    1999    1998
                                                          ----    ----    ----
Statutory rate..........................................   35%     35%    (35)%
Foreign source income taxed at other effective rates:
  Yugoslavia............................................   --      --      15
  Russia................................................    5       1       3
  Hungary...............................................    1       5      --
  China.................................................    1       1      --
  Latin America and Puerto Rico.........................   (5)     (5)     --
  Other Countries.......................................   --      --      (1)
Change in valuation allowance...........................  (12)    (18)      5
Basis difference in Yugoslavia..........................   --      --      14
Other, net..............................................    4       2      --
                                                          ---     ---     ---
Effective rate..........................................   29%     21%      1%
                                                          ===     ===     ===

     In Russia, the Company continues to benefit from special tax relief that benefits pharmaceutical companies. Under this relief approximately 75% of the income generated in Russia related to the manufacture and sale of prescription medicines is exempt from taxation. This reduces the statutory rate to approximately 8%. The continuing tax benefits in Russia are subject to potential changes in tax law that may be enacted in the future. Should these benefits be repealed, income generated in Russia would require the Company to provide taxes at the current statutory rate of 35%.

     In Hungary, the Company benefited from a tax holiday, which expired on December 31, 1998.

     In 1998, the Company received the benefit of certain favorable tax laws in Yugoslavia that resulted in income taxes at a rate lower than the 25% Yugoslavian statutory rate.


     In 2000 and 1999, the provision for income taxes includes deferred tax benefits of $16,284,000 and $25,286,000, respectively, resulting from the recognition of certain deferred tax assets through the reduction of the valuation allowance, primarily related to the capital loss carryforward. The Company has announced its intention to reorganize into three separately held public companies which management expects will result in a net capital gain allowing utilization of the capital loss carryforward. In addition to the reorganization, management is pursuing other tax planning strategies designed to facilitate the use of its capital loss carryforwards prior to their expiration.


     The Company is aware of audits being conducted by various tax authorities. At this time the Company does not feel that they will result in material adjustments.

     During 2000, no U.S. income or foreign withholding taxes were provided on the undistributed earnings of the Company's foreign subsidiaries with the exception of the Company's Panamanian subsidiary, Alpha Pharmaceuticals, since management intends to reinvest those undistributed earnings in the foreign operations. Included in consolidated retained earnings at December 31, 2000, is approximately $227,000,000 of accumulated earnings of foreign operations that would be subject to U.S. income or foreign withholding taxes, if and when repatriated.

                           ICN PHARMACEUTICALS, INC.

7. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                              2000        1999        1998
                                             -------    --------    ---------
Income:
  Net income (loss)........................  $90,180    $118,626    $(352,074)
Dividends and accretion on preferred
  stock....................................       --          --          (34)
                                             -------    --------    ---------
Numerator for basic earnings per share --
  income available to common
  Stockholders.............................   90,180     118,626     (352,108)
Effect of dilutive securities:
  Other dilutive securities................        5          (5)          --
                                             -------    --------    ---------
Numerator for diluted earnings per share --
  income available to common stockholders
  after assumed conversions................  $90,185    $118,621    $(352,108)
                                             =======    ========    =========
Shares:
  Denominator for basic earnings per
     share -- weighted-average shares
     Outstanding...........................   79,395      77,833       73,637
  Effect of dilutive securities:
     Employee stock options................    2,755       2,680           --
     Series D Convertible Preferred
       Stock...............................       --         599           --
     Other dilutive securities.............      114         977           --
                                             -------    --------    ---------
  Dilutive potential common shares.........    2,869       4,256           --
                                             -------    --------    ---------
  Denominator for diluted earnings per
     share --
     adjusted weighted-average shares and
     assumed conversions...................   82,264      82,089       73,637
                                             =======    ========    =========
Basic earnings per share:
  Income (loss) per share before
     extraordinary loss....................  $  1.18    $   1.52    $   (4.78)
  Extraordinary loss per share.............     0.04          --           --
                                             -------    --------    ---------
  Basic net income (loss) per share........  $  1.14    $   1.52    $   (4.78)
                                             =======    ========    =========
Diluted earnings per share:
  Income (loss) per share before
     extraordinary loss....................  $  1.14    $   1.45    $   (4.78)
  Extraordinary loss per share.............     0.04          --           --
                                             -------    --------    ---------
  Diluted net income (loss) per share......  $  1.10    $   1.45    $   (4.78)
                                             =======    ========    =========

                           ICN PHARMACEUTICALS, INC.

8. DETAIL OF CERTAIN ACCOUNTS

                                                          2000         1999
                                                        ---------    --------
                                                           (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable...........................  $ 190,386    $206,766
  Royalties receivable................................     39,741      34,725
  Other receivables...................................     15,372      16,958
                                                        ---------    --------
                                                          245,499     258,449
  Allowance for doubtful accounts.....................    (19,860)    (26,547)
                                                        ---------    --------
                                                        $ 225,639    $231,902
                                                        =========    ========
Inventories, net:
  Raw materials and supplies..........................  $  61,623    $ 32,683
  Work-in-process.....................................     22,701      12,610
  Finished goods......................................    103,932      99,429
                                                        ---------    --------
                                                          188,256     144,722
  Allowance for inventory obsolescence................    (17,993)     (7,960)
                                                        ---------    --------
                                                        $ 170,263    $136,762
                                                        =========    ========
Property, plant and equipment, net:
  Land................................................  $  16,154    $ 18,869
  Buildings...........................................    163,453     146,402
  Machinery and equipment.............................    222,693     184,230
  Furniture and fixtures..............................     23,196      20,588
  Leasehold improvements..............................      6,610       5,964
                                                        ---------    --------
                                                          432,106     376,053
  Accumulated depreciation and amortization...........   (104,157)    (77,122)
  Construction in progress............................     39,280      33,429
                                                        ---------    --------
                                                        $ 367,229    $332,360
                                                        =========    ========

     At December 31, 2000, construction in progress includes costs incurred to date for the construction of a new research and development facility in North America and other plant expansion projects. At December 31, 1999 construction in progress includes costs incurred for the construction of a new pharmaceutical factory at the Company's Rzeszow, Poland facility and other plant expansion projects.

Accrued liabilities:
  Payroll and related items...........................  $  18,425    $ 13,397
  Interest............................................     10,738      14,287
  Legal and professional fees.........................     11,969       5,234
  Other...............................................     50,315      33,267
                                                        ---------    --------
                                                        $  91,447    $ 66,185
                                                        =========    ========

                           ICN PHARMACEUTICALS, INC.

9. DEBT

     Long-term debt consists of the following (in thousands):

                                                           2000        1999
                                                         --------    --------
9 1/4% Senior Notes due 2005...........................  $190,645    $275,000
8 3/4% Senior Notes due 2008 (net of unamortized
  discount of $5,943)..................................   306,227     318,415
U.S. mortgage with fixed interest rate of 8.9%,
  interest and principal payable monthly through
  2022.................................................     3,033       3,081
Mortgages in Swiss francs with an interest rate of
  LIBOR + 1.5% (4.9% at December 31, 2000); interest
  and principal payable semi-annually through 2030.....    10,862          --
Other..................................................       912         777
                                                         --------    --------
                                                          511,679     597,273
Less current portion...................................       898         312
                                                         --------    --------
     Total long-term debt..............................  $510,781    $596,961
                                                         ========    ========

     In July 1999 and August 1998, the Company completed private placements of $125,000,000 and $200,000,000 principal amount, respectively, of its 8 3/4% Senior Notes due 2008 (the "8 3/4% Senior Notes"). Net proceeds to the Company, after discounts and costs of issuance, were $118,485,000 and $190,821,000, respectively. The 8 3/4% Senior Notes are non-callable; however, pursuant to the bond's Indenture these notes are redeemable at the Company's option prior to November 15, 2001. The Indenture provides for the Company to redeem up to $70.0 million aggregate principal amount of the notes from the net proceeds of a public equity offering for a price equal to 108.75% plus accrued and unpaid interest. In connection with the private placement, the Company granted the purchasers of the 8 3/4% Senior Notes registration rights relating to the exchange offer and shelf registration rights. The Company used a portion of the proceeds from the 1999 issuance for principal payments of long-term debt and short-term borrowings.

     In August 1997, the Company completed an underwritten public offering of $275,000,000 of its 9 1/4% Senior Notes Due 2005 (the "9 1/4% Senior Notes") for net proceeds of $265,646,000. The 9 1/4% Senior Notes are redeemable in cash at the option of the Company, in whole or in part, on or after August 15, 2001, at specified redemption prices.

     The 8 3/4% Senior Notes and the 9 1/4% Senior Notes (together, the "Senior Notes") each are general unsecured obligations of the Company which rank pari passu in right of payment with all other unsecured senior indebtedness, and are senior to all subordinated indebtedness of the Company. Upon a change of control (as defined in the related indentures), the Company will be required to offer to repurchase the Senior Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon to the date of repurchase. Interest on the Senior Notes is payable semi-annually. The indentures governing the Senior Notes include certain covenants which may restrict the incurrence of additional indebtedness, the payment of dividends and other restricted payments, the creation of certain liens, the sale of assets, or the Company's ability to consolidate or merge with another entity, subject to qualifications and exceptions.

     During 2000, the Company repurchased $84,355,000 of its outstanding 9 1/4% Senior Notes for $89,880,000 cash and $12,830,000 of its outstanding 8 3/4% Senior Notes for $12,515,000 cash. The repurchase generated an extraordinary loss on early extinguishment of debt of $3,225,000 ($.04 per share), net of an income tax benefit of $1,737,000.

     During 1998, SFr. 37,670,000 principal amount of the New Certificates was exchanged for an aggregate of approximately 802,000 shares of the Company's common stock and the remainder of the New Certificates

                           ICN PHARMACEUTICALS, INC.

were redeemed for cash. Upon the exchange and redemption of the New Certificates, Danish bonds held in trust for the payment of the New Certificates, having a market value of approximately $22,958,000, became available to the Company and were sold. The exchange increased stockholders' equity by $25,337,000 and reduced long-term debt and accrued interest by $4,680,000.

     The Company has mortgages totaling $13,895,000 payable in U.S. dollars and Swiss francs, collateralized by certain real property of the Company having a net book value of $15,310,000 at December 31, 2000.

     Aggregate annual maturities of long-term debt are as follows (in thousands):

2001..............................................  $    898
2002..............................................       554
2003..............................................       515
2004..............................................       480
2005..............................................   191,131
Thereafter........................................   318,101
                                                    --------
     Total........................................  $511,679
                                                    ========

     The estimated fair value of the Company's debt, based on quoted market prices or on current interest rates for similar obligations with like maturities, was approximately $527,072,000 and $585,108,000 compared to its carrying value of $511,679,000 and $597,273,000 at December 31, 2000 and 1999,
respectively.

     The Company has short and long-term lines of credit aggregating $12,851,000 under which no borrowings were outstanding at December 31, 2000. The lines of credit provide for short-term borrowings and bear interest at variable rates based upon LIBOR (approximately 3.4% at December 31, 2000) or other indices.

10. PREFERRED STOCK

     In connection with the acquisition of rights to certain products from SmithKline Beecham plc ("SKB") in 1998, the Company issued 821 shares of its Series D Convertible Preferred Stock to SKB. Each share of the Series D Convertible Preferred Stock was initially convertible into 750 shares of the Company's common stock (together, the "SKB Shares"), subject to certain antidilution adjustments, and had a liquidation preference of $28,000 per share. Except under certain circumstances, SKB agreed not to sell the SKB Shares until November 4, 1999, unless the market price of the Company's common stock exceeded $50.00 per common share. In connection with the issuance of the SKB shares, the Company guaranteed SKB a price initially at $37.37 per common share, increasing at a monthly rate of $0.43 per share for twenty months. The Company agreed to pay SKB an additional amount in cash (or, under certain circumstances, in shares of common stock) to the extent proceeds received by SKB from the sale of the SKB Shares during the guarantee period ending in December 1999 and the then market value of the unsold SKB Shares did not provide SKB with an average value of $46.00 per common share (including any dividend paid on the SKB Shares). In December 1999, the Company satisfied its obligation to SKB by repurchasing the 821 shares of Series D Convertible Preferred Stock for $28,313,000 in cash.

11. COMMON STOCK

     During 2000, the Board of Directors and the stockholders each approved the Company's Amended and Restated 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan, as amended, provides for the granting of options to purchase a maximum of 11,604,000 shares (including 3,000,000 shares authorized in 1998) of the Company's common stock to key employees, officers, directors, consultants and advisors of the Company. Options granted under the Stock Option Plan must have an option price not less than 85% of the fair market value of the Company's common stock at the date of the grant, and a term not

                           ICN PHARMACEUTICALS, INC.

exceeding 10 years. Options vest ratably over a four year period from the date of the grant. Under the Stock Option Plan each nonemployee director is granted 15,000 options on each April 18.

     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been the unaudited pro forma amounts indicated below (in thousands, except per share data):

                                              2000        1999        1998
                                             -------    --------    ---------
Net income (loss)..........................  $81,643    $109,876    $(359,757)
Earnings (loss) per share -- basic.........     1.03        1.41        (4.89)
Earnings (loss) per share -- diluted.......     0.99        1.34        (4.89)

     The pro forma amounts were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                    2000      1999      1998
                                                   ------    ------    ------
Weighted-average life (years)....................     4.8       4.4       5.0
Volatility.......................................      55%       54%       56%
Expected dividend per share......................  $ 0.36    $ 0.36    $ 0.36
Risk-free interest rate..........................    5.80%     5.40%     5.15%
Weighted-average fair value of options granted...  $12.91    $12.51    $19.54

     The following table sets forth information relating to stock option plans during the years ended December 31, 2000, 1999 and 1998 (in thousands, except per share data):

                                                    NUMBER OF    WEIGHTED AVERAGE
                                                     SHARES       EXERCISE PRICE
                                                    ---------    ----------------
Shares under option, December 31, 1997............    8,920           $12.68
  Granted.........................................    2,211            42.75
  Exercised.......................................     (634)           10.94
  Canceled........................................     (144)           14.96
                                                     ------
Shares under option, December 31, 1998............   10,353            18.97
  Granted.........................................    1,451            25.66
  Exercised.......................................   (1,148)           11.10
  Canceled........................................     (288)           24.52
                                                     ------

                           ICN PHARMACEUTICALS, INC.

                                                    NUMBER OF    WEIGHTED AVERAGE
                                                     SHARES       EXERCISE PRICE
                                                    ---------    ----------------
Shares under option, December 31, 1999............   10,368            20.59
  Granted.........................................      571            25.05
  Exercised.......................................   (1,193)           12.21
  Canceled........................................     (586)           31.00
                                                     ------
Shares under option, December 31, 2000............    9,160           $21.25
                                                     ======
Exercisable at December 31, 1998..................    6,841           $13.43
                                                     ======
Exercisable at December 31, 1999..................    6,962           $16.10
                                                     ======
Exercisable at December 31, 2000..................    6,903           $18.36
                                                     ======
Options available for grant at December 31,
  1999............................................      270
                                                     ======
Options available for grant at December 31,
  2000............................................    4,034
                                                     ======

     The schedule below reflects the number of outstanding and exercisable options as of December 31, 2000 segregated by price range (in thousands, except per share data):

                               OUTSTANDING            EXERCISABLE
                           --------------------   --------------------
                                       WEIGHTED               WEIGHTED     WEIGHTED
                                       AVERAGE                AVERAGE      AVERAGE
                            NUMBER     EXERCISE    NUMBER     EXERCISE    REMAINING
RANGE OF EXERCISE PRICES   OF SHARES    PRICE     OF SHARES    PRICE     LIFE (YEARS)
------------------------   ---------   --------   ---------   --------   ------------
    $ 5.11 to $13.67         3,534      $10.95      3,494      $10.91        3.72

    $13.92 to $26.88         3,613      $20.01      2,336      $18.21        5.22

    $27.25 to $46.25         2,013      $41.58      1,073      $42.95        7.35

                             -----                  -----

                             9,160                  6,903

                             =====                  =====

     During 1998, the Company extended by one year the term of options to purchase an aggregate of 304,000 shares of common stock which are held by four employees, including the Chairman and CEO and a director. The Company recorded compensation expense of $2,909,000 related to these options.

     Stock Repurchase Plan: In 1998, the Company's Board of Directors authorized two stock repurchase programs. The first repurchase program authorized the Company to repurchase up to $10,000,000 of its outstanding common stock. The second authorized the Company to initiate a long-term repurchase program that allows the Company to repurchase up to 3,000,000 shares of its common stock. In executing the repurchase programs, the Company is limited by certain covenants contained in the indentures relating to the Company's Senior Notes. In the indentures, the Company is permitted to repurchase up to $10,000,000 of its common stock under the first program; however, repurchases under the second program will only be permitted as the Company generates cumulative net income, as provided for in the indentures. In 1998, the Company repurchased an aggregate of 200,000 shares of its common stock for $4,450,000. In March 1999, the Company repurchased additional shares of 223,967 of its common stock for $5,550,000, completing its first stock repurchase program. In December 1999, the Company repurchased additional shares of 390,200 of its common stock for $9,754,000, initiating the second stock repurchase program.

     During 1999, the Company sold certain put options to an independent third party; the proceeds were used to purchase call options from the same party in a private placement transaction not requiring any net cash outlay at the time. The put options and the corresponding call options expired from August 2000 through December 2000. The Company, at its option, could make a physical settlement, a cash settlement, or a net share settlement of its positions under the put options and the call options. The Company received 46,014

                           ICN PHARMACEUTICALS, INC.

shares of its common stock and paid $20,000 in cash to settle its positions under the put options and the call options.

     Stockholder Rights Plan: The Company has adopted a Stockholder Rights Plan to protect stockholders' rights in the event of a proposed or actual acquisition of 15% or more of the outstanding shares of the Company's common stock. As part of this plan, each share of the Company's common stock carries a right to purchase one one-hundredth (1/100) of a share of Series A Preferred Stock (the "Rights"), par value $0.01 per share, of the Company at a price of $125 per one one-hundredth of a share, subject to adjustment, which becomes exercisable only upon the occurrence of certain events. The Rights are subject to redemption at the option of the Board of Directors at a price of $0.01 per right until the occurrence of certain events. The Rights expire on November 1, 2004.

     Long-term Incentive Plan: The Company has a long-term incentive plan, which provides for the issuance of shares of the Company's common stock to senior executives. Shares issued under the long-term incentive plan are restricted and vest over a four-year period. In 2000 and 1999, no shares were issued under the plan. In 1998, approximately 319,000 shares of the Company's common stock having a value of $10,466,000 were issued under this plan. Compensation expense for the value of the common shares issued is being recognized over the vesting period and is credited to additional capital. During 2000, 1999 and 1998, the Company recorded an other non-cash charge relating to the compensation expense of $2,333,000, $2,737,000 and $2,398,000, respectively. As of December 31, 2000, the unamortized compensation cost related to the restricted shares was $2,528,000. The amount expected to be recognized in 2001 and 2002, assuming that all current participants in the long-term incentive plan remain in the plan through the vesting period, is $2,333,000 and $195,000, respectively.

     Contingently Issuable Shares: Effective October 1, 1998, the Company issued 2,883,871 shares of its common stock to Roche as part of the consideration for the rights to four pharmaceutical products. Under the terms of the agreement with Roche, the Company guaranteed to Roche a per share price initially at $31.00, increasing at a rate of 6% per annum through December 31, 2000. Should Roche sell any of the shares prior to December 31, 2000, the Company is entitled to one-half of any proceeds realized by Roche in excess of the guaranteed price. On February 28, 2001, the Company issued 92,975 shares of its common stock valued at approximately $2,723,000 in settlement of the guarantee.

     Other: During 1999, the Company sold 2,041,498 shares of its common stock to Schering-Plough for $42,000,000. The sale was pursuant to the terms of a Stock Purchase Agreement made between the Company and Schering-Plough in 1995. See Note 16.

12. COMMITMENTS AND CONTINGENCIES

     On August 11, 1999, the United States Securities and Exchange Commission filed a complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C. Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that the Company and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns the status and disposition of the Company's 1994 New Drug Application for Virazole as a monotherapy treatment for Hepatitis C (the "NDA"). The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. A pre-trial schedule has been set which requires the submission of summary judgment motions in late 2002, the end of discovery by

                           ICN PHARMACEUTICALS, INC.

March 17, 2003, and the commencement of trial on May 6, 2003. The Company and the SEC are engaged in discussions in an effort to determine whether the litigation can be resolved by settlement agreement.

     Beginning in 1996, the Company received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company understood that the Company, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of the Company were targets of the investigation. The Company also understood that a senior executive officer and a director were subjects of the investigation. The United States Attorney for the Central District of California (the "Office") advised counsel for the Company that the areas of its investigation included disclosures made and not made concerning the 1994 Hepatitis C monotherapy NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing the Company that the 1994 Hepatitis C monotherapy NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by the Company and Mr. Panic of stock belonging to Company employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. The Company has cooperated, and continues to cooperate, in the Grand Jury investigation. A number of current and former officers and employees of the Company were interviewed by the government in connection with the investigation. The Office had issued subpoenas requiring various current and former officers and employees of the Company to testify before the Grand Jury. Certain current and former officers and employees testified before the Grand Jury beginning in July 1998.


     On March 15, 2001, the Company was notified by the Office that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation. At the same time, the Company was also notified that the United States Attorney had authorized the Office to seek an indictment of the Company based upon alleged false and misleading misrepresentations concerning the 1994 hepatitis C monotherapy NDA. The Company and the Office are engaged in discussions in an effort to determine whether the matter can be settled by plea bargain, which could include a plea by the Company to one felony count.



     In connection with the Grand Jury investigation and SEC litigation, the Company has recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs. The Company's estimate of the fourth quarter reserve was based upon the nature and amounts noted during settlement discussions with the SEC and the Office. The Company believes that additional loss in settling these matters, based upon discussions to date, is not reasonably possible. There can, of course, be no assurance that the Grand Jury investigation will be settled by plea agreement or that the SEC litigation will be settled by mutual agreement or what the amount of any settlement may ultimately be. In the event that a settlement of either matter is not reached, the Company will vigorously defend any litigation.


     On or about February 9, 1999, the Company commenced an action in the United States District Court for the District of Columbia ("District Court") against the Federal Republic of Yugoslavia ("FRY"), the Republic of Serbia ("ROS"), and the State Health Fund of Serbia ("State Fund") seeking damages in the amount of at least $500,000,000 and declaratory relief arising out of the FRY and ROS's seizure of the Company's majority ownership interest in ICN Yugoslavia and the failure of the ROS and State Fund to pay ICN Yugoslavia for goods sold and delivered. On or about March 9, 1999, the State Fund commenced an arbitration against the Company before the International Chamber of Commerce ("ICC") for unquantified damages due to alleged breaches of the agreement pursuant to which the Company acquired its majority ownership interest in ICN Yugoslavia, and for unspecified injunctive relief. The Company, in turn, counterclaimed against the State Fund, and commenced an arbitration against the FRY and the ROS in the ICC arising out of the seizure of ICN Yugoslavia and the failure to pay for goods sold and delivered, seeking damages and other relief. The District Court stayed the action (while retaining jurisdiction) so that issues of jurisdiction by and among the parties could be resolved at the ICC. On February 23, 2001, the Arbitration

                           ICN PHARMACEUTICALS, INC.

panel issued decisions holding that: (i) the State Fund is a proper party to the ICC arbitration; (ii) the issue of jurisdiction over the ROS in the ICC arbitration will be joined to the merits of the case and decided in conjunction therewith; and (iii) there is no jurisdiction over the FRY in the ICC arbitration. The Company intends to prosecute vigorously its claims against the FRY, the ROS, and the State Fund, and to defend against the State Fund's claims against the Company, which the Company believes to be meritless and filed solely as a response to the action filed earlier by the Company in the District Court.

     The Company is a party to other pending lawsuits or subject to a number of threatened lawsuits. While the ultimate outcome of pending and threatened lawsuits and the Grand Jury investigation cannot be predicted with certainty, and an unfavorable outcome could have a negative impact on the Company, at this time in the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     Product Liability Insurance: The Company is currently self-insured with respect to product liability claims and could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the results of operations and cash flows of the Company.

     Benefits Plans: The Company has a defined contribution plan that provides all U.S. employees the opportunity to defer a portion of their compensation for payout at a subsequent date. The Company can voluntarily make matching contributions on behalf of participating and eligible employees. The Company's expense related to such defined contribution plan was not material in 2000, 1999 and 1998.

     Other: Milan Panic, the Company's Chairman of the Board and Chief Executive Officer, is employed under a contract expiring December 31, 2002 that provides for, among other things, certain health and retirement benefits. The contract is automatically extended at the end of each term for successive one year periods unless either the Company or Mr. Panic terminates the contract upon six months prior written notice. Mr. Panic, at his option, may provide consulting services upon his retirement and will be entitled, when serving as a consultant, to participate in the Company's medical and dental plans. The consulting fee shall not at any time exceed the annual compensation as adjusted, paid to Mr. Panic. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments.

     The Company has employment agreements with eleven key executives which contain "change in control" benefits. Upon a "change in control" of the Company as defined in the contract, the employee shall receive severance benefits equal to three times salary or for the chairman five times salary and other benefits. As of December 31, 2000, the Company's obligation, assuming a change in control had occurred would be $26,330,000 for all employment contracts.

13. BUSINESS SEGMENTS AND GEOGRAPHIC DATA

     The Company is a global, research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research, and diagnostic products. The Company is organized and operates in the Pharmaceuticals group and the Biomedicals group. The Pharmaceuticals group produces and markets a variety of pharmaceutical products worldwide and derives royalty revenues from sales of certain of its products by a third party under a license agreement. The Biomedicals group markets research products and related services, immunodiagnostic reagents and instrumentation, and provides radiation monitoring services.

     In 2000, the principal markets for the Company's pharmaceutical products were North America, Western Europe (including Poland, Hungary and the Czech Republic), Russia and Latin America, which represented approximately 34%, 23%, 13% and 16%, respectively, of the Company's revenues for the year. Approximately 63%, 64%, and 76% of the Company's revenues for the years ended December 31, 2000, 1999 and 1998, respectively, were generated from operations outside the United States. The Company's foreign

                           ICN PHARMACEUTICALS, INC.

operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation, and other restrictive governmental actions.

     Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently provide any hedges on its foreign currency exposure and, in certain countries in which the Company operates, no effective hedging programs are available.

     In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires reporting certain financial information according to the "management approach." This approach requires reporting information regarding operating segments on the basis used internally by management to evaluate segment performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers.

     The Company is organized into business units on the basis of geographic region. In applying SFAS 131, these business units have been aggregated into seven reportable segments based on similar long-term economic characteristics. The accounting policies of the segments are the same as those described in Note
2. The Company evaluates segment performance based on income from operations, which excludes intersegment sales as well as interest income and expense and foreign exchange gains and losses. The Company allocates amortization on the product rights acquired from Roche and SKB among the segments where the related revenues are reported; the unamortized cost of such acquired product rights is included in assets of the North America Pharmaceuticals segment.

     The tables below present information about reported segments and geographic data for the years ended December 31, 2000, 1999, and 1998 (in thousands):

                                      REVENUES                     OPERATING INCOME (LOSS)
                          --------------------------------    ---------------------------------
                            2000        1999        1998        2000        1999        1998
                          --------    --------    --------    --------    --------    ---------
Pharmaceuticals
  North America.........  $275,687    $254,694    $182,778    $203,031    $172,391    $ 100,311
  Western Europe........   187,206     185,417     154,346      16,404      15,633       11,559
  Latin America.........   127,485     100,325      85,351      41,951      34,859       26,791
  Russia................   106,271      91,648     163,691      (3,856)      9,005        9,340
  Yugoslavia............        --          --     141,740          --          --     (140,419)
  Asia, Africa,
     Australia..........    45,133      54,131      48,649        (500)     13,682       10,062
                          --------    --------    --------    --------    --------    ---------
Total Pharmaceuticals...   741,782     686,215     776,555     257,030     245,570       17,644
Biomedicals.............    58,522      61,197      61,509       3,379       6,416        5,471
                          --------    --------    --------    --------    --------    ---------
Consolidated revenues
  and segment operating
  income................  $800,304    $747,412    $838,064     260,409     251,986       23,115
                          ========    ========    ========
Corporate expenses......                                        76,454      53,129      312,683
Interest income.........                                       (12,542)     (8,894)     (13,057)
Interest expense........                                        60,356      55,943       38,069
Translation and exchange
  losses, net...........                                         6,587      11,823       80,501
                                                              --------    --------    ---------
Income (loss) before
  income taxes, minority
  interest and
  extraordinary loss....                                      $129,554    $139,985    $(395,081)
                                                              ========    ========    =========

                           ICN PHARMACEUTICALS, INC.

     Operating income for 2000 and 1999 did not include any revenues or expenses related to the Company's investment in ICN Yugoslavia. Operating income (loss) for 1998 includes the Eastern European charges totaling $440,820,000. These charges are included in Yugoslavia Pharmaceuticals ($173,508,000), Russia Pharmaceuticals ($11,770,000), Western Europe Pharmaceuticals ($15,659,000), North America Pharmaceuticals ($3,150,000), and Biomedicals ($647,000). In addition, Eastern European charges of $236,086,000 (principally the write-off of the Company's investment in ICN Yugoslavia) are included in Corporate expenses.

                                DEPRECIATION AND AMORTIZATION       CAPITAL EXPENDITURES(1)
                                -----------------------------    ------------------------------
                                 2000       1999       1998       2000       1999        1998
                                -------    -------    -------    -------    -------    --------
Pharmaceuticals
  North America...............  $16,657    $16,042    $13,609    $ 5,789    $ 8,088    $  2,425
  Western Europe..............   19,602     15,603     10,993     10,763     10,111      22,082
  Latin America...............    5,230      8,381      5,563      2,968      3,198       2,366
  Russia......................    4,845      4,544        104      7,028     12,636      41,803
  Yugoslavia..................       --         --      3,720         --         --      22,472
  Asia, Africa, Australia.....    4,699      5,398      5,488        172        103          13
                                -------    -------    -------    -------    -------    --------
Total Pharmaceuticals.........   51,033     49,968     39,477     26,720     34,136      91,161
Biomedicals...................    5,530      7,302      4,669      2,366      2,379       3,019
Corporate.....................    7,977      8,232      6,950     20,244      9,124      16,101
                                -------    -------    -------    -------    -------    --------
                                $64,540    $65,502    $51,096    $49,330    $45,639    $110,281
                                =======    =======    =======    =======    =======    ========

---------------
(1) Includes noncash capital expenditures of $1,556 for 1999.

                                                                         ASSETS
                                                         --------------------------------------
                                                            2000          1999          1998
                                                         ----------    ----------    ----------
Pharmaceuticals
  North America........................................  $  518,033    $  516,231    $  519,920
  Western Europe.......................................     271,914       218,577       226,436
  Latin America........................................     127,031       100,118        66,486
  Russia...............................................     169,032       174,838       154,424
  Asia, Africa, Australia..............................      82,206        98,402        79,274
                                                         ----------    ----------    ----------
Total Pharmaceuticals..................................   1,168,216     1,108,166     1,046,540
Biomedicals............................................      61,938        67,692        76,671
Corporate..............................................     246,918       296,403       233,185
                                                         ----------    ----------    ----------
                                                         $1,477,072    $1,472,261    $1,356,396
                                                         ==========    ==========    ==========

                           ICN PHARMACEUTICALS, INC.

  Geographic Data

                                       REVENUES                       LONG-LIVED ASSETS
                           --------------------------------    --------------------------------
                             2000        1999        1998        2000        1999        1998
                           --------    --------    --------    --------    --------    --------
United States............  $292,213    $271,217    $199,234    $497,817    $500,981    $512,261
Canada...................    20,711      19,799      18,960       4,630       3,289       3,345
Western Europe...........   200,708     201,825     172,919     159,350     133,565     145,541
Latin America(1).........   128,586     101,728      86,634      35,598      38,846      34,456
Russia...................   106,271      91,648     163,691      99,625      99,870      86,969
Yugoslavia...............        --          --     141,740          --          --          --
Asia, Africa,
  Australia..............    51,815      61,195      54,886      39,599      49,885      55,143
                           --------    --------    --------    --------    --------    --------
                           $800,304    $747,412    $838,064    $836,619    $826,436    $837,715
                           ========    ========    ========    ========    ========    ========

---------------
(1) Latin American region is principally Mexico.

     Revenues are attributed to the countries based upon the country of domicile of the Company's subsidiary which made the sale, with the exception of certain sales exported from the United States into the Asia, Africa, and Australia region, where the sales are attributed to the region based upon the location of the customer. Long-lived assets principally consist of property, plant, and equipment, acquired product rights, and goodwill.

14. ICN YUGOSLAVIA

     On February 6, 1999, the government of the Federal Republic of Yugoslavia, acting through the Federal Ministry of Health and/or the Ministry of Health of Serbia, seized control of the Company's 75% owned subsidiary, ICN Yugoslavia. This action, based on a decision by the Ministry for Economic and Property Transformation that was reached on November 26, 1998, effectively reduced the Company's equity ownership of ICN Yugoslavia from 75% to 35%. The Ministry of Economic and Property Transformation decision was based on the unilaterally imposed recalculation of the Company's original capital contribution to ICN Yugoslavia. Subsequent to the seizure, the Commercial Court of Belgrade issued an order stating that a change in control had occurred. These actions were taken, contrary to Yugoslavian law, without any notification to or representation by the Company. As a result, the Company had and continues to have no effective control over the operating and financial affairs of ICN Yugoslavia and deconsolidated the financial statements of ICN Yugoslavia as of November 26, 1998. Accordingly, the Company recorded a charge of $235,290,000 in the fourth quarter of 1998, which is included in Eastern European Charges in the accompanying consolidated statements of income. This charge reduced the carrying value of the Company's investment in ICN Yugoslavia to its fair value, estimated to be zero.

                           ICN PHARMACEUTICALS, INC.

     The following table represents the Consolidated Statements of Income of the Company, ICN Yugoslavia and the pro-forma results excluding ICN Yugoslavia for the year 1998.

                       CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     1998
                                                   ----------------------------------------
                                                                                 EXCLUDING
                                                   CONSOLIDATED    YUGOSLAVIA    YUGOSLAVIA
                                                   ------------    ----------    ----------
Net Revenues.....................................   $  838,064     $ 141,740      $696,324
Cost and expenses:
  Cost of product sales..........................      353,600        80,430       273,170
  Selling, general and administrative............      312,377        25,081       287,296
  Research and development.......................       20,835         3,140        17,695
  Eastern European charges.......................      440,820       408,798        32,022
                                                    ----------     ---------      --------
     Total expenses..............................    1,127,632       517,449       610,183
                                                    ----------     ---------      --------
  Income (loss) from operations..................     (289,568)     (375,709)       86,141
Translation and exchange losses, net.............       80,501        23,865        56,636
Interest expense (income), net...................       25,012          (630)       25,642
Provision (benefit) for income taxes.............        1,983         1,029           954
Minority interest................................      (44,990)      (41,173)       (3,817)
                                                    ----------     ---------      --------
  Net income (loss)..............................   $ (352,074)    $(358,800)     $  6,726
                                                    ==========     =========      ========
  Basic earnings (loss) per share................   $    (4.78)                   $   0.09
                                                    ==========                    ========
  Diluted earnings (loss) per share..............   $    (4.78)                   $   0.09
                                                    ==========                    ========

     Through the first quarter of 1998, the majority of ICN Yugoslavia's domestic sales were made to the Yugoslavian government or government-funded entities. During early 1997, the Company established credit terms with the Yugoslavian government under which future receivables were interest-bearing with one year terms and payable in dinars, but fixed in dollar amounts. During the first quarter of 1998, the Company continued to make sales to the Yugoslavian government and government-sponsored entities under similar fixed dollar terms in order to reduce the Company's exposure to losses resulting from exchange rate fluctuations. In the second quarter of 1998, the Yugoslavian government defaulted on its obligations to the Company on $176,204,000 of accounts and notes receivable. As a result of the government's default and the suspension of sales to the government, the Company recorded a $173,440,000 charge against earnings at ICN Yugoslavia in the second quarter of 1998. The charge is included in Eastern European Charges ($165,646,000), cost of product sales ($3,667,000), and interest income ($4,127,000) in the accompanying consolidated statements of income. The charge consists of a $151,204,000 reserve for losses on notes receivable (including accrued interest), reserves of $7,757,000 for losses on accounts receivable from government-sponsored entities, and a $14,479,000 write-down of the value of certain related investments and assets.

     In the third quarter of 1998 ICN Yugoslavia recorded a charge for losses on accounts receivable of $7,862,000 as a result of the Russian economic situation. See Note 15.

15. ICN RUSSIA

     The Company's Russian operations generated 13%, 12%, and 20% of the Company's total revenues for the years 2000, 1999 and 1998, respectively.

                           ICN PHARMACEUTICALS, INC.

     While the Russian economy continues to show improvement since the financial crisis that began in August 1998, the economy continues to experience difficulties. In 1998, the ruble fell sharply from a rate of 6.3 rubles to $1 to a rate of 20.7 rubles to $1 at December 31, 1998. Throughout 1999 and 2000, the ruble continued to fluctuate, there is continued volatility in the debt and equity market, hyperinflation persists, confidence in the banking sector has yet to be restored and there continues to be general lack of liquidity in the economy. In addition, laws and regulations affecting businesses operating within Russia continue to evolve. Russia's return to economic stability is dependent to a large extent on the effectiveness of the measures taken by the government, decisions of international lending organizations, and other actions, including regulatory and political developments, which are beyond the Company's control.

     At December 31, 2000, the ruble exchange rate was 28.2 rubles to $1 as compared with the rate of 27.5 rubles to $1 and 20.7 rubles to $1 as of December 31, 1999 and 1998, respectively. As a result of the change in the ruble exchange rate, the Company recorded translation and exchange losses of $3,525,000, $6,738,000 and $53,848,000, related to its Russian operations during 2000, 1999 and 1998, respectively. As of December 31, 2000, ICN Russia had a net monetary asset position of approximately $12,423,000, which is subject to foreign exchange loss as further declines in the value of the ruble in relation to the dollar occur. Due to the fluctuation in the ruble exchange rate, the ultimate amount of any future translation and exchange loss the Company may incur cannot presently be determined and such loss may have a negative impact on the Company's results of operations. The Company's management continues to work to manage its net monetary exposure. However, there can be no assurance that such efforts will be successful.

     The Company's collections on accounts receivable in Russia have been adversely affected by the Russian economic situation. Prior to the August 1998 devaluation of the ruble, the Company had a favorable experience with the collection of receivables from its customers in the region. Subsequently, the Company has taken additional steps to ensure the creditworthiness of its customers and the collectibility of accounts receivable by tightening its credit policies in the region. These steps include a shortening of credit periods, suspension of sales to customers with past-due balances and discounts for cash sales.

     The Company believes that the economic and political environment in Russia has affected the pharmaceutical industry in the region. Many Russian companies, including many of the Company's customers, continue to experience liquidity problems as monetary policy has limited the money supply, and Russian companies often lack access to an effective banking system. As a result, many Russian companies have limited ability to pay their debts, which has led to a number of business failures in the region. In addition, the devaluation has reduced the purchasing power of Russian companies and consumers, thus increasing pressure on the Company and other producers to limit price increases in hard currency terms. These factors have affected, and may continue to affect, sales and gross margins in the Company's Russian operations. As a result of the Russian economic situation, the Company recorded a charge in 1998 of $42,289,000, representing reserves for accounts receivable of $37,873,000, the write-off of certain investments of $2,011,000, and a reduction in the value of certain inventories of $2,405,000.

16. AGREEMENT WITH SCHERING-PLOUGH CORPORATION

     On July 28, 1995, the Company entered into an Exclusive License and Supply Agreement (the "License Agreement") and a Stock Purchase Agreement (the "Agreement") with Schering-Plough Corporation ("Schering-Plough"). Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C (HCV) in combination with Schering-Plough's alpha interferon. The License Agreement provided the Company an initial non-refundable payment and future royalty payments to the Company from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, the Company retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole(R). In addition, Schering-Plough was obligated to purchase up to $42,000,000 in common stock of the Company upon the achievement of certain regulatory milestones. Under

                           ICN PHARMACEUTICALS, INC.

the Agreement, Schering-Plough is responsible for all clinical developments worldwide. In 1998, the Company sold to Schering-Plough its right to co-market oral ribavirin for the treatment of HCV in the European Union, in exchange for increased royalty rates on sales of ribavirin worldwide. In addition, the Company received a one-time payment of $16,500,000 from Schering-Plough in consideration for the sale to Schering-Plough of the additional marketing rights in the European Union, in settlement of past royalties, and as reimbursement for expenses incurred by the Company in preparation for the launch of ribavirin capsules in the European Union.


     Schering-Plough has informed the Company that it believes royalties for the fourth quarter should not include royalties of approximately $1,800,000 on products distributed as part of an indigent patient marketing program. It also informed the Company that amounts that had previously been paid under this program, which they estimate to be approximately $11,900,000, should be returned to Schering-Plough. In raising the dispute, Schering-Plough has not clearly articulated a contractual basis for the nonpayment of royalties. Rather it has based its arguments on primarily moral or humanitarian grounds, essentially equitable arguments, indicating that they believe they should not have an obligation to pay royalties on product given to indigent patients. The Company has not been provided with appropriate information or documentation, and does not agree with such adjustment as the Agreement articulates those programs for which royalties would not be due. Should Schering-Plough successfully apply this adjustment retroactively, it could have an impact on the Company's results of operations. Further, if Schering-Plough were to apply the proposed adjustment to future royalty payments, royalties could be reduced in approximately the same proportion as the proposed historical adjustment.


     In November 2000, the Company entered into an agreement to provide Schering-Plough with certain rights to license various products the Company may develop. Under the terms of the strategic agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that the Company may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical studies for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to take over all developmental costs and responsibility for regulatory approval for that compound.

     Under the terms of the agreement, the Company also granted Schering-Plough the right of first/last refusal to license compounds relating to the treatment of infectious diseases (other than hepatitis C) or cancer or other oncology indications as well as the right of first/last refusal with respect to Levovirin and Viramidine (collectively, the "Refusal Rights"). Under the terms of the Refusal Rights, if the Company intends to offer a license or other rights with respect to any of these compounds to a third party, the Company is required to notify Schering-Plough. At Schering-Plough's request, the Company is required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If the Company cannot reach an agreement with Schering-Plough, the Company is permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, the Company is required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match.

     If Schering-Plough does not exercise its option or Refusal Rights as to a particular compound, the Company may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate the later of 12 years from the date of the agreement or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against the Company, including claims regarding the Company's alleged improper hiring of former Schering-Plough research and development personnel and claims that the Company was not permitted to conduct hepatitis C research.

                           ICN PHARMACEUTICALS, INC.

     In February and December 1999, Schering-Plough purchased 1,141,498 and 900,000 shares of the Company's common stock for $27,000,000 and $15,000,000, respectively, pursuant to the Stock Purchase Agreement entered into in connection with the License Agreement.

17. SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1998, the Company sold marketable securities and recognized other non-cash gains of $1,993,000.

     In 1999, the Company recorded an other non-cash charge of $1,000,000 related to the abandonment of unproductive assets.

     The following table sets forth the amounts of interest and income taxes paid during 2000, 1999 and 1998 (in thousands):

                                                         2000       1999       1998
                                                        -------    -------    -------
Interest paid (net of amounts capitalized of $-0-,
  $-0-, and $3,540 in 2000, 1999, and 1998,
  respectively).......................................  $57,514    $52,165    $34,240
                                                        =======    =======    =======
Income taxes paid.....................................  $20,299    $21,049    $15,207
                                                        =======    =======    =======

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    i
Incorporation of Documents by
  Reference...........................   ii
Summary...............................    1
The Company...........................    1
Offering of the Old Notes.............    4
The Exchange Offer....................    4
The New Notes.........................    7
Risk Factors..........................   11
Use of Proceeds.......................   24
Capitalization........................   25
Selected Financial Data...............   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28
The Exchange Offer....................   43
Business..............................   50
Management............................   65
Description of the New Notes..........   68
Book Entry; Delivery and Form.........   87
U.S. Federal Income Tax
  Consequences........................   89
Plan of Distribution..................   93
Legal Matters.........................   93
Independent Accountants...............   93
Index to Financial Statements.........  F-1


             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                  $309,362,000


                                   [ICN LOGO]



                           ICN PHARMACEUTICALS, INC.
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          8 3/4% SENIOR NOTES DUE 2008
                                      FOR

                     8 3/4% SERIES B SENIOR NOTES DUE 2008

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                          , 2001

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $10,000,000 (subject to a $250,000 deductible). The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements do not provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b)(7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.  EXHIBITS

     A list of exhibits included as a part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (g) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 9th day of July 2001.


                                          ICN PHARMACEUTICALS, INC.

                                          By: /s/      MILAN PANIC
                                            ------------------------------------
                                                        Milan Panic,
                                                   Chairman of the Board
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                          ICN PHARMACEUTICALS, INC.

                                          By: /s/      MILAN PANIC
                                            ------------------------------------
                                                        Milan Panic,
                                                   Chairman of the Board
                                                and Chief Executive Officer


Date: July 9, 2001



     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons, on the 9th day of July 2001, on behalf of the Registrant and in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE
                     ---------                                     -----

                  /s/ MILAN PANIC                    Chairman of the Board and
---------------------------------------------------    Chief Executive Officer
                    Milan Panic

                         *                           Executive Vice President and
---------------------------------------------------    Chief Financial Officer
                 Richard A. Meier                      (principal financial officer
                                                       and principal accounting
                                                       officer)

                         *                           Director
---------------------------------------------------
                Norman Barker, Jr.

                         *                           Director
---------------------------------------------------
               Senator Birch E. Bayh

              /s/ EDWARD A. BURKHARDT                Director
---------------------------------------------------
                Edward A. Burkhardt

                     SIGNATURE                                     TITLE
                     ---------                                     -----


                         *                           Director
---------------------------------------------------
                  Alan F. Charles

              /s/ RONALD R. FOGLEMAN                 Director
---------------------------------------------------
                Ronald R. Fogleman

                         *                           Director
---------------------------------------------------
           Roger Guillemin, M.D., Ph.D.

                         *                           President, Director
---------------------------------------------------
                    Adam Jerney

                         *                           Director
---------------------------------------------------
                Jean-Francois Kurz

                 /s/ STEVEN J. LEE                   Director
---------------------------------------------------
                   Steven J. Lee

                         *                           Director
---------------------------------------------------
                 Stephen D. Moses

                /s/ ROSEMARY TOMICH                  Director
---------------------------------------------------
                  Rosemary Tomich

              *By: /s/ DAVID C. WATT
   ---------------------------------------------
                   David C. Watt
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  3.1*     Restated Certificate of Incorporation of Registrant
           previously filed as Exhibit 3.1 to Registration Statement
           No. 33-84534 on Form S-4, which is incorporated herein by
           reference, as amended by the Certificate of Merger, dated
           November 10, 1994, of ICN Pharmaceuticals, Inc., SPI
           Pharmaceuticals, Inc. and Viratek, Inc. with and into ICN
           Merger Corp. previously filed as Exhibit 4.1 to Registration
           Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

  3.2* Amended and Restated By-Laws of the Registrant previously filed as Exhibit 3.3 to ICN Pharmaceutical, Inc.'s Annual
           Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

  4.1* Indenture, dated as of August 20, 1998, by and among ICN and United States Trust Company of New York, as trustee, relating to the 8 3/4% Notes Senior Notes due 2008.

  4.2* Registration Rights Agreement, dated as of August 20, 1998, by and among ICN, Schroder & Co. Inc. and Warburg Dillon
           Read LLC.

  4.3*     Form of 8 3/4% Senior Note due 2008 of ICN (the "Initial
           Note") (included as Exhibit A to the Indenture filed as
           Exhibit 4.1).

  4.4*     Form of 8 3/4% Senior Note due 2008 of ICN (the "Exchange
           Note") (included as Exhibit B to the Indenture filed as
           Exhibit 4.1).

  5.1** Opinion of Proskauer Rose LLP, regarding the legality of the Exchange Notes.

  5.2*     Form of tax opinion of Proskauer Rose LLP.

 10.1* Form of Rights Agreement, dated as of November 2, 1994, between the Registrant and American Stock Transfer & Trust
           Company, as trustee, previously filed as Exhibit 4.3 to the Company's Registration Statement on Form 8-A, dated November
           10, 1994, which is incorporated herein by reference.

 10.2* Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York, relating to
           $275,000,000 9 1/4% Senior Notes due 2005, previously filed as Exhibit 10.3 to the Company's Quarterly Report on Form
           10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference.

 10.3*     Application for Registration, Foundation Agreement, Joint
           Venture -- ICN Oktyabr previously filed as Exhibit 10.46 to
           ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992, which is incorporated herein by reference.

 10.4* Charter of the Joint Stock Company -- ICN Oktyabr previously filed as Exhibit 10.47 to ICN Pharmaceuticals, Inc.'s Annual
           Report on Form 10-K for the year ended December 31, 1992, which is incorporated herein by reference.

 10.5* Agreement between ICN Pharmaceuticals, Inc. and Milan Panic, dated October 1, 1998, previously filed as Exhibit 10.51 to ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended November 30, 1989, which is incorporated herein by reference.

 10.6*     Amendment to Employment Contract between ICN
           Pharmaceuticals, Inc. and Milan Panic, dated September 6,
           1995, previously filed as Exhibit 10.29 to ICN
           Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference.

 10.7*     Amendment to Employment Contract between ICN
           Pharmaceuticals, Inc. and Milan Panic, dated January 1,
           1999, previously filed as Exhibit 10.8 to ICN
           Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

 10.8*     Agreement among ICN Pharmaceuticals, Inc., SPI
           Pharmaceuticals, Inc. and Adam Jerney, dated March 18, 1993, previously filed as Exhibit 10.49 to SPI Pharmaceuticals, Inc.'s Amendment No. 2 to the Annual Report on Form 10-K for the year ended on December 31, 1992, which is incorporated herein by reference.

 10.9*     Agreement among ICN Pharmaceuticals, Inc., Viratek, Inc. and
           John Giordani, dated March 18, 1993 previously filed as
           Exhibit 10.3 to Registration Statement No. 33-84534 on Form
           S-4 dated September 28, 1994, which is incorporated herein by reference.

 10.10*    Agreement among ICN Pharmaceuticals, Inc., ICN Biomedicals,
           Inc., SPI Pharmaceuticals, Inc. and Bill MacDonald, dated
           March 18, 1993, previously filed as Exhibit 10.4 to
           Registration Statement No. 33-84534 on Form S-4 dated
           September 28, 1994, which is incorporated herein by reference.

 10.11*    Agreement among ICN Pharmaceuticals, Inc., SPI
           Pharmaceuticals, Inc. and Jack Sholl, dated March 18, 1993, previously filed as Exhibit 10.49 to SPI Pharmaceuticals, Inc.'s Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 1992, which is incorporated herein by reference.

 10.12* Agreement between ICN Pharmaceuticals, Inc. and Benjamin Lap dated April 1, 1999, previously filed as Exhibit 10.14 for the Registrant's Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference.

 10.13*    Agreement among ICN Pharmaceuticals, Inc., SPI
           Pharmaceuticals, Inc. and David Watt, dated March 18, 1993, previously filed as Exhibit 10.49 to SPI Pharmaceuticals, Inc.'s Amendment No. 2 to the Annual Report on Form 10-K for the year ended December 31, 1992, which is incorporated herein by reference.

 10.14*    Agreement among ICN Pharmaceuticals, Inc. and Richard A.
           Meier, dated December 31, 1998, previously filed as Exhibit
           10.16 to the Registrant's Form 10-K for the year ended
           December 31, 1998, which is incorporated herein by reference.

 10.15*    ICN Pharmaceuticals, Inc. 1992 Employee Incentive Stock
           Option Plan, previously filed as Exhibit 10.56 to ICN
           Pharmaceuticals, Inc.'s Form 10-K for the year ended
           December 31, 1992, which is incorporated herein by reference.

 10.16* ICN Pharmaceuticals, Inc. 1992 Non-Qualified Stock Plan, previously filed as Exhibit 10.57 to ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 1992, which is incorporated herein by reference.

 10.17* ICN Pharmaceuticals, Inc. 1994 Stock Option Plan, previously filed as Exhibit 10.30 to the Registrant's Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference.

 10.18* ICN Pharmaceuticals, Inc. 1998 Stock Option Plan, previously filed as Exhibit 10.20 to the Registrant's Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference.

 10.19*    Exclusive License and Supply Agreement between ICN
           Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
           28, 1995, previously filed as Exhibit 10 to ICN
           Pharmaceuticals, Inc.'s Amendment 3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which is incorporated herein by reference.

 10.20* Collateral Agreement between Milan Panic and the Registrant, dated August 14, 1996, previously filed as Exhibit 10.32 to ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference.

 10.21*    Form of Asset Purchase Agreement by and between Hoffman-La
           Roche Inc., a New Jersey corporation, and ICN
           Pharmaceuticals, Inc., a Delaware corporation, dated as of October 30, 1997, previously filed as Exhibit 10.1 to ICN
           Pharmaceuticals, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference.

EXHIBIT
NUMBER                             DESCRIPTION
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

 10.22*    Form of Asset Purchase Agreement by and between Roche
           Products Inc., a Panamanian corporation, and ICN
           Pharmaceuticals, Inc., a Delaware corporation, dated as of October 30, 1997, previously filed as Exhibit 10.2 to ICN
           Pharmaceuticals, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, which is incorporated herein by reference.

 10.23*    Form of Asset Purchase Agreement by and between Syntex
           (F.P.) Inc., a Delaware corporation, Syntex (U.S.A.), a
           Delaware corporation, and ICN Pharmaceuticals, Inc., a
           Delaware corporation, dated as of October 30, 1997, previously filed as Exhibit 10.3 to ICN Pharmaceuticals, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1997, which is incorporated herein by reference.

 10.24* Agreement for the Sale and Purchase of a Portfolio of Pharmaceutical, OTC and Consumer Healthcare Products between
           SmithKline Beecham plc and ICN Pharmaceuticals, Inc., previously filed as Exhibit 10.22 to ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 1997, which is incorporated herein by reference.

 10.25* Asset Purchase Agreement dated October 2, 1998, by and between F. Hoffman-LaRoche Ltd., and ICN Puerto Rico, Inc., previously filed as Exhibit 10.1 to ICN Pharmaceuticals, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998, which is incorporated herein by reference.

 10.26*    ICN Pharmaceuticals, Inc. Executive Long Term Incentive
           Plan, previously filed as Exhibit 10.1 to ICN
           Pharmaceuticals, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, which is incorporated herein by reference.

 10.27*    Amendment to Exclusive License and Supply Agreement between
           ICN Pharmaceuticals, Inc. and Schering-Plough Ltd., previously filed as Exhibit 10.32 to ICN Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

 10.28*    Amendment to Exclusive License and Supply Agreement between
           ICN Pharmaceuticals, Inc. and Schering-Plough Ltd., dated
           July 16, 1998, previously filed as Exhibit 10.33 to ICN
           Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

 10.29*    Agreement among Schering Corporation, ICN Pharmaceuticals,
           Inc. and Ribapharm Inc. dated as of November 14, 2000, previously filed as Exhibit 10.34 to ICN Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended
           December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

 10.30*    Amendment to the Employment Agreement between ICN
           Pharmaceuticals, Inc. and Richard A. Meier dated April 14,
           2000, previously filed as Exhibit 10.35 to ICN
           Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

 10.31*    Agreement between ICN Pharmaceuticals, Inc. and Johnson
           Yiu-Nam Lau, dated February 24, 2000, previously filed as
           Exhibit 10.36 to ICN Pharmaceutical, Inc.'s Annual Report on
           Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

 10.32* Agreement between ICN Pharmaceuticals, Inc. and James McCoy, dated July 14, 2000, previously filed as Exhibit 10.37 to ICN Pharmaceutical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

 10.33*    Agreement between ICN Pharmaceuticals, Inc. and Harry
           Roosje, dated September 15, 2000, previously filed as
           Exhibit 10.38 to ICN Pharmaceutical, Inc.'s Annual Report on
           Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, which is incorporated herein by reference.

 10.34*    Agreement between ICN Pharmaceuticals, Inc. and Clifford
           Saffron, dated January 18, 2001, previously filed as Exhibit
           10.39 to ICN Pharmaceutical, Inc.'s Annual Report on Form
           10-K for the year ended December 31, 2000, as amended by Form 10-K/A which is incorporated herein by reference.

 12.1**    Statement re computation of ratios

 15.1      Awareness letter of PricewaterhouseCoopers LLP regarding
           Unaudited Interim Financial Information

 21.1*     Subsidiaries of the Registrant

 23.1**    Consent of PricewaterhouseCoopers LLP

 23.2*     Consent of Proskauer Rose LLP (contained in opinion filed as
           Exhibit 5.1)

 23.3* Form of Consent of Proskauer Rose LLP (contained in the tax opinion filed as Exhibit 5.2)

 24.1*     Power of Attorney

 25.1*     Statement of eligibility of trustee

 99.1*     Form of Letter of Transmittal

 99.2*     Form of Notice of Guaranteed Delivery


---------------
*  Previously filed.

** Previously filed and filed herewith in revised form.